UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §.240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOCUSED

DISCIPLINED

DRIVEN

NOTICE OF 2016 ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

CHESAPEAKE ENERGY CORPORATION

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders:

In 2013, Chesapeake Energy began a transformation process to become a top-performing E&P company through our strategies of financial discipline and profitable and efficient growth. We have made significant progress operationally, financially and culturally - building a company based on value and competitive performance, despite the challenging commodity price environment.

While 2015 presented extremely difficult challenges for the entire energy industry, Chesapeake’s portfolio of diverse, high-quality unconventional assets and talented employees provided - and continues to provide - strength, stability and optionality to successfully combat the depressed commodity price environment. We remain dedicated and focused on improving the financial and long-term strength of the company through creative and innovative efficiencies, lowering costs and reducing debt.

In 2015, our improved capital efficiency enabled us to reduce our capital program, yet still increase production year over year by 8% (adjusted for asset sales). We invested approximately $3.6 billion - a reduction of 46% in our capital expenditures compared to 2014. We also generated significant savings in our controllable cash costs. We reduced general and administrative costs by 27%, or $87 million, and reduced production costs by 13%, or $162 million. In addition, we renegotiated gathering agreements in the Haynesville and Utica shales that significantly improved our per-unit gathering rates, drilling economics and operational efficiency. We expect to secure further improvements in our midstream gathering and transportation costs in 2016. We have already successfully renegotiated certain midstream agreements in the first quarter that will enhance our annualized EBITDA by approximately $50 million through lower transportation volume commitments and lower fees on pipelines in the Haynesville, Barnett and Eagle Ford shales.

We made significant progress towards debt reduction by reducing our total principal debt balances from approximately $11.8 billion at year-end 2014 to approximately $9.5 billion as of February 2016. We privately exchanged certain existing senior unsecured notes for new 8.00% senior second lien secured notes, reducing our debt by approximately $1.5 billion. We also took advantage of the significant discounts in debt security pricing and repurchased a portion of our debt in the open market. Since September 2015, we have exchanged or repurchased approximately $600 million of debt maturing in 2017. In aggregate, we have reduced our annual interest payments by approximately $34 million. We are continuing these efforts in 2016.

While we are pleased with our progress over the last few years, the Board of Directors and management team recognize that much work remains ahead. In 2016, we are focusing on: maximizing liquidity through reducing our capital budget; optimizing our portfolio through divestitures of assets; increasing our EBITDA by continuing to improve our gathering and transportation agreements and reducing our production and G&A expenses; and continuing to reduce our debt, focusing primarily on our 2017 and 2018 maturities. To further improve our near-term liquidity, we closed or signed approximately $700 million in asset divestitures in the first quarter of 2016 and we intend to pursue additional, non-core divestitures in the range of $500 million to $1 billion by the end of the year.

On behalf of the Board of Directors and the entire management team, we would like to thank you for your trust and investment as we continue the transformation of Chesapeake Energy into a top-performing E&P company. We remain committed and focused on creating long-term shareholder value, while demonstrating leadership in safety and environmental stewardship in all aspects of our business.

R. Brad Martin

Robert D. Lawler

R. Brad Martin

Chairman of the Board

Robert D. Lawler

President, Chief Executive Officer and Director

Notice of 2016 Annual Meeting of Shareholders

Friday, May 20, 2016

10:00 A.M. CENTRAL TIME 6100 NORTH WESTERN AVENUE

CHESAPEAKE ENERGY CORPORATION OKLAHOMA CITY, OKLAHOMA 73118

Dear Shareholders,

You are invited to attend Chesapeake Energy Corporation’s 2016 Annual Meeting of Shareholders for the following purposes:

1 To elect the director nominees named in the proxy statement;

2 To approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

3 To approve an amendment to our 2014 Long Term Incentive Plan;

4 To approve on an advisory basis our named executive officer compensation;

5 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

6 To consider two shareholder proposals, if properly presented at the meeting.

Shareholders will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If you plan to attend the meeting, you will need to obtain an admission ticket. Please follow the advance registration instructions under the caption “How can I attend the Annual Meeting? Do I need a ticket?” on Page 4. To enter the meeting, you must present the ticket along with photo identification.

If you are unable to attend the meeting, please view the live webcast from our website at www.chk.com/investors.

By Order of the Board of Directors,

James R. Webb

Executive Vice President – General Counsel and Corporate Secretary

April 8, 2016

Oklahoma City, Oklahoma

NOTICE OF ANNUAL MEETING i

Road Map of Voting Items

VOTING ITEM BOARD RECOMMENDATION

ITEM 1. Election of Directors (Page 11)

We are asking shareholders to vote on each director nominee to the Board named in the proxy statement. The Board and Nominating, Governance and Social Responsibility Committee believe that the director nominees have the qualifications, experience and skills necessary to represent shareholder interests through service on the Board. FOR

ITEM 2. Approval of Amendment to the Restated Certificate of Incorporation to Increase Authorized Common Stock (Page 21)

We are asking shareholders to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 1,000,000,000 to 1,500,000,000 shares. The Board believes that the proposed increase in authorized common stock is desirable to provide additional flexibility for potential business and financial transactions, as well as to have sufficient shares available to provide appropriate equity incentives for our executives, directors, employees and consultants. FOR

ITEM 3. Approval of Amendment to the 2014 Long Term Incentive Plan (Page 23)

We are asking shareholders to approve an amendment to the 2014 Long Term Incentive Plan, which the Board has adopted subject to shareholder approval, to enable the Company to continue making equity awards to executives, directors, employees and consultants. The proposed amendment would increase the number of shares of common stock issuable under the plan by 35,000,000 shares. The plan is an important part of our pay-for-performance philosophy as it allows the Company to award compensation that is tied to performance and aligned with the interests of its shareholders. The plan demonstrates a commitment to compensation best practices through the use of a “fungible” share reserve with no liberal share recycling provisions and no “single-trigger” equity acceleration upon a change in control. FOR

ITEM 4. Advisory Vote to Approve Named Executive Officer Compensation (Page 55)

The Company has designed its executive compensation program to attract and retain high-performing executives and align executive pay with Company performance and the long-term interests of its shareholders. The Company seeks a nonbinding advisory vote from its shareholders to approve the compensation of its named executive officers as described in this proxy statement. The Board values shareholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. FOR

ITEM 5. Ratification of Appointment of Independent Registered Public Accounting Firm (Page 57)

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers to serve as the independent auditor is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers. FOR

ITEMS 6 – 7. Shareholder Proposals (Pages 58 – 61) AGAINST

How to Vote

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 21, 2016. Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

INTERNET VIA COMPUTER INTERNET VIA TABLET OR SMARTPHONE TELEPHONE MAIL IN PERSON

Visit www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form. Scan the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form (may require free software). Dial toll-free (800) 690-6903 or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form. If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope. Request a ballot when you arrive and follow all of the instructions below under the caption, “How can I attend the Annual Meeting? Do I need a ticket?” on Page 4.

ii CHESAPEAKE ENERGY CORPORATION

GOVERNANCE HIGHLIGHTS

Chesapeake Board and Committee Members

R. Brad Martin Chairman of the Board

Archie W. Dunham Chairman Emeritus

Vincent J. Intrieri

Robert D. Lawler

John J. “Jack” Lipinski

Merrill A. “Pete” Miller, Jr.

Frederic M. Poses*

Kimberly K. Querrey

Thomas L. Ryan

Independent

Audit

Committee

Compensation

Committee

Finance

Committee

Nominating

Committee

indicates committee chair * Mr. Poses will retire on May 20, 2016, the date of the Annual Meeting.

TENURE

> 5 years

1

1 – 5 years 8

2015 MEETING ATTENDANCE PERCENTAGE

BOARD 99%

AUDIT 100%

COMPENSATION 100%

FINANCE 97%

NOMINATING 100%

0 5 10 15 20

# of meetings

GOVERNANCE HIGHLIGHTS iii

GOVERNANCE HIGHLIGHTS

Board Balance and Diversity

The Board seeks a mix of directors with the qualities that will achieve the ultimate goal of a well-rounded, diverse Board that thinks critically yet functions effectively by reaching informed decisions. The Nominating, Governance and Social Responsibility Committee’s charter was recently amended to ensure that diverse candidates are included in all director searches, taking into account race, gender, age, culture, thought leadership and geography. The Committee and the Board believe that a boardroom with a wide array of talents and perspectives leads to innovation, critical thinking and enhanced discussion. Additionally, the Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In April 2015, the Board demonstrated its commitment to diversity by appointing Kimberly Querrey as a director. The charts below illustrate the Board’s tenure, experience and qualifications.

EXPERIENCE

Public Company CEO

Energy Company Executive/Director

Corporate Governance

Government Public Policy

International

QUALIFICATIONS

Business Leadership

Financial Expertise

Risk Management

Technology

* Mr. Poses will retire on May 20, 2016, the date of the Annual Meeting.

Archie W. Dunham Vincent J. Intrieri Robert D. Lawler John J. “Jack” Lipinski R. Brad Martin Merrill A. “Pete” Miller, Jr.

Frederic M. Poses* Kimberly K. Querrey Thomas L. Ryan

Corporate Governance Snapshot

ADOPTION OF BEST PRACTICES

» Board declassification; annual election of all directors

» Majority voting in director elections

» Proxy access

» Simple majority voting rights; no supermajority voting requirements

» Active shareholder engagement program

BOARDROOM CULTURE

» Near perfect meeting attendance

» Robust discussion

» Disciplined decision making

» Challenged opinions

» Focus on company risks

» Difficult questions directed to management

» Practices for considering Board diversity

INDEPENDENCE

» Separate Chairman and CEO

» Eight independent directors

» All committees consist entirely of independent directors

» Executive sessions at nearly all Board and Committee meetings

» No perquisites for independent directors

iv CHESAPEAKE ENERGY CORPORATION

COMPENSATION HIGHLIGHTS

Compensation Program

At our 2015 Annual Meeting, approximately 85% of votes cast were in favor of our named executive officer compensation. Our 2015 executive compensation program is again designed to reinforce the link between the interests of our executive officers and our shareholders. A significant portion of our executive officers’ compensation opportunity is at-risk and directly aligned with the Company’s actual operational and financial performance, including total shareholder return, which has been materially impacted by the sharp decline in commodity prices.

ELEMENT PURPOSE KEY CHARACTERISTICS

Base Salary

Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry

Fixed compensation that is reviewed annually and adjusted if and when appropriate

Annual Incentive Plan (AIP) Award

Motivates executives to achieve our short-term business objectives that drive long-term performance

Annual cash award based on corporate performance compared to pre-established performance goals

Performance Share Unit (PSU) Award

Motivates executives to achieve our business objectives by tying incentives to long-term metrics

Variable, performance-based long-term award with pay-outs based on relative total shareholder return and operational goals

Restricted Stock Unit Award

Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when low commodity prices weigh on our stock price

Long-term restricted stock unit award with a ratable vesting period over three years; the ultimate value realized varies with our common stock price

Stock Option Award

Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interests of our executives and shareholders

Long-term option award with an exercise price equal to the fair market value on the date of grant and a ratable vesting period over three years; the ultimate value realized, if any, depends on the appreciation of our common stock price

Other Compensation

Provides benefits that promote employee health and work-life balance, which assists in attracting and retaining our executives

Indirect compensation element consisting of health and welfare plans and minimal perquisites

CEO 2015 TARGET TOTAL DIRECT COMPENSATION MIX* 87% of CEO 2015 target compensation is considered Variable/At-Risk 4% 9% 13% Performance Share Units 50% Stock Options 25% Time-Vested Restricted Stock Units 25% 74%

OTHER NEOs 2015 TARGET TOTAL DIRECT COMPENSATION MIX* 79% of other NEOs 2015 target compensation is considered Variable/At-Risk 6% 15% Long-Term Variable/ At-Risk Compensation Annual Variable/ At-Risk Compensation Performance Share Units 18% 50% Base Salary All Other Compensation Stock Time-Vested Options Restricted 25% Stock Units 61% 25%

* Reflects target annualized compensation as of the date of award, other than all other compensation, which is based on actual amounts reported in the Summary Compensation Table, and, with respect to the 2015 target annual incentive award, as reported in the Grants of Plan-Based Awards for 2015 table.

COMPENSATION HIGHLIGHTS v

COMPENSATION HIGHLIGHTS

Key Features of Our Compensation System

WHAT WE DO

Award annual incentive compensation and 50% of long-term compensation subject to achievement of objective, pre-established performance goals tied to financial, operational and strategic objectives

All equity awards under our 2014 Long Term Incentive Plan are subject to “double-trigger” vesting provisions

Apply enhanced stock ownership guidelines

Maintain a clawback policy to recapture unearned incentive payments

Use a representative and relevant peer group

Use an independent compensation consultant

WHAT WE DON’T DO

x No tax gross ups for executive officers

x No cash payments upon death or disability

x No “single-trigger” change-of-control cash payments

x No repricing of underwater stock options

x No hedging or pledging of company stock by executive officers or directors

x No excessive perquisites

Core Values

At Chesapeake our core values serve as the foundation for all of our activities and provide the lens through which we evaluate every decision we make. We believe that by living our core values we are building a stronger, more prosperous Chesapeake for all of our stakeholders. Our core values are:

INTEGRITY AND TRUST

» Be truthful and ethical

» Acknowledge errors and hold ourselves accountable

» Do what we say we will do

RESPECT

» Value the opinions of our stakeholders

» Promote diversity of thoughts and ideas

» Protect our employees, stakeholders and the environment

TRANSPARENCY AND OPEN COMMUNICATION

» Be clear in our business strategies

» Share best practices

COMMERCIAL FOCUS

» Be investment advisors

» Be stewards of corporate resources and the environment

» Take prudent risks, employing innovative ideas and technology

CHANGE LEADERSHIP

» Elevate innovative solutions

» Pursue continuous development and improvement

» Seek to deliver more than what is expected

vi CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

Proxy Statement

Q&A ABOUT THE ANNUAL MEETING

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” or “Chesapeake” as used in this Proxy Statement refer to Chesapeake Energy Corporation.

When and where is the Annual Meeting?

The 2016 annual meeting of shareholders (the “Annual Meeting”) will be held at the Company’s headquarters, 6100 N. Western Avenue, Oklahoma City, Oklahoma 73118, on Friday, May 20, 2016, at 10:00 a.m. Central Time.

Who is entitled to vote?

You may vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of Chesapeake common stock as of the close of business on Monday, March 21, 2016, the record date for the Annual Meeting. Each share of Chesapeake common stock is entitled to one vote at the Annual Meeting, except for unvested shares of restricted stock issued prior to January 1, 2013 to our directors, officers, employees and consultants, which do not have voting rights. On the record date, there were 680,570,037 shares of common stock issued and outstanding and 680,282,724 shares of common stock entitled to vote at the Annual Meeting. There are no cumulative voting rights associated with Chesapeake common stock.

Who is soliciting my vote?

Our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. We made our proxy solicitation materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting.

What is included in the proxy materials for the Annual Meeting?

The proxy materials for the Annual Meeting include:

•	The Notice of 2016 Annual Meeting of Shareholders;

•	This Proxy Statement; and

•	Our 2015 Annual Report to shareholders (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. These materials are expected to be first sent or made available to shareholders on or about April 8, 2016.

What proposals will be voted on at the Annual Meeting and how does the Board recommend that I vote?

Proposal	Board Vote Recommendation

Proposal 1: Election of Directors Named in this Proxy Statement	FOR EACH DIRECTOR NOMINEE

Management Proposals
Proposal 2: Amendment to the Restated Certificate of Incorporation to Increase Authorized Common Stock from 1.0 Billion to 1.5 Billion Shares	FOR
Proposal 3: Amendment to the 2014 Long Term Incentive Plan	FOR
Proposal 4: Advisory Vote to Approve Named Executive Officer Compensation	FOR
Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Shareholder Proposals
Proposal 6: Policy on Using Reserve and Production Metrics to Determine Incentive Compensation	AGAINST
Proposal 7: Report on Lobbying Expenditures	AGAINST

Will any other business be conducted at the Annual Meeting?

We are not aware of any other proposals that will be submitted to shareholders at the Annual Meeting. If any other matters properly come before shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Q&A ABOUT THE ANNUAL MEETING	1

How many votes must be present to hold the Annual Meeting?

A majority of the shares of the common stock entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum and to transact business. Your shares will be counted as “present” at the Annual Meeting if you properly return a proxy by the

Internet, telephone or mail, or if you attend the meeting in person. This is referred to as a quorum. Abstentions and broker non-votes, as described below, will be counted as present for purposes of establishing a quorum at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we use the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. All shareholders will be able to access the proxy materials online or to request a printed set of the proxy materials at www.proxyvote.com. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and the cost associated with the physical printing and mailing of materials.

How can I access the proxy materials electronically?

The Notice provides you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will reduce the impact of our annual meetings on the environment and will save the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a “beneficial owner” of shares held in “street name,” and a Notice of the Annual Meeting was mailed to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

How do I vote?

There are five ways to vote:

Internet via Computer Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Internet via Tablet or Smartphone Scan the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Telephone Dial toll-free (800) 690-6903 or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Mail If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	In Person Request a ballot when you arrive and follow all of the instructions below under the caption “How can I attend the Annual Meeting and do I need a ticket?”

If I vote by Internet or telephone and received a proxy card in the mail, do I need to return my proxy card?

No.

2	CHESAPEAKE ENERGY CORPORATION

If I vote by Internet, telephone or mail, may I still attend the Annual Meeting?

Yes.

How do I vote if I hold my stock through Chesapeake’s employee benefit plans?

If you are a Chesapeake employee and you participate in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, or the 401(k) Plan, you may receive a proxy via email so that you may instruct the trustee of the 401(k) Plan how to vote your 401(k) Plan shares. If you are also a shareholder of record, you may receive one proxy for both your directly held and 401(k) Plan shares which will allow you to vote those shares as one block. Please note, however, that since you only vote one time for all shares you own directly and in the 401(k) Plan, your vote on each voting item will be identical across all of those shares. To allow sufficient time for the trustee to vote the 401(k) Plan shares, your voting instructions must be received by 10:59 p.m. Central Time on May 18, 2016. If you do not vote your proxy, the trustee will vote the 401(k) Plan shares credited to your 401(k) Plan account in the same proportion as the 401(k) Plan shares of other participants for which the trustee has received proper voting instructions.

What happens if I return a proxy but do not give specific voting instructions? What are “broker non-votes”?

Shareholder of Record. If you are a shareholder of record, and you sign and return a proxy card without giving specific voting instructions, then the persons named as proxies, R. Brad Martin, Robert D. Lawler and James R. Webb, will vote your shares in the manner recommended by the Board on all matters presented in the Proxy Statement and as the proxy holders may determine in their discretion as to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name (“Broker Non-Votes”). If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable New York Stock Exchange, or NYSE, rules, the organization that holds your shares may generally vote on “routine” matters, but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What “routine” and “non-routine” matters will be voted on at the Annual Meeting?

Routine Matters. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016 (Proposal No. 5) is the only routine matter to be presented at the Annual Meeting on which brokers or other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Therefore, no broker non-votes are expected in connection with Proposal No. 5.

Non-Routine Matters. Each of the other proposals, including the election of directors (Proposal No. 1), amendment to our Restated Certificate of

Incorporation (Proposal No. 2), amendment to our 2014 Long Term Incentive Plan (Proposal No. 3), the advisory resolution approving our named executive officer compensation (Proposal No. 4), and each of the shareholder proposals (Proposal Nos. 6-7), are considered non-routine matters under applicable NYSE rules. A broker or other nominee cannot vote on non-routine matters without instructions, and therefore broker non-votes may exist in connection with Proposal Nos. 1-4 and Proposal Nos. 6-7.

How many votes are required to approve each of the proposals and how are abstentions and broker non-votes counted?

Election of Directors: Under our Bylaws, we have implemented a majority-vote policy for the election of directors. If a non-incumbent director nominee receives a greater number of votes cast “against” that nominee’s election than “for” that nominee’s election, the nominee will not be elected a director. In addition, if the number of votes cast “against” an incumbent director’s election exceeds the number of votes cast “for” such director, the incumbent nominee must promptly comply with the resignation procedures outlined in our Corporate Governance Principles. For this purpose, abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the director.

Amendment to Restated Certificate of Incorporation to Increase Authorized Common Stock: The approval of the proposed amendment to our Restated Certificate of Incorporation to increase the authorized common stock from 1,000,000,000 shares to 1,500,000,000 shares requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, voting in person or by proxy. For this purpose, abstentions and broker non-votes have the same effect as a vote cast “against” the proposal.

Amendment to 2014 Long Term Incentive Plan to Increase Common Stock Authorized for Issuance: The approval of the proposed amendment to our 2014 Long Term Incentive Plan to increase the number of shares of common stock issuable thereunder requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter. For this purpose, abstentions have the same effect as a vote cast “against” the proposal, and broker non-votes will have no effect on the outcome of the voting.

Advisory Vote to Approve Named Executive Officer Compensation: The approval of our named executive officer compensation in an advisory manner requires the affirmative vote of a plurality of the votes cast, in person or by proxy. For this purpose, abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the proposal.

Ratification of Appointment of Independent Registered Public Accounting Firm: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a plurality of the votes cast, in person or by proxy. For this purpose,

Q&A ABOUT THE ANNUAL MEETING	3

abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the proposal.

Shareholder Proposals: The approval of shareholder proposals, if presented, requires the affirmative vote of a plurality of the votes cast, in person or by proxy. For this purpose, abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the proposals.

What is the effect of an advisory vote?

Because your vote with respect to approval of our named executive officer compensation is advisory, it will not be binding upon the Board or the Compensation Committee. However, our Board and Compensation

Committee will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers.

How can I attend the Annual Meeting? Do I need a ticket?

If you plan to attend the meeting, you must be a shareholder on the record date and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. You can print your own tickets and bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or Notice). If you are unable to print your tickets, please call us at 1-405-935-6100 for assistance.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than Wednesday, May 18, 2016. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. If you are unable to attend the meeting, you can still listen to the meeting, which will be webcast and available on our Investor Relations website at www.chk.com/investors.

On the day of the meeting, you will be required to present a valid picture identification such as a driver’s license or passport with your admission ticket and you may be denied admission if you do not. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check point before being granted access to the meeting.

You can obtain directions to the meeting by visiting www.chk.com/investors/annual-meeting, or by calling us at 1-405-935-6100.

4	CHESAPEAKE ENERGY CORPORATION

Do we have a policy about directors’ attendance at the Annual Meeting?

Yes. Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting. All of the persons who were serving as directors at the time and one new director nominee attended the 2015 annual meeting of shareholders.

Can I change my vote or revoke my proxy?

Yes. You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or a new voter instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at 6100 N. Western Avenue, Oklahoma City, Oklahoma 73118 prior to the Annual Meeting.

Who will serve as the inspector of election and count the votes?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election and count the votes.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except: (i) as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company; (ii) to allow for the tabulation and certification of votes; and (iii) to facilitate a successful proxy solicitation. If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to our management and the Board for review.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We expect to report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Who is paying for this proxy solicitation?

We are paying all proxy solicitation costs. We have retained Alliance Advisors to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Annual Meeting. We anticipate paying Alliance Advisors a fee of $20,000, plus expenses.

We must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;
•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners voting instructions.

In addition to solicitations by mail, the proxy solicitor and certain of our directors, officers and employees may solicit proxies by mail, by telephone, by electronic communication or in person. Those persons will receive no additional compensation for any solicitation activities.

Why did my household receive a single set of proxy materials? How can I request an additional copy of the proxy materials and Annual Report?

SEC rules permit us to send a single Notice, Proxy Statement and Annual Report to shareholders who share the same last name and address. This procedure is called “householding” and benefits both you and us, as it eliminates duplicate mailings and allows us to reduce printing and mailing costs and the environmental impact of our annual meetings.

If you are a “shareholder of record” and would like to receive a separate copy of a Proxy Statement or Annual Report, either now or in the future, or if you are currently receiving multiple copies of the Notice or proxy materials and would like to request householding, please contact us: (i) by email at investorinfo@chk.com; (ii) by telephone at (405) 935-6100 or (iii) in writing to the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma 73154.

If you are a “beneficial owner of shares held in street name” and would like additional copies of the Notice, Proxy Statement or Annual Report, or if you are currently receiving multiple copies of the Notice or proxy materials and would like to request householding, please contact your bank, broker or other intermediary.

Alternatively, all shareholders can access our Proxy Statement, Annual Report on Form 10-K and other SEC filings on our investor website at www.chk.com/investors/sec-filings or on the SEC’s website at www.sec.gov.

Q&A ABOUT THE ANNUAL MEETING	5

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles, which include information regarding the Board’s role and responsibilities, director qualifications and determination of director independence and other guidelines, and charters for each of the Board committees. The Board has also adopted a Code of Business Conduct applicable to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. These documents, along with our Restated Certificate of Incorporation and Bylaws, provide the framework for the functioning of the Board. The Corporate Governance

Principles and the Code of Business Conduct are available on our website at http://www.chk.com/responsibility/governance. All committee charters are available on our website at http://www.chk.com/about/board-of-directors. Waivers of provisions of the Code of Business Conduct, if any, as to any director or executive officer are required to be evaluated by the Audit Committee or the Board and amendments to the Code of Business Conduct must be approved by the Board; we intend to post any such waivers from, or changes to, the Code of Business Conduct on our website within four business days of such approval.

Board of Directors

The Board is elected by the shareholders to oversee their interest in the long-term health and the overall success of our business and its financial strength. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

The Board is led by R. Brad Martin, the independent, non-executive Chairman, and is comprised of eight independent members (including

Mr. Martin) and the Company’s Chief Executive Officer, or CEO. The directors are skilled and experienced leaders in business, education, government and public policy. They currently serve or have served as chief executives and members of senior management of Fortune 1000 companies, investment banking firms and private for-profit and nonprofit organizations and are well-equipped to promote our long-term success and to provide effective oversight of, and advice and counsel to, the CEO and other members of senior management.

Board Culture and Focus

The Board has established a boardroom culture that results in informed decisions through meaningful and robust discussion, where views are readily challenged based on each director’s diverse background and opinions. The directors are expected to, and do, ask hard questions of management. Each member of the Board is committed to maximizing shareholder value and promoting shareholder interests. The Board’s key areas of focus are on our strategy and vision, enhancing financial and management oversight, Board accountability and risk management. The Board has demonstrated its focus through the following actions: (i) development of a corporate strategy focused on financial discipline, operating efficiencies and debt reduction efforts, particularly in light of depressed commodity prices; (ii) approval and execution of proposals to implement leading corporate governance practices related to Board accountability, including Board declassification, proxy access and removal of supermajority voting provisions; (iii) development of an executive compensation program that appropriately ties executive pay to Company performance (see “Executive Compensation—Compensation Discussion and Analysis”); (iv) hiring of a Chief Compliance Officer who reports to the Chairman of the Audit Committee; and (v) full Board review and evaluation of significant Company risks at each regular meeting, including commodity price and environmental, health and safety risks (see “—Board Oversight of Risk Management”).

6	CHESAPEAKE ENERGY CORPORATION

Board Leadership Structure and Oversight

We separated the Chairman and CEO roles in 2012 and the Board appointed Archie Dunham as its independent, non-executive Chairman. Mr. Dunham served as Chairman from 2012 through October 2015 and presently serves Chairman Emeritus. The Board appointed Mr. Martin as Chairman in October 2015. The Chairman presides at all meetings of the Board, as well as executive sessions of non-employee directors and, in consultation with the CEO, non-employee directors and management, establishes the agenda for each Board meeting. The Board has also delegated certain matters to its four committees, each of which is chaired by an independent director. The Board believes that this leadership structure provides an effective governance framework at this time.

The chart and disclosure below explain the purpose of each level of hierarchy in our leadership structure and provide additional detail on composition, meetings and activities of the Board. More detail with regard to the composition, meetings and activities of each of the committees can be found below under “—Board Committees.”

Outside of formal Board and committee meetings, management frequently discusses matters with directors on an informal basis. Non-employee directors meet in executive sessions, without management, at each regularly scheduled Board meeting. Mr. Martin presides over all executive sessions.

Each director attended, either in person or by telephone conference, at least 75% of the Board and committee meetings held while serving as a director or committee member in 2015. We expect all serving directors to attend annual meetings of shareholders. All directors serving at the time attended the 2015 annual meeting.

CORPORATE GOVERNANCE	7

Board Committees

The Board currently has four standing committees: an Audit Committee, a Finance Committee, a Compensation Committee and a Nominating, Governance and Social Responsibility Committee, or Nominating Committee. Each committee has a charter which can be found on our website at http://www.chk.com/about/board-of-directors. A biographical overview of the members of our committees can be found under “—Director Nominees.”

AUDIT COMMITTEE	Members: 3 Independent: 3 Audit Committee Financial Experts: 2 2015 Meetings: 8

Chairman: Thomas L. Ryan† Members: John J. Lipinski† Kimberly K. Querrey † Audit Committee Financial Expert

Responsibilities and Significant 2015 Events:

•Oversee the integrity of the Company’s financial statements and financial disclosure

• Oversee the Company’s compliance with legal and regulatory requirements

•Oversee the Company’s internal audit function

• Oversee the Company’s Chief Compliance Officer, who reports directly to the Audit Committee

•Appoint and oversee the independent registered public accounting firm

• Oversee the Company’s enterprise risk management program

•Oversee the employee and vendor hotline for anonymous reporting of questionable activity

• Pursuant to the Company’s policies, monitor, review and, when required, approve/ratify transactions with related parties

• Oversee high volume of legal matters and regulatory inquiries

FINANCE COMMITTEE	Members: 5 Independent: 5 2015 Meetings: 13

Chairman: Vincent J. Intrieri Members: R. Brad Martin Frederic M. Poses† Kimberly K. Querrey Thomas L. Ryan

Responsibilities and Significant 2015 Events:

•Oversee annual budget process and worked closely with management to develop the 2016 budget

• Oversee the Company’s financing strategy, financial policies and financial condition

•Oversee and evaluate opportunities to reduce debt and improve liquidity, including the issuance of second lien notes in exchange for outstanding senior notes, repurchase of outstanding senior notes and asset sales

•Oversee the Company’s financial risk assessment program, including capital expenditure levels, commodity hedging program and debt repurchase opportunities

•Oversee policies and procedures related to commodity hedging program

• Oversee strategic transactions, including potential divestitures of assets and acquisitions

 † Mr. Poses will retire from the Board on May 20, 2016

8	CHESAPEAKE ENERGY CORPORATION

COMPENSATION COMMITTEE	Members: 3 Independent: 3 2015 Meetings: 5

Chairman: Merrill A. (“Pete”) Miller, Jr. Members: Archie W. Dunham John J. Lipinski

Responsibilities and Significant 2015 Events:

• Establish compensation policies that effectively attract, retain and motivate executive officers

•  Establish goals and objectives relevant to CEO compensation, evaluate CEO performance and set CEO compensation levels

•  Evaluate and recommend to the Board compensation of directors

• Evaluate and approve compensation of named executive officers

•  Negotiate employment agreements for the Company’s executive officers, with compensation levels near the median of our peer group

•  Oversee and administer the Company’s compensation plans

• Implemented Annual Incentive Plan based on the Company’s performance relative to six pre-established, objective operational and financial goals, thereby aligning compensation with corporate performance goals

• Establish and monitor compliance with stock ownership guidelines

NOMINATING COMMITTEE	Members: 4 Independent: 4 2015 Meetings: 4

Chairman: R. Brad Martin Members: Archie W. Dunham Vincent J. Intrieri Frederic M. Poses†

Responsibilities and Significant 2015 Events:

• Establish criteria for Board and committee membership with selection of new directors and periodic realignment of committee membership

•  Evaluate and recommend nominees for Board service

• Periodically assess and advise the Board on sufficiency of the size and diversity of the Board

•  Successfully enhanced director diversity by recruiting a highly regarded director, Kimberly K. Querrey, to the Board in April 2015

•  Oversee compliance with, and periodically evaluate, the Company’s Corporate Governance Principles

•  Oversee shareholder engagement program whereby the Company engages nearly 60% of its shareholder base on various topics

•  Evaluate and make recommendations to the Board on corporate governance matters

• Oversee implementation of “best practice” corporate governance initiatives, including declassification of Board, proxy access and elimination of supermajority voting requirements

• Monitor the Company’s charitable contributions, political spending and lobbying activities

•  Oversee policies, programs and practices with regard to corporate social responsibility, including the Company’s fourth corporate responsibility report

† Mr. Poses will retire from the Board on May 20, 2016

Board Independence

The Board, through its Nominating Committee, evaluates the independence of each director in accordance with the NYSE corporate governance standards. The Committee has considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his or her immediate family. Based on this review, the Committee affirmatively determined that all currently serving directors, other than the CEO, are independent.

In assessing director independence, the Committee considered the business the Company conducted in 2013, 2014, 2015 and the 2016 first quarter with the companies below that had affiliations with our directors. The Committee determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of any of the independent directors.

Director	Organization	Relationship	Transactions	Size for Each of Last Three Years
Mr. Dunham	Union Pacific Corporation	Director	Sales to CHK	<1% of Union Pacific revenues
	DeutscheBank Trust Company Americas (DTCA)	Advisory Board Member	Sales to CHK	<1% of DTCA revenues
Mr. Intrieri	Hertz Global Holdings, Inc. (HTZ)	Director	Sales to CHK	<1% of HTZ revenues
Mr. Lipinski	CVR Energy, Inc.	President and CEO	Buy/Sell transactions	<1% of CVR revenues
Mr. Miller	Now Inc. (DNOW)	Executive Chairman	Sales to CHK	1.4% of DNOW revenues
Mr. Martin	FedEx Corporation	Director	Sales to CHK	<1% of FedEX revenues
	Pilot Travel Centers LLC	Member of Board of Managers	Sales to CHK	<1% of Pilot revenues

CORPORATE GOVERNANCE	9

Board Oversight of Risk Management

The Board has primary responsibility for risk oversight. The Board believes it is appropriate for the full Board to determine the Company’s risk profile and risk tolerance for significant risks, such as risks related to commodity price fluctuations and environmental, health and safety matters. This allows the full Board to analyze the Company’s material risks and influence the Company’s business strategies in light of such risks. Certain matters related to risks inherent in their respective areas of oversight are delegated to the various Board committees, with each committee reporting to the Board at each regular Board meeting. The Audit Committee, in addition to overseeing the integrity of our financial statements and compliance with legal and regulatory requirements and risks related thereto, is primarily responsible for overseeing the Company’s enterprise risk management process, which oversight includes meetings with management, internal audit and independent auditors that focus on risks facing the Company, as well as monitoring the employee and vendor hotline for anonymous reporting of questionable activity. The Finance Committee oversees corporate financial strategies and risks, including the annual budget, strategic transactions, debt repurchase programs and policies and procedures related to our commodity hedging program. The Compensation Committee oversees risks related to our compensation programs and management retention and development. The Nominating Committee oversees risks related to Board composition and the Company’s leadership structure, corporate governance and corporate social responsibility risks. A number of other processes at the Board level support our risk management efforts, including Board reviews of our long-term strategic plans, capital budget and certain capital projects, hedging policy and strategy, succession planning, significant acquisitions and divestitures and capital markets transactions, together with oversight of management in carrying out their risk management responsibilities.

Fostering a culture of risk management is a Company priority. Management evaluates the enterprise risk process across the Company on a regular basis to ensure consistency of risk consideration in making business decisions. Internal risk committees, comprised of senior management and subject matter experts, have been formed and are meeting regularly to review and assess the Company’s risk management processes and discuss significant risk exposures.

Communications to the Board

Shareholders and other interested parties may communicate with the Board, either individually or as a group (including only independent directors), through one of the processes outlined on the Company’s website at http://www.chk.com/about/board-of-directors.

Director Criteria, Qualifications and Experience

The Nominating Committee periodically assesses the skills and experience needed for the Board to properly oversee the business and affairs of the Company. The Nominating Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. The Nominating Committee looks for its current and potential directors collectively to have a diverse mix of skills, qualifications and experience, some of which are described below:

•business leadership	•government/public policy
•corporate governance	•international
•energy exploration and production	•legal
•energy services	•risk management
•financial expertise	•technology

The Nominating Committee seeks a mix of directors with the qualities that will achieve the ultimate goal of a well-rounded, diverse Board that thinks critically yet functions effectively by reaching informed decisions. Pursuant to its charter, the Nominating Committee ensures that diverse candidates are included in all director searches, taking into account race, gender, age, culture, thought leadership and geography. The Nominating

Committee and the Board believe that a boardroom with a wide array of talents and perspectives leads to innovation, critical thinking and enhanced discussion. Additionally, the Nominating Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company.

In evaluating director candidates and considering incumbent directors for nomination to the Board, the Nominating Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees. Along with each director’s biography, we have included below an assessment of the skills and experience of such director. The Committee has used third-party consultants to assist in identifying potential director nominees. The Committee considers and, in the past, has nominated appropriate candidates recommended by shareholders. Please read “Shareholder Proposals–Submitting Shareholder Proposals.”

The Company’s Restated Certificate of Incorporation sets the maximum number of directors at ten. Louis A. Raspino resigned on March 10, 2016 and Frederic M. Poses will retire on May 20, 2016, the date of the Annual Meeting. The Nominating Committee plans to consider nominees to fill the vacancies based on the established criteria for persons to be nominated.

10	CHESAPEAKE ENERGY CORPORATION

Proposal 1:	Election of Directors

Our Restated Certificate of Incorporation and Bylaws currently provide for up to ten directors, each serving a one-year term, each to hold office until a successor is elected and qualified or until the director’s earlier resignation or removal. Pursuant to provisions of the Company’s Restated Certificate of Incorporation and Bylaws, the Board has fixed the maximum number of directors at ten, subject to the right of our preferred stockholders to nominate and elect two additional directors at the next regular or special meeting of the Company’s shareholders after the Company fails to pay dividends on its outstanding preferred stock with respect to six or more quarterly periods (whether or not consecutive). As of the record date, the Company has suspended the payment of dividends on its outstanding preferred stock with respect to one quarterly period.

The Company’s Bylaws provide that, if any incumbent director or any non-incumbent nominee receives a greater number of votes cast against his or her election than in favor of his or her election, or a Majority Against Vote (as defined in the Bylaws), the non-incumbent nominee will not be elected as a director, and the incumbent director will, following the certification of the shareholder vote by the inspector of elections, promptly comply with the resignation procedures established under the Company’s Corporate Governance Principles.

The Board has nominated the following individuals to be elected as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified. At the Annual Meeting, proxies can be voted only with respect to the nine nominees named in this Proxy Statement. As previously reported, Louis A. Raspino resigned from the Board effective as of March 10, 2016 and Frederic M. Poses will retire on May 20, 2016, the date of the Annual Meeting. The Nominating Committee and the Board plan to consider nominees to fill the vacancies based on the established criteria for persons to be nominated. With respect to any vacancies created by a director’s resignation or inability to serve, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s nine nominees.

Director Nominees

R. Brad Martin

Independent Director Nominee

Age: 64

Chairman since: October 2015

Director since: 2012

Board Committees: Nominating (Chair), Finance

Other current public directorships: FedEx Corporation and First Horizon National Corporation

R. Brad Martin has served as non-executive Chairman of the Board of Directors since October 2015 and as a member of our Board of Directors since June 2012. Mr. Martin is the Chairman of RBM Venture Company, a private investment company, and served as interim president of the University of Memphis from July 2013 to July 2014. He served as Chairman and Chief Executive Officer of Saks Incorporated (NYSE:SKS) from 1989 to 2006, and remained Chairman until his retirement in 2007. Mr. Martin currently serves as a director of FedEx Corporation (NYSE:FDX) and First Horizon National Corporation (NYSE:FHN). He was previously a director of Dillard’s Inc. (NYSE:DDS), Caesars Entertainment Corporation (NASDAQ:CZR) (formerly Harrah’s Entertainment, Inc.), lululemon athletica inc. (NASDAQ:LULU), Gaylord Entertainment Company (now Ryman Hospitality Properties, Inc. (NYSE:RHP)) and Ruby Tuesday, Inc. (NYSE:RT). The Board believes Mr. Martin’s experience as Chief Executive Officer of a publicly traded company for nearly 20 years and service on multiple public company boards qualifies him to serve on the Board.

Archie W. Dunham

Independent Director Nominee

Age: 77

Director since: 2012

Board Committees: Compensation, Nominating

Other current public directorships: None

Archie W. Dunham has been the non-executive Chairman Emeritus of our Board of Directors since October 2015 and previously served as non-executive Chairman from June 2012 through October 2015 and as a member of the Company’s three-person Office of the Chairman from March 2013 to June 2013. Mr. Dunham served as Chairman of ConocoPhillips (NYSE:COP) from 2002 until his retirement in 2004. Prior to that, he served as Chairman, President and Chief Executive Officer of Conoco Inc. from 1999 to 2002, after being elected President and Chief Executive Officer in 1996. Mr. Dunham was a director of Phelps Dodge Corporation from 1998 to 2007, Pride International, Inc. from 2005 to 2011, Louisiana-Pacific Corporation (NYSE:LPX) from 1996 until May 2014 and Union Pacific Corporation (NYSE:UNP) from 2000 until May 2014. Mr. Dunham is currently a member of Deutsche Bank Trust Company Americas’

CORPORATE GOVERNANCE	11

Advisory Board and is the past Chairman of the National Association of Manufacturers, the United States Energy Association and the National Petroleum Council. The Board believes Mr. Dunham’s experience as Chief Executive Officer of Conoco Inc. and Chairman of ConocoPhillips, in addition to his past service on multiple public company boards, qualifies him to serve on the Board.

Vincent J. Intrieri

Independent Director Nominee

Age: 59

Director since: 2012

Board Committees: Finance (Chair), Nominating

Other current public directorships: Navistar International Corporation, Transocean Ltd. and Hertz Global Holdings, Inc.

Vincent J. Intrieri has been a member of our Board of Directors since June 2012. Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of Hertz Global Holdings, Inc. (NYSE:HTZ), a car rental company, since September 2014; Transocean Ltd. (NYSE:RIG), a provider of offshore contract drilling services for oil and gas wells, since May 2014; and Navistar International Corporation (NYSE:NAV), a truck and engine manufacturer, since October 2012. Mr. Intrieri was previously a director of CVR Refining, LP (NYSE:CVRR), an independent downstream energy limited partnership, from September 2012 to September 2014; a director of Forest Laboratories, Inc. (NYSE:FRX), a supplier of pharmaceutical products, from June 2013 to June 2014; a director of CVR Energy, Inc. (NYSE:CVI), a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; a director of Federal-Mogul Holdings Corporation (NYSE:FDML), a supplier of automotive powertrain and safety components, from December 2007 to June 2013; a director of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from July 2006 to September 2012; Senior Vice President of Icahn Enterprises L.P. from October 2011 to September 2012; a director of Dynegy Inc. (NYSE:DYN), a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; Chairman of the Board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc. (NYSE:MSI), a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc. (NASDAQ:AEII), a railcar manufacturing company, from August 2005 until March 2011, and Senior Vice President, Treasurer and Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; and Chairman of the Board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 to March 2011. Ferrous Resources Limited, CVR Refining, CVR Energy, Federal–Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home and Viskase Companies each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non–controlling interests in Hertz, Transocean, Forest Laboratories, Navistar, Chesapeake, Dynegy and Motorola Solutions through the ownership of securities. Mr. Intrieri was a certified public accountant. The Board believes Mr. Intrieri’s vast executive experience and service on multiple public company boards qualifies him to serve on the Board.

Robert D. (“Doug”) Lawler

Director Nominee

Age: 49

Director since: 2013

Board Committees: None

Other current public directorships: None

Robert D. (“Doug”) Lawler has been a member of our Board of Directors and served as President and Chief Executive Officer since June 2013. Before joining Chesapeake, Mr. Lawler served in multiple engineering and leadership positions at Anadarko Petroleum Corporation (NYSE:APC). His positions at Anadarko included Senior Vice President, International and Deepwater Operations and member of Anadarko’s Executive Committee from July 2012 to May 2013; Vice President, International Operations from December 2011 to July 2012; Vice President, Operations for the Southern and Appalachia Region from March 2009 to July 2012; and Vice President, Corporate Planning from August 2008 to March 2009. Mr. Lawler began his career with Kerr-McGee Corporation in 1988 and joined Anadarko following its acquisition of Kerr-McGee in 2006. With over 25 years of experience in the oil and gas industry, including serving as Chief Executive Officer of the Company and in various leadership positions at Anadarko, the Board believes Mr. Lawler is well qualified to serve on the Board.

12	CHESAPEAKE ENERGY CORPORATION

John J. (“Jack”) Lipinski

Independent Director Nominee

Age: 65

Director since: 2014

Board Committees: Audit, Compensation

Other current public directorships: CVR Energy, Inc., CVR Partners, LP and CVR Refining, LP

John J. (“Jack”) Lipinski has been a member of our Board of Directors since June 2014. Mr. Lipinski has served as Chief Executive Officer, President and a member of the Board of Directors of CVR Energy, Inc. (NYSE:CVI) since September 2006 and served as Chairman of the Board of CVI from October 2007 until May 2012. In addition, Mr. Lipinski has served as Executive Chairman of CVR GP, LLC, the general partner of CVR Partners, LP (NYSE:UAN), since June 2011 and has been a director of CVR GP, LLC since October 2007. He served as Chief Executive Officer and President of CVR GP, LLC until May 2014 and previously served in such role from October 2007 to June 2011. In addition, Mr. Lipinski has served as the Chief Executive Officer, President, and a member of the Board of the general partner of CVR Refining, LP (NYSE:CVRR) since its inception in September 2012. With more than 40 years of experience in the energy industry, including serving as Chief Executive Officer and a director of the CVR entities, the Board believes Mr. Lipinski is well qualified to serve on the Board.

Merrill A. (“Pete”) Miller, Jr.

Independent Director Nominee

Age: 65

Director since: 2007

Board Committees: Compensation (Chair)

Other current public directorships: NOW Inc. and Transocean Ltd.

Merrill A. (“Pete”) Miller, Jr. has been a member of our Board of Directors since 2007 and was our Lead Independent Director from March 2010 to June 2012. Mr. Miller is Executive Chairman of NOW Inc. (NYSE:DNOW), an international distributor of energy and industrial products, since May 2014. Previously, he served as President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry, from 2001 to 2014 and as Chairman and Chief Executive Officer of NOV from 2002 to 2014. Mr. Miller joined NOV in 1996 as Vice President of Marketing, Drilling Systems and was promoted in 1997 to President of the company’s products and technology group. He was named President and Chief Operating Officer in 2000, elected President and Chief Executive Officer in 2001 and also elected Chairman of the Board in 2002. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent 15 years at Helmerich & Payne International Drilling Company (NYSE:HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller serves as Vice Chairman of the Board of Directors of Transocean Ltd. (NYSE:RIG), a provider of offshore contract drilling services for oil and gas wells. He also serves on the Board of Directors of the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council. The Board believes Mr. Miller’s more than 30 years of management and executive experience in the energy industry and service in multiple leadership positions for DNOW, NOV, RIG and other companies qualifies him to serve on the Board.

Kimberly K. Querrey

Independent Director Nominee

Age: 55

Director since: 2015

Board Committees: Audit, Finance

Other current public directorships: None

Kimberly K. Querrey has been a member of our Board of Directors since April 2015. Ms. Querrey is the co-founder of SQ Advisors, LLC, a registered investment advisor, and has been its President and Managing Member since August 2010. Previously, she was the President of Querrey Enterprises, a consulting firm focusing on international business operations and environmental, health and safety from 2000 to 2010. From 1990 to 2000, Ms. Querrey held a variety of operational and environmental, health and safety positions at IMCO Recycling (formerly NYSE:IMR) and Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation (NYSE:OXY). From 1984 to 1990, she was the Director of Environmental, Health and Safety at Western Michigan University. Ms. Querrey was a director of Mekong Capital, a Vietnam-focused private equity firm, from 2009 to 2012, and International Dispensing Corporation, a food and beverage packaging company, from 2009-2012, and is a member of the Council on Foreign Relations. The Board believes Ms. Querrey’s 30 years of experience as an investment advisor, executive and consultant overseeing operational and environmental, health and safety matters, and director of two multinational companies qualifies her to serve on the Board.

CORPORATE GOVERNANCE	13

Thomas L. Ryan

Independent Director Nominee

Age: 50

Director since: 2013

Board Committee: Audit, Finance

Other current public directorships: Service Corporation International and Weingarten Realty Investors

Thomas L. Ryan has been a member of our Board of Directors since May 2013. Mr. Ryan is the President, Chief Executive Officer and Chairman of the Board of Service Corporation International (NYSE:SCI), a provider of death care products and services, serving as President since 2002, Chief Executive Officer since 2005 and Chairman since January 2016. From 2002 to 2005, Mr. Ryan was Chief Operating Officer of SCI, and from 2000 to 2002 he was Chief Executive Officer of SCI European operations. From the time he joined SCI in 1996 to 2000, Mr. Ryan served in a variety of financial management roles. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. Mr. Ryan is a member of the Board of Trust Managers of Weingarten Realty Investors (NYSE:WRI). Mr. Ryan formerly served as a board member of Texas Industries, Inc. (NYSE:TXI), a supplier of cement, aggregate and consumer product building materials, until its merger with a subsidiary of Martin Marietta Materials, Inc. in July 2014. The Board believes Mr. Ryan’s experience as Chief Executive Officer of SCI, extensive financial and accounting expertise and service on multiple public company boards qualifies him to serve on the Board.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.

14	CHESAPEAKE ENERGY CORPORATION

Director Compensation

Our non-employee director compensation program consists of an annual cash retainer, a value-based equity grant for all non-employee directors and additional value-based equity grants for the Chairman of the Board and the Chairman of each Board committee. Details of our non-employee director compensation program during 2015 are as follows:

•	An annual retainer of $100,000, payable in equal quarterly installments;

•	Quarterly grants of restricted stock units with an aggregate annual value of approximately $250,000;

•	An annual grant to the independent, non-executive Chairman of the Board of additional restricted stock units with a value of approximately $250,000;

•	An annual grant to the Audit Committee Chairman of additional restricted stock units with a value of approximately $25,000; and

•	An annual grant to each Chairman of the Compensation, Finance and Nominating Committees of additional restricted stock units with a value of approximately $15,000.

Restricted stock unit grants to non-employee directors vest 25% immediately upon award and 75% ratably over the three years following the date of award. Grants of restricted stock units have been made pursuant to our 2014 Long Term Incentive Plan, or 2014 LTIP. In 2015, quarterly equity awards were made along with retainer payments on the first business day of each quarter, with Ms. Querrey (as a newly appointed director on April 7, 2015) receiving a prorated quarterly equity award for her service during the second quarter of 2015. Annual equity awards to the Chairman of the Board and Committee chairmen were made effective as of the first business day of the third quarter. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

In April 2015, Kimberly K. Querrey also received an initial grant of 10,000 shares of fully vested restricted stock upon her appointment to the Board. This award was made under the 2003 Stock Award Plan for Non-Employee Directors, which was later terminated by the Board in August 2015 based on the Compensation Committee’s recommendation that the annual equity grant to directors was sufficient to effectively align directors’ interests with shareholders.

Directors are eligible to defer any or all of their annual cash retainers through a deferred compensation plan of the Company on a tax-deferred basis. During 2015, Messrs. Intrieri, Lipinski, Martin and Ryan elected to defer all or a portion of their annual cash retainers into Company stock through the Chesapeake Deferred Compensation Plan for Non-Employee Directors. Deferrals into the plan are not matched or subsidized by the Company, nor are they eligible for above-market or preferential earnings.

We have established a stock ownership guideline for non-employee directors to hold at least 15,000 shares of our common stock (which includes restricted stock units) at all times while serving as a director. Newly appointed directors are generally given three years from the date of appointment to comply with this guideline. Failure to comply with this guideline or potential deferrals of the guideline due to hardship are addressed on a case-by-case basis by the Board. There were no failures or deferrals in 2015.

Director Compensation Table for 2015

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Option Awards(c)	All Other Compensation	Total
Archie W. Dunham	$100,000	$500,015	$—	$—	$600,015
Vincent J. Intrieri	100,000	265,013	—	—	365,013
John J. Lipinski	100,000	250,022	—	—	350,022
R. Brad Martin	100,000	265,013	—	—	365,013
Merrill A. (“Pete”) Miller, Jr.	100,000	265,013	—	—	365,013
Frederic M. Poses(d)	100,000	250,022	—	—	350,022
Kimberly K. Querrey	73,352	183,404	—	—	256,756
Louis A. Raspino(e)	100,000	275,015	—	—	375,015
Thomas L. Ryan	100,000	250,022	—	—	350,022

(a)

Reflects annual retainer for all directors. Messrs. Intrieri, Lipinski, Martin and Ryan have elected to defer all or a portion of their annual cash retainers into Company stock through the Chesapeake Deferred Compensation Plan for Non-Employee Directors. Ms. Querrey, who was first appointed to the Board on April 7, 2015, received a prorated cash payment.

(b)

Reflects the aggregate grant date fair value of 2015 restricted stock and restricted stock unit awards determined pursuant to FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are incorporated by reference to Note 9 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016 (the “Form 10-K”).

On January 2, 2015, April 1, 2015, July 1, 2015, and October 1, 2015, respectively, each serving non-employee director received a regular quarterly award of 3,163, 4,356, 5,925 and 8,669 restricted stock units, respectively, with a grant date fair value of $62,501, $62,509, $62,509 and

CORPORATE GOVERNANCE	15

$62,503, respectively. Ms. Querrey, who was first appointed to the Board on April 7, 2015, received a prorated regular award of 3,804 restricted stock units for the second quarter of 2015, with a grant date fair value of $58,391.

For Mr. Dunham’s service as Chairman of the Board during 2015, he received 23,969 restricted stock units on July 1, 2015 with a grant date fair value of $249,993. For Mr. Raspino’s additional responsibilities as Chairman of the Audit Committee during 2015, he received 2,369 restricted stock units on July 1, 2015 with a grant date fair value of $24,993. For their additional responsibilities as Chairmen of the Compensation, Finance and Nominating Committees during 2015, Messrs. Martin, Intrieri and Miller each received 1,421 restricted stock units on July 1, 2015 with a grant date fair value of $14,992.

Ms. Querrey received a new non-employee director grant of 10,000 shares of fully vested restricted stock with a grant date fair value of $153,500 upon her initial appointment to the Board on April 7, 2015.

As of December 31, 2015, the aggregate number of shares of unvested restricted stock and unvested restricted stock units, as applicable, held by each of the then-serving non-employee directors was as follows: Mr. Dunham, 62,567; Mr. Intrieri, 25,691; Mr. Lipinski, 19,258; Mr. Martin, 25,838; Mr. Miller, 25,838; Mr. Poses, 24,368; Ms. Querrey, 13,797; Mr. Raspino, 26,289; and Mr. Ryan, 23,311.

(c)	The Company granted no stock options to non-employee directors in 2015 and none of the non-employee directors held any stock options as of December 31, 2015.

(d)	Mr. Poses will retire from the Board of May 20, 2016, the date of the Annual Meeting.

(e)	Mr. Raspino resigned from the Board effective March 10, 2016.

Transactions with Related Persons

The Company has adopted a written related party transaction policy with respect to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000, (2) the Company is a participant and (3) any of its currently serving directors and executive officers, or those serving as such at any time since the beginning of the last fiscal year, or greater than 5% shareholders, or any of the immediate family members of the foregoing persons, has or will have a direct or indirect material interest. The Audit Committee reviews and approves all interested transactions, as defined above, subject to certain enumerated exceptions that the Audit Committee has determined do not present a “direct or indirect material interest” on behalf of the related party, consistent with the rules and regulations of the SEC. Such transactions are subject to the Company’s Code of Business Conduct. Certain transactions with former executive officers and directors that fall within the enumerated exceptions are reviewed by the Audit Committee. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders. All transactions described below that do not fall within the enumerated exceptions described in the policy have been reviewed or approved by the Audit Committee.

BP p.l.c.

David C. Lawler, who serves as the Chief Executive Officer of BP p.l.c.’s “Lower 48 Onshore” business, is the brother of Robert D. Lawler, the Company’s CEO. The Company engages in transactions with BP in the ordinary course of business and no such transaction has been determined to be a related party transaction under the Company’s related party transaction policy.

CVR Energy, Inc.

Mr. Lipinski, a director of the Company, serves as the President, Chief Executive Officer and a member of the board of directors of CVR Energy, Inc., a petroleum refining company (“CVR”). The Company and CVR have entered into a series of month-to-month transactions beginning in 2016 in which the Company will purchase oil at an index-based market rate from CVR, thereby allowing the Company to fulfill a minimum oil transportation obligation with a third-party vendor and avoid a $2.14 per barrel unused capacity charge. In return, CVR repurchases the oil from the Company at a $1 per barrel discount from the initial index-based market rate. Pursuant to the Company’s related party transaction policy, the Audit Committee reviewed and approved the proposed transactions and determined that they were in the best interests of the Company and its shareholders.

NOW, Inc.

Mr. Miller, a director of the Company, serves as the Executive Chairman of NOW, Inc., a distributor of energy and industrial products. The Company engages NOW, Inc. as a supplier of pipes, valves, fittings and supplies in the normal course of business and no such transaction has been determined to be a related party transaction under the Company’s related party transaction policy.

16	CHESAPEAKE ENERGY CORPORATION

Ryan, LLC

The brother-in-law of Michael A. Johnson, our Senior Vice President, Controller and Chief Accounting Officer, serves as a principal at Ryan, LLC. Ryan LLC was engaged by the Company in the normal course of business to review sales and use taxes paid to governmental entities in exchange for a fee based on the amount of refunds and assessment reductions. Pursuant to the Company’s related party transaction policy, the Audit Committee reviewed and approved the transaction and determined that it was in the best interests of the Company and its shareholders.

Employment of Family Members

Andrew Kapchinske, son of John M. Kapchinske (our former Senior Vice President–Exploration and Subsurface Technology), was an employee of the Company from September 2007 through October 2015. Andrew Kapchinske’s total 2015 cash and equity compensation was $178,899. The Company is a significant employer in Oklahoma City. We seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to similarly situated employees. Compensation arrangements for family members of related parties are approved by the Compensation Committee.

CORPORATE GOVERNANCE	17

Beneficial Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our director nominees, directors and named executive officers and all current directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of March 21, 2016, the record date, and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Number of Shares		Share Equivalents		Total Ownership		Percent of Class
Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	55,671,392		33,903,549		89,574,941	(a)	13.1%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA	76,717,763		708,894		77,426,657	(b)	11.6%
Carl C. Icahn c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153	73,050,000		—		73,050,000	(c)	11.0%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	68,260,000		—		68,260,000	(d)	10.3%
Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago, IL 60606	51,734,867		—		51,734,867	(e)	7.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	50,193,062		—		50,193,062	(f)	7.5%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	36,529,787		—		36,529,787	(g)	5.5%
Robert D. (“Doug”) Lawler	550,752	(h)	771,504	(i)	1,322,256		*
Domenic J. (“Nick”) Dell’Osso, Jr.	374,629		394,380	(i)	769,009		*
James R. Webb	63,041		201,343	(i)	264,384		*
M. Christopher Doyle†	50,125		105,803	(i)	155,928		*
M. Jason Pigott	53,066		105,803	(i)	158,869		*
Archie W. Dunham	2,624,104	(h)	5,114	(j)	2,629,218		*
Vincent J. Intrieri	65,061		1,723	(j)	66,784		*
John J. (“Jack”) Lipinski	63,283		1,089	(j)	64,372		*
R. Brad Martin	221,276	(k)	1,723	(j)	222,999		*
Merrill A. (“Pete”) Miller, Jr.	191,860		1,723	(j)	193,583		*
Frederic M. Poses(l)	710,807		1,723	(j)	712,530		*
Kimberly K. Querrey	460,222	(m)	951	(j)	461,173
Thomas L. Ryan	117,544		1,723	(j)	119,267		*
All current directors and executive officers as a group (15 persons)	6,004,170		1,775,023		7,779,193		1.1%

*	Less than 1%.

†	Mr. Doyle resigned his position as Executive Vice President, Operations – Northern Division on April 6, 2016.

(a)

This information is as of December 31, 2015, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 12, 2016. The Schedule 13G/A includes 16,437,033 shares of common stock underlying convertible preferred shares, 1,397,416 shares underlying convertible bonds, and 16,069,100 shares underlying call options. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 44,670,420 shares; (ii) shared power to vote or direct the vote of 38,487,875 shares with Longleaf Partners Fund and Longleaf Partners Global Fund; (iii) no power to vote 6,416,646 shares; (iv) sole power to dispose or to direct the disposition of 51,087,066 shares; and (v) shared power to dispose or to direct the disposition of 38,487,875 shares with Longleaf Partners Fund and Longleaf Partners Global Fund.

(b)

This information is as of February 29, 2016, as reported in a Schedule 13G/A filed jointly by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited on March 10, 2016. The Schedule 13G/A includes 708,894 shares of common stock underlying convertible preferred shares. The shares are beneficially owned by one or more open- or closed-end investment companies or other

18	CHESAPEAKE ENERGY CORPORATION

managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. Accordingly, they may be deemed to be beneficial owners of these shares.

According to the filing, Templeton Global Advisors Limited has sole voting power with regard to 69,597,910 shares, shared voting power with regard to 38,560 shares and sole dispositive power with regard to 70,144,710 shares. Templeton Investment Counsel, LLC has sole voting power with regard to 2,007,880 shares, sole dispositive power with regard to 2,190,560 shares and shared dispositive power with regard to 139,120 shares. Franklin Templeton Investment Management Limited has sole voting power with regard to 1,104,765 shares and sole dispositive power with regard to 1,281,939 shares. Franklin Templeton Investments Corp. has sole voting power and sole dispositive power with regard to 944,056 shares. Franklin Advisers, Inc. has sole voting power and sole dispositive power with regard to 722,184 shares. Franklin Templeton Investments Australia Limited has sole voting power and sole dispositive power with regard to 552,152 shares. Templeton Asset Management Ltd. has sole voting power with regard to 308,750 shares, shared voting power and shared dispositive power with regard to 99,160 shares and sole dispositive power with regard to 1,156,843 shares. Franklin Templeton Investments (Asia) Ltd. has sole voting power and sole dispositive power with regard to 157,593 shares. Franklin Templeton Investment Trust Management Co., Ltd has sole voting power and sole dispositive power with regard to 38,340 shares.

(c)

This information is as of March 23, 2015, as reported in a Schedule 13D/A filed jointly by High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The principal business address of each of (i) High River, Hopper, Barberry, Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

According to the filing, High River has sole voting power and sole dispositive power with regard to 14,610,002 shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Master has sole voting power and sole dispositive power with regard to 23,754,055 shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Partners has sole voting power and sole dispositive power with regard to 34,685,943 shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares.

According to the filing, each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master may be deemed to indirectly beneficially own the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes.

(d)

This information is as of December 31, 2015, as reported in a Schedule 13G/A filed by Capital Research Global Investors (CRGI) on February 16, 2016. According to the filing, CRGI has sole voting power and sole dispositive power with regard to 68,260,000 shares. CRGI is a division of Capital Research and Management Company.

(e)

This information is as of December 31, 2015, as reported in a Schedule 13G filed jointly by Harris Associates L.P. (Harris) and Harris Associates Inc. on February 10, 2016 Harris Associates Inc. is the general partner of Harris. By reason of advisory and other relationships with the person who owns the shares, Harris may be deemed to be the beneficial owner of 51,734,867 shares. Harris has sole voting power and sole dispositive power with regard to 51,234,517 shares.

(f)

This information is as of December 31, 2015, as reported in a Schedule 13G filed by The Vanguard Group (Vanguard) on February 11, 2016. According to the filing, Vanguard has sole voting power with regard to 1,001,620 shares, shared voting power with regard to 55,600 shares, sole dispositive power with regard to 49,155,087 shares and shared dispositive power with regard to 1,037,975 shares. Vanguard Fiduciary Trust Company (VFTC) and Vanguard Investments Australia, Ltd. (VIA), wholly-owned subsidiaries of Vanguard, are the beneficial owner of 810,575 shares and 418,445 shares, respectively, as a result of VFTC serving as investment manager of collective trust accounts and VIA serving as investment manager of Australian investment offerings.

(g)

This information is as of December 31, 2015, as reported in a Schedule 13G filed by State Street Corporation (State Street) as the parent holding company for 8 of its subsidiaries (each identified on Exhibit 1 to the Schedule 13G) on February 12, 2016. State Street has shared voting power and shared dispositive power with regard to 36,529,787 shares.

(h)	Includes unvested shares of restricted stock granted after January 1, 2013 with respect to which executive officers and directors have voting power.

(i)	Represents shares of common stock which can be acquired through the exercise of stock options on March 21, 2016 or within 60 days thereafter.

(j)	Includes restricted stock units that are scheduled to vest within 60 days of March 21, 2016.

(k)	Includes 50,000 shares held by the R. Brad Martin Family Foundation, over which Mr. Martin has voting control, and 15,000 shares held in a family trust for the benefit of Mr. Martin’s children.

(l)	Mr. Poses will retire from the Board on May 20, 2016, the date of the Annual Meeting.

(m)

Includes 342,464 shares of common stock held by the Simpson Community Trust, over which Ms. Querrey and her spouse, Louis A. Simpson, or either of them individually, have voting power and dispositive power.

CORPORATE GOVERNANCE	19

Section 16(a)    Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and subsequent changes with the SEC. Based solely on a review of filings with the SEC and written representations of our officers and directors that no other reports were required, we believe that all Section 16(a) reports were filed on a timely basis.

20	CHESAPEAKE ENERGY CORPORATION

Proposal 2:	Amendment to the Restated Certificate of Incorporation to Increase Authorized Common Stock

The Board of Directors recommends that the shareholders authorize an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 1,000,000,000 to 1,500,000,000 shares, par value $0.01 per share, which would also increase the total number of authorized shares of capital stock from 1,020,000,000 shares to 1,520,000,000 shares, par value $0.01 per share. On March 3, 2016, the Board adopted resolutions approving and authorizing the proposed amendment and directing that the amendment be submitted to a vote of the holders of common stock at the Annual Meeting.

If our shareholders approve this Proposal 2, we expect to file a Certificate of Amendment with the Oklahoma Secretary of State to increase the number of authorized shares of our capital and common stock as soon as practicable following shareholder approval. Upon filing of the Certificate of Amendment with the Oklahoma Secretary of State, the first sentence of Article IV of the Restated Certificate of Incorporation will be amended and restated to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Five Hundred Twenty Million (1,520,000,000) shares consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and One Billion Five Hundred Million (1,500,000,000) shares of Common Stock, par value $0.01 per share.”

Our Restated Certificate of Incorporation currently authorizes the issuance of up to 1,020,000,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. An increase in the number of authorized shares of our common stock to 1,500,000,000 shares will increase our total authorized capitalization to 1,520,000,000 shares of capital stock, which includes our previously authorized 20,000,000 shares of preferred stock.

Of the 1,000,000,000 shares of our common stock currently authorized, as of the close of business on the record date, there were 681,983,728 shares of common stock issued, including 1,413,691 treasury shares. In addition, as of the record date, there were:

•

18,710,065 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units, or RSUs, and exercise of outstanding stock options (pursuant to our equity compensation plans for directors, employees and consultants);

•

24,823,416 shares of common stock reserved for future issuance (in the form of RSUs, stock options or other equity securities) under our equity compensation plans for directors, employees and consultants;

•	112,588,086 shares of common stock reserved for issuance upon the conversion of outstanding shares of our convertible preferred stock; and

•	23,263,931 shares of common stock reserved for issuance upon the conversion of our contingent convertible senior notes.

On December 16, 2015, the Board authorized the issuance of up to 50,000,000 shares of common stock in exchange for outstanding debt and has since issued 17,255,347 of such shares prior to the record date. Other than the 32,744,653 shares of common stock that remain eligible for issuance under the authorization, the Board has no other immediate plans to issue the additional shares of common stock or securities that are convertible into common stock. However, the Board desires to have the shares available to provide additional flexibility for business and financial purposes, as well as to have sufficient shares available to provide appropriate equity incentives for our employees, directors and consultants. The additional shares may be used for various purposes without further shareholder approval. These purposes may include: (i) raising capital, if we have an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock; (ii) exchanges of common stock or securities that are convertible into common stock for other outstanding securities; (iii) providing equity incentives to employees, officers, directors, consultants or advisors; (iv) expanding our business through the acquisition of other businesses or assets; (v) stock splits, dividends and similar transactions; and (vi) other purposes.

If this Proposal 2 is not approved by our shareholders, our financing alternatives may be limited by the lack of unissued and unreserved authorized shares of common stock, and shareholder value may be harmed by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and operations personnel, and if this Proposal 2 is not approved by our shareholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that the Compensation Committee of our Board deems appropriate could adversely impact our ability to achieve these goals. In short, the Board believes approval of this Proposal 2 is important to access the capital markets, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

The Board believes that the proposed increase in authorized shares of common stock will provide additional flexibility necessary to pursue our strategic objectives. We have historically issued common stock or securities that are convertible into common stock for the following purposes:

•	To finance the acquisition of oil and natural gas reserves and improved properties through both corporate and asset purchases;

•	To reduce our fixed dividend and interest obligations by replacing outstanding preferred stock and convertible notes that had previously been issued to finance acquisitions; and

•	To compensate, attract and retain our employees and directors through participation in our equity compensation plans.

Unless our shareholders approve this Proposal 2, we may not have sufficient unissued and unreserved authorized shares of common stock to engage in similar transactions in the future.

CORPORATE GOVERNANCE	21

If shareholders approve this Proposal 2, the additional authorized common stock will have rights identical to the currently outstanding shares of our common stock. The proposed amendment will not affect the par value of the common stock, which will remain at $0.01 per share, nor will it affect any series of our convertible preferred stock or convertible senior notes. Approval of this Proposal 2 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock.

The additional shares of common stock authorized by the approval of this Proposal 2 could be issued by our Board without further vote of our shareholders except as may be required in particular cases by our Restated Certificate of Incorporation, Oklahoma corporate or other applicable law, regulatory agencies, the rules of the New York Stock Exchange or of any national securities exchange on which the common stock is then listed. Under our Restated Certificate of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current shareholders do not have a prior right thereunder to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in Chesapeake. In addition, under Oklahoma law, our shareholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

The proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our capital and common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal 2 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further shareholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities not approved by the Board, give certain holders the right to acquire additional shares of common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized capital and common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, shareholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

The Board of Directors recommends a vote “FOR” the proposed amendment to our Restated Certificate of Incorporation to increase the authorized common stock to 1,500,000,000 shares.

22	CHESAPEAKE ENERGY CORPORATION

Proposal 3:	Amendment to the 2014 Long Term Incentive Plan

The Board of Directors recommends that the shareholders authorize an amendment to our 2014 Long Term Incentive Plan to increase the number of shares of common stock available for awards under the 2014 LTIP by 35,000,000 shares. Our Board unanimously approved the amendment, subject to shareholder approval, at its meeting on March 3, 2016. The full text of the 2014 LTIP, as proposed to be amended, is included as Exhibit B to this Proxy Statement. Our shareholders initially approved the 2014 LTIP on June 13, 2014.

If the amendment is approved, it would provide an increase of 35,000,000 shares available for awards under the 2014 LTIP. As of the record date (March 21, 2016), we had the following equity awards outstanding under the 2014 LTIP and two predecessor plans, the 2005 Long Term Incentive Plan (the “2005 LTIP”) and the 2003 Stock Incentive Plan (collectively, the “Prior Plans”):

Total Stock Options Outstanding	10,133,196
Total Restricted Stock Units/Awards Outstanding	9,675,416
Total Common Stock Outstanding	680,570,037
Weighted-Average Exercise Price of Stock Options Outstanding	$11.7649
Weighted-Average Remaining Duration of Stock Options Outstanding	7.74 years
Total Shares Available for Grant Under the 2014 Long Term Incentive Plan	24,823,416

We believe we have demonstrated our commitment to sound equity compensation practices. Management and our Board are cognizant of the expense attributable to compensatory stock awards, as well as dilution, and strive to maintain both at appropriate levels.

Purpose of the 2014 LTIP Amendment

In order to effectively execute our business strategy, it is essential for us to manage our talent in an industry where there is extreme competition for qualified individuals. We need to (1) attract new highly qualified industry professionals, (2) reward and retain our experienced professionals and (3) properly develop our less experienced employees. We believe that the issuance of equity-based incentive compensation is a key component of our comprehensive human resource strategy, and that such compensation fosters and promotes our sustained progress, growth and profitability by:

•	Attracting, retaining and motivating employees and non-employee directors;

•	Allowing employees and non-employee directors to acquire a proprietary and vested interest in our growth and performance;

•	Providing incentives and rewards to employees and non-employee directors who are in a position to contribute materially to our success and long-term objectives; and

•	Aligning the financial interests of employees and non-employee directors with those of our shareholders.

During the last three years, 74% (for 2013), 90% (for 2014) and 88% (for 2015) of our equity-based awards were granted to employees other than our named executive officers. Historically, we have granted restricted stock units to all employees upon joining the Company and annually thereafter. However, due in large part to the decline in commodity prices and resulting downward pressure on our stock price, we cut back substantially on new hire grants beginning in 2015 and on annual equity grants beginning in 2016. Despite this change, we believe that future competition in the industry for highly qualified talent will increase the importance of equity-based compensation as a key component for employee recruitment and retention and the need for available shares under an equity compensation plan.

We believe that stock-based compensation and employee and director stock ownership have greatly contributed to our growth and success to date and should continue to contribute to our success in the future. In 2015, equity compensation awards to employees consisted of 6,868,849 shares underlying restricted stock units and 1,208,185 shares underlying stock options, and equity compensation awards to non-employee directors consisted of 225,630 shares underlying restricted stock units. If the amendment to the 2014 LTIP is not approved by shareholders, we will no longer be able to provide meaningful equity compensation to our employees and non-employee directors. The “Summary Compensation Table” on page 43 reflects the importance of equity to our executive compensation program, and the “Director Compensation Table for 2015” on page 15 shows that stock awards constituted at least 71% of total compensation of non-employee directors in 2015.

The 2014 LTIP is designed to enable our employees and directors to increase their ownership of our common stock through the grant of restricted stock, restricted stock units, stock options, stock appreciation rights, or SARs, performance share unit awards, or PSUs, and other stock awards, and to reward employees and non-employee directors for the creation of shareholder value through the grant of stock-based and performance-based awards. In addition, the 2014 LTIP provides longer-term “at risk” compensation to our executives. The Board believes that shareholder approval of this proposal will continue to align the goals of our employees and directors with those of the shareholders.

CORPORATE GOVERNANCE	23

Overhang, Burn Rate and Estimated Share Duration

The Board believes the size of our share reserve request for the 2014 LTIP is reasonable, and if the amendment is approved, the request is projected to result in an overhang of no more than approximately 12%

inclusive of the newly requested shares, all outstanding awards granted under the 2014 LTIP and the Prior Plans, and awards currently remaining available under the 2014 LTIP.

The following table summarizes our overhang and burn rate history.

Overhang and Burn Rate	2013	2014	2015

Overhang(a)	4.33%	7.68%	7.33%
Burn rate(b)	2.21%	0.77%	1.25%

(a)	Overhang is calculated as: (shares subject to outstanding awards + shares available for grant) ÷ weighted average common shares outstanding.

(b)	Burn rate is calculated as: shares subject to awards granted during the year (not reduced by forfeitures) ÷ weighted average common shares outstanding.

Based on our recent and expected granting practices and recent trading prices of our common stock, our share reserve request for the 2014 LTIP is expected to cover awards for approximately two years. However, this is only an estimate, in our judgment, based on current circumstances. This estimate may change based on a number of variables, including, without limitation, the trading prices of our common stock, changes in our competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, directors or officers, whether and the extent to which vesting conditions applicable to awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards, and how we choose to balance total compensation between cash-settled and stock-settled awards.

Summary of the 2014 Long Term Incentive Plan

The following summary of the material features of our 2014 LTIP, as proposed to be amended, is qualified by reference to the full text of the 2014 LTIP, which is attached to this Proxy Statement as Exhibit B. Capitalized terms not defined in the summary are defined in the plan document.

Highlights of the 2014 LTIP

•

Fungible share pool. The 2014 LTIP uses a fungible share pool under which each share issued pursuant to a stock option or SAR will reduce the number of shares available under the 2014 LTIP by 1.0 share, and each share issued pursuant to awards other than options and SARs will reduce the number of shares available under the 2014 LTIP by 2.12 shares.

•

No liberal share counting. The 2014 LTIP prohibits the reuse of shares withheld or delivered to satisfy the exercise price of, or to satisfy tax withholding requirements for, an option or SAR. The 2014 LTIP also prohibits the reuse of shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

•	No repricing of stock options or SARs. The 2014 LTIP prohibits direct or indirect repricing of stock options or SARs without shareholder approval.
•

No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

•	No “single-trigger” change of control vesting. If awards granted under the 2014 LTIP are assumed by a successor in connection with a change of control of the Company, such awards will not automatically vest and pay out solely as a result of the change of control.
•

Definition of change of control. The 2014 LTIP defines “change of control” in a manner such that a change of control would not be deemed to occur until the actual consummation of the event that results in the change of control.

•

Administered by an independent committee. The Compensation Committee, which is made up entirely of independent directors, will have ultimate administration authority for the 2014 LTIP. See page 9 for more information about the Compensation Committee.

•

Awards subject to clawback. Awards under the 2014 LTIP will be subject to clawback under certain circumstances. See “Executive Compensation—Compensation Discussion and Analysis—Other Executive Compensation Matters—Compensation Recovery or “Clawback” Policy” on page 41.

Shares Authorized for Issuance and Share Counting

Subject to the approval of the shareholders, the aggregate number of shares of our common stock which may be issued pursuant to awards under the 2014 LTIP will not exceed 71,600,000 shares, which number is the sum of (i) 36,600,000 shares that were originally approved at the Company’s 2014 annual meeting and (ii) an additional 35,000,000 shares that are subject to approval by our shareholders under this Proposal 3 (in each case, subject to any adjustments described below under the captions “Adjustments to Shares Eligible for Issuance” and “Adjustments to Outstanding Awards”).

24	CHESAPEAKE ENERGY CORPORATION

Award Limitations. Any of the authorized shares of common stock may be used for any of the types of awards described in the 2014 LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options.

Subject to any adjustments described below under the caption “Adjustments to Outstanding Awards”:

(i)	the aggregate number of shares of common stock underlying options and SARs that may be granted to any participant in any calendar year may not exceed 1,000,000 shares;

(ii)

the aggregate number of shares of common stock pursuant to restricted stock, restricted stock unit or other stock awards granted to any participant in any calendar year may not exceed 1,000,000 shares; and

(iii)

the maximum amount granted to any participant pursuant to a performance award in any calendar year may not exceed 3,000,000 shares of common stock or the value of 3,000,000 shares of common stock (valued as of the settlement date) if settled in cash.

Adjustments to Shares Eligible for Issuance. Awards under the 2014 LTIP will reduce the shares available for issuance under the 2014 LTIP as follows: each share issued pursuant to a stock option or SAR will reduce the number of shares available under the 2014 LTIP by 1.0 share, and each share issued pursuant to awards other than stock options and SARs will reduce the number of shares available under the 2014 LTIP by 2.12 shares.

If any shares of common stock subject to an award under the 2014 LTIP, or any shares of common stock subject to an award under the 2005 LTIP, are forfeited, expire, are settled for cash or, with respect to an award under the 2014 LTIP other than an option or SAR, or an award under the 2005 LTIP other than an option or SAR, are tendered by the participant or withheld by us to satisfy any tax withholding obligation, then, in each case, the shares subject to the award may be used again for awards under the 2014 LTIP to the extent of the forfeiture, expiration, cash settlement, tender or withholding. Such shares of common stock will be added back as one share for every share of common stock if the shares were subject to options or SARs granted under the 2014 LTIP or under the 2005 LTIP and as 2.12 shares for every share of common stock if the shares were subject to awards other than options or SARs granted under the 2014 LTIP or under the 2005 LTIP.

The following shares of common stock will not be added to the shares authorized for grant as described above:

(i)	shares tendered by the participant or withheld by us in payment of the purchase price of an option under the 2014 LTIP or the 2005 LTIP;

(ii)	shares tendered by the participant or withheld by us to satisfy any tax withholding obligation with respect to an option or SAR under the 2014 LTIP or the 2005 LTIP;

(iii)	shares subject to a SAR under the 2014 LTIP or the 2005 LTIP that are not issued in connection with the stock settlement of the SAR on exercise; and

(iv)	shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the 2014 LTIP or the 2005 LTIP.

Shares of common stock related to performance awards or other stock awards that are payable solely in cash will not be counted against the aggregate number of shares of common stock available under the 2014 LTIP.

Adjustments to Outstanding Awards. The 2014 LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, reclassification, stock split or reverse stock split, combination of shares, stock dividend or similar transaction involving the Company. However, the 2014 LTIP prohibits direct or indirect repricing of stock options or SARs without shareholder approval.

Administration

The Compensation Committee of the Board has overall authority to administer the 2014 LTIP. The Board may designate another committee or committees to administer the 2014 LTIP with respect to non-executive officer participants. The Board has designated Mr. Lawler, as a member of the Board, the authority to grant and determine the terms and conditions of awards granted to employees who are not executive officers. Any awards or formula for granting awards under the 2014 LTIP made to executive officers or non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the 2014 LTIP.

Eligible Participants

As of the record date, we had approximately 4,400 employees (seven of whom were executive officers) and eight non-employee directors who would be eligible to participate in the 2014 LTIP.

CORPORATE GOVERNANCE	25

Types of Awards

The 2014 LTIP authorizes the issuance of the following types of awards:

•

Nonqualified and Incentive Stock Options. Nonqualified stock options and incentive stock options may be granted under the 2014 LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the total combined voting power of our outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. The fair market value of our common stock is determined by reference to the reported closing price on the NYSE on the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Compensation Committee in its sole discretion. The aggregate fair market value (determined as of the grant date) of common stock with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year (under the 2014 LTIP or any other plan of the Company or any subsidiary) may not exceed $100,000. In the event options exceed the $100,000 annual limitation, the optionee will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded.

•

Stock appreciation rights. SARs may be granted to participants under the 2014 LTIP. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock or in cash as determined by the Compensation Committee.

•

Restricted stock and restricted stock units. Restricted stock and restricted stock units, or RSUs, may be granted under the 2014 LTIP. Restricted stock and RSUs issued under the 2014 LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Compensation Committee. Upon termination of service or employment prior to vesting, the shares of restricted stock or RSUs will be forfeited, unless otherwise determined by the Compensation Committee. The Compensation Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. In 2012, the Compensation Committee granted holders of all outstanding and future restricted stock awards the right to receive dividends on unvested restricted shares and, effective for grants of restricted stock on or after January 1, 2013, granted full voting rights to future unvested restricted stock awards. Although RSUs do not entitle a holder to any of the rights of a shareholder with respect to the shares, the Compensation Committee has the discretion to grant dividend equivalents with respect to the RSUs. The Compensation Committee determined to grant dividend equivalents with respect to shares underlying RSUs granted subsequent to January 1, 2013. The minimum restriction period applicable to any restricted stock or RSUs granted to an employee that are not subject to performance criteria will be three years from the date of grant.

•

Performance awards. Performance awards may be granted under the 2014 LTIP. Performance awards issued under the 2014 LTIP will become payable in accordance with the achievement of certain performance or other criteria as determined by the Compensation Committee, provided that a performance period may be no less than one year in duration. Performance measures may be based on the achievement of target levels of one or more of the following: aggregate earnings; earnings per share; share price; net income; operating income; gross revenue; cash flows; reserve additions or replacements; progress toward debt reduction goals; credit rating upgrades; production volume; meeting geographic expansion goals; objectively identified project milestones; market share; expense levels; finding costs; operating costs; overhead or other costs; drilling results; new discoveries; development or use of new technology; acquisitions and divestitures; risk management activities; asset monetization strategies; environmental compliance and safety and accident rates; return on equity; return on invested capital; total or comparative shareholder return; or changes in capital structure. Approval of the amendment to the 2014 LTIP will be considered approval of the use of these performance measures for purposes of Section 162(m) of the Internal Revenue code of 1986, as amended, or the Code. The Compensation Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the 2014 LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions; or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the 2014 LTIP to the end of the performance period. In the absence of such authorization, any unvested performance awards shall be forfeited when a participant ceases to eligible for such award.

•

Other stock awards. The Compensation Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Compensation Committee determines to be consistent with the purpose of the 2014 LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are subject to performance criteria will be one year and to other stock awards that are not subject to performance criteria will be three years from the date of grant.

Prohibitions Related to Stock Options and SARs

The 2014 LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The 2014 LTIP also prohibits dividend equivalents with respect to stock options and SARs.

26	CHESAPEAKE ENERGY CORPORATION

Treatment of Awards Upon Certain Events

Retirement, Death, Disability or Involuntary Termination. The Compensation Committee may, in its sole discretion, accelerate the vesting, or permit the continued vesting, of unvested awards in the case of retirement from employment or service on the Board, death, disability or involuntary termination, except to the extent that such acceleration would cause an award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code to not so qualify.

Change of Control. Unless otherwise provided in a separate agreement with a participant governing an award:

•

Awards Assumed or Substituted by Surviving Entity. In connection with a Change of Control in which awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Compensation Committee or the Board, if within two years after the effective date of the Change of Control a participant’s employment is terminated other than for Cause or with Good Reason, then (i) outstanding options and SARs will be fully exercisable; (ii) any restrictions on outstanding awards will lapse; and (iii) each outstanding performance award will be deemed to have achieved a level of performance as specified by the Compensation Committee in the agreement governing such performance award.

•

Awards Not Assumed or Substituted by Surviving Entity. In connection with a Change of Control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Compensation Committee or the Board, then (i) outstanding options and SARs will be fully exercisable; (ii) any restrictions on outstanding awards will lapse; and (iii) each outstanding performance award will be deemed to have achieved a level of performance as specified by the Compensation Committee in the agreement governing such performance award.

The Compensation Committee may, in its sole discretion, determine that upon a Change of Control, all or a portion of such participant’s awards shall become fully or partially exercisable, that some or all restrictions shall lapse, and that any performance criteria shall be deemed fully or partially satisfied.

Termination and Amendment

Authority to issue awards under the 2014 LTIP will terminate at 11:59 p.m., Central Time, on June 12, 2024, and the remaining terms of the 2014 LTIP will continue in effect until all matters relating to the exercise and settlement of awards and administration of the 2014 LTIP have been completed. Prior to such time, the 2014 LTIP may be earlier terminated or amended by the Board. Shareholder approval is required for any amendment to the 2014 LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Transferability

Subject to other provisions of the 2014 LTIP and any applicable award agreement, awards are not transferable except by will or by the laws of descent and distribution.

U.S. Federal Income Tax Consequences

Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the 2014 LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the IRS, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of unvested restricted stock, performance shares or other stock awards so long as they are subject to a substantial risk of forfeiture. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture, and no deduction will be provided to the Company.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the

CORPORATE GOVERNANCE	27

Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no ordinary income tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. Stock options and SARs granted under the 2014 LTIP meet the performance-based requirements. PSUs and other awards will meet such requirements if they are subject to performance objectives and administered in a manner that satisfies Code Section 162(m).

New Plan Benefits

Awards granted under the 2014 LTIP to our executive officers, other employees and non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2014 LTIP, and the Board, Compensation Committee and Mr. Lawler have not granted any awards under the 2014 LTIP subject to shareholder approval of this

Proposal 3. The Board is currently reviewing the equity compensation of our non-employee directors for 2016, but has not set any amounts for such compensation. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers, other employees and non-employee directors under the 2014 LTIP are not determinable.

28	CHESAPEAKE ENERGY CORPORATION

Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to awards that have been granted under the 2014 LTIP as of March 21, 2016.

Name and position	Number of shares

Robert D. (“Doug”) Lawler President and Chief Executive Officer	2,611,693
Domenic J. (“Nick”) Dell’Osso, Jr. Executive Vice President and Chief Financial Officer	1,490,218
James R. Webb Executive Vice President – General Counsel & Corporate Secretary	867,910
M. Christopher Doyle Executive Vice President, Operations – Northern Division	1,316,636
M. Jason Pigott Executive Vice President, Operations – Southern Division	1,316,636
All current executive officers as a group	8,845,153
All current directors who are not executive officers as a group	347,155
Each nominee for election as a director:
R. Brad Martin	41,599
Archie W. Dunham	71,911
Vincent J. Intrieri	41,599
Robert D. (“Doug”) Lawler	2,611,693
John J. (“Jack”) Lipinski	40,092
Merrill A. (“Pete”) Miller, Jr.	41,599
Kimberly K. Querrey	31,025
Thomas L. Ryan	39,665
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	7,051,737

The Board of Directors recommends a vote “FOR” the proposed amendment to the 2014 Long Term Incentive Plan.

CORPORATE GOVERNANCE	29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for the Company’s named executive officers listed below, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.

Named Executive Officers
Robert D. (“Doug”) Lawler	President and Chief Executive Officer, or CEO
Domenic J. (“Nick”) Dell’Osso, Jr.	Executive Vice President and Chief Financial Officer, or CFO
James R. Webb	Executive Vice President – General Counsel and Corporate Secretary
M. Christopher Doyle†	Executive Vice President, Operations – Northern Division
M. Jason Pigott	Executive Vice President, Operations – Southern Division

†	Mr. Doyle resigned his position on April 6, 2016.

We present our Compensation Discussion and Analysis in the following sections:

1.   Executive Summary. In this section, we highlight our 2015 corporate performance and certain aspects of our executive compensation program and discuss the response of the Compensation Committee of our Board to the 2015 shareholder advisory vote on named executive officer compensation.

p. 30
2. Executive Compensation Program. In this section, we describe our executive compensation philosophy and the material components of our executive compensation program.	p. 32
3. 2015 Named Executive Officer Compensation Decisions. In this section, we provide an overview of our Compensation Committee’s executive compensation decisions for 2015.	p. 34

4.   Other Executive Compensation Matters. In this section, we provide a brief overview of policies related to stock ownership guidelines, prohibition of hedging and pledging transactions involving Company stock and executive compensation clawbacks. We also review the relationship between our compensation program and risk and the accounting and tax treatment of compensation.

p. 40
5. Actions Related to 2016 Executive Compensation. In this section, we provide an update on the status of Compensation Committee decisions for 2016 executive compensation.	p. 42

Executive Summary

2015 Corporate Performance Highlights

We are currently the second-largest producer of natural gas and the 14th largest producer of oil and natural gas liquids in the United States. We have a large and geographically diverse resource base of onshore U.S. unconventional natural gas and liquids assets. We also own oil and natural gas marketing and natural gas gathering and compression businesses.

Our revenues, operating results and future growth rates are highly dependent on the prices we receive for our oil and natural gas liquids. Commodity prices, which are affected by global market conditions and political factors, declined significantly during the second half of 2014 and remained depressed and volatile throughout 2015. In order to position Chesapeake for success when commodity prices recover, the Company’s focus in 2015 was on efficiency, productivity and liquidity. Despite the challenging commodity price environment, we took significant steps in 2015 and the 2016 first quarter to continue to address the legacy issues that existed when our management team assumed its leadership of Chesapeake, which included a highly leveraged balance sheet, as well as other commitments and obligations that have had a negative effect on the Company’s bottom line.

•	Most notably, we decreased the principal amount of our long-term debt by approximately $2.4 billion, primarily through a debt exchange and open market debt repurchases and attractive discounts.

•

We have relentlessly focused on lowering costs throughout our operations and in 2015 reduced general and administration (G&A) and production expenses by 24% ($87 million) and 10% ($162 million), respectively.

•

In 2015, we also renegotiated our gathering agreements in the Haynesville and Utica shales, significantly improving our per-unit gathering rates and drilling economics in those basins. Management continues to be focused on this matter, and so far this year we have renegotiated an additional $50 million of savings in our midstream contracts.

•

Further improving our near-term liquidity, we have closed or signed approximately $700 million in asset divestitures in 2016 first quarter and intend to pursue additional divestitures as circumstances merit.

30	CHESAPEAKE ENERGY CORPORATION

CEO Realizable Pay

One of the primary objectives of the Compensation Committee is to ensure that our executive compensation programs are appropriately designed to pay for performance and align the long-term compensation of our executive officers with the long-term interests of our shareholders. A significant portion of our executive officers’ compensation opportunity is in the form of long-term at-risk incentives that are directly aligned with the Company’s actual operational and financial performance, including shareholder return. The value of these long-term incentives has been materially impacted by the sharp decline in our stock price in this challenging commodity price environment and, as shown in the following chart, can differ substantially from the targeted grant date values.

(a)

Targeted Pay generally includes base salary earned, the target annual incentive award value, the grant date accounting value of long-term incentive awards granted and all other compensation received during the three-year period.

(b)

Realizable Pay generally includes actual base salary earned, annual incentive amounts earned, the intrinsic value as of December 31, 2015 of long-term incentive awards granted and all other compensation received during the three-year period. The intrinsic value of a stock option is the positive spread, if any, between the exercise price and our stock price on December 31, 2015. The intrinsic value of a restricted stock unit award is the number of shares multiplied by our stock price on December 31, 2015. The intrinsic value of a PSU award is generally the target number of units multiplied by our stock price on December 31, 2015. With respect to PSUs granted in 2013, the intrinsic value was calculated using the actual number of units earned because that determination was made in March 2016.

(c)

With respect to Mr. Lawler’s 2013 Targeted Pay and Realizable Pay, we have excluded the signing bonus and one-time equity awards that were part of the package designed to attract and retain Mr. Lawyer and compensate him for equity and pension benefits forfeited from his previous employer. The terms of these awards and the rationale for the decision to grant these awards were described in more detail in the proxy statement for our 2014 annual meeting.

Compensation Program Attributes

Compensation Program Attribute	Description

Compensation philosophy	Formal compensation philosophy emphasizes pay for performance and targets median of peer compensation levels
Representative peer group	The Compensation Committee works with its independent compensation consultant to develop a peer group of companies that are similar to us in size, scope, the nature of our business operations and with which we compete for talent
Annual incentive program	Annual incentive compensation based on achievement of pre-determined objective operational (including key safety) and financial performance goals
Long-term incentive program	50% of 2015 long-term compensation is subject to achievement of objective pre-determined performance goals tied to the creation of long-term shareholder value; stock option value is only realized if our common stock price appreciates
Certain incentive plans intended to qualify for Section 162(m) tax deductibility	2015 Annual Incentive Plan, stock option and PSU awards are intended to qualify as performance-based compensation under Section 162(m)
Minimal perquisites	Named executive officers receive minimal, competitively benchmarked perquisites
No cash payments on death and disability	In 2013, we eliminated cash severance benefits for termination of service as a result of death or disability

EXECUTIVE COMPENSATION	31

Compensation Program Attribute	Description

Double-trigger change of control benefits	Employment agreements with our named executive officers contain “double-trigger” change of control cash payments and the 2014 LTIP provides for “double-trigger” equity acceleration
No tax gross-ups for executive officers	No tax gross-up is paid to any executive officer for any reason
Stock ownership guidelines	Maintain robust stock ownership guidelines for all executive officers
Hedging and pledging prohibited	Full prohibition on margining, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers
Clawback policy	Compensation recovery policy recaptures unearned incentive payments in the event of material noncompliance with any financial reporting requirement that leads to an accounting restatement

Response to 2015 Shareholder Advisory Vote on Named Executive Officer Compensation

At our 2015 annual meeting, approximately 86% of shares cast voted in favor of our named executive officer compensation. Since 2012, when we received less than majority support for our named executive officer compensation, the Compensation Committee has undertaken a comprehensive review of the Company’s executive compensation program with the assistance of its independent compensation consultant. The goal of this review was to ensure that the Company’s compensation programs appropriately tie executive pay to Company performance. The 2015 vote confirmed that a great majority of shareholders agree that the Company’s redesigned executive compensation program aligns with shareholder objectives and is responsive to feedback received from shareholders. Before and after our 2015 annual meeting, we sought feedback on our executive compensation program through discussions with shareholders representing nearly 60% of the Company’s outstanding shares.

The Compensation Committee continues to evaluate the executive compensation program to execute the Company’s compensation philosophy described below under “—Executive Compensation Program—Philosophy and Objectives of our Executive Compensation Program” and respond to feedback from shareholders. In response to such evaluation and feedback, we have maintained more than one three-year performance goal for our 2016 PSUs and modified the goals to focus 50% on relative total shareholder return, or TSR, and 50% on one operational metric that incorporates a cost element (relative finding and development cost per boe), which the Compensation Committee believes will complement the other operational unit metrics in our annual incentive program while focusing our executive officers on long-term shareholder value. In addition, we have enhanced our disclosure about the threshold and maximum goals under our 2015 annual incentive program below under “—2015 Named Executive Officer Compensation—2015 Named Executive Officer Compensation Elements—Performance-Based Annual Incentives.”

At the Annual Meeting, we are again holding an advisory vote on named executive officer compensation (see “Proposal 4: Advisory Vote to Approve Named Executive Officer Compensation” on page 55), in accordance with the shareholders’ advisory vote in 2011 in favor of annual advisory votes on executive compensation. The Compensation Committee will consider the results from this year’s and future advisory votes on executive compensation when making subsequent executive compensation decisions.

Executive Compensation Program

Philosophy and Objectives of our Executive Compensation Program

To guide compensation decisions, the Compensation Committee adopted a formal compensation philosophy in 2012. The philosophy reflects the Compensation Committee’s intent to generally set all elements of target compensation (e.g., base salary, target annual incentive award opportunity and target long-term incentive award opportunity) at or near the median of similarly situated executives among the Company’s peer group. The competitive positioning of target compensation levels for individuals may vary above or below the median based on executive-specific factors such as tenure, experience, proficiency in role or criticality to the organization. The Compensation Committee’s objective is to have a program that:

•	Attracts and retains high-performing executives;

•	Pays for performance and thus has a meaningful portion of pay tied to business performance;

•	Aligns compensation with shareholder interests while rewarding long-term value creation;
•	Discourages excessive risk by rewarding both short-term and long-term performance;

•	Reinforces high ethical conduct, environmental awareness and safety; and

•	Maintains flexibility to better respond to the dynamic and cyclical energy industry.

Unlike target compensation levels, which are set by the Compensation Committee near the beginning of the year, actual compensation is a function of the Company’s operational, financial and stock price performance, as reflected through annual incentive payouts, performance share payouts and the value of all other long-term incentive awards at vesting or exercise. Actual compensation is intended to vary above or below target levels commensurate with Company performance.

32	CHESAPEAKE ENERGY CORPORATION

Elements of our Executive Compensation Program

Our 2015 executive compensation program is designed to reinforce the link between the interests of our executive officers and our shareholders. The purpose and key characteristics of each element of our 2015 executive compensation program are summarized below:

Element	Purpose	Key Characteristics

Base salary

Provides a fixed level of compensation for performing the essential elements of the job; reflects each executive officer’s level of responsibility, leadership, tenure, qualifications and contribution to the success and profitability of the Company and the competitive marketplace for executive talent specific to our industry; gives executives a degree of certainty in light of having a substantial majority of their compensation at risk

Fixed compensation that is reviewed annually and adjusted if and when appropriate
Annual incentive award	Motivates executive officers to achieve our short-term business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions	Annual cash award based on corporate performance compared to pre-established goals
Individual performance bonus	Reflects extraordinary performance of specified executive officers in instances where performance is based on select individual criteria or is well in excess of what is expected of the executive	Cash payment that is awarded in rare circumstances where performance warrants an additional bonus in excess of the annual incentive award; no such awards were made to executives in 2015
PSU award	Motivates executive officers to achieve our long-term business objectives by tying incentives to long-term metrics

Performance-based long-term awards that vest in three equal annual installments beginning on the first anniversary of the date of grant, but the ultimate number of units earned, if any, is based on achievement of performance metrics over the full three-year performance period; the ultimate cash paid, if any, is based on the value of our stock at the time the units are converted to cash and paid out; for the 2015–2017 performance cycle, three performance goals were established: 50% relative TSR; 25% production growth per debt adjusted share; and 25% finding and development cost per boe.

Restricted stock unit award

Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when low commodity prices weigh on our stock price

Long-term restricted stock unit award with a ratable vesting period over three years; the ultimate value realized varies with our common stock price

EXECUTIVE COMPENSATION	33

Element	Purpose	Key Characteristics

Stock option award	Motivates executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term

Long-term option award with an exercise price equal to the fair market value on the date of grant and a ratable vesting period over three years; the ultimate value realized, if any, depends on the appreciation of our common stock price

Other compensation	Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers	Indirect compensation element consisting of health and welfare plans and minimal perquisites

2015 Named Executive Officer Compensation

2015 Process for Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. In determining compensation, the Compensation Committee makes an overall assessment of the performance of the named executive officer team and the role and relative contribution of each of its members on an annual basis. In 2015, the Compensation Committee’s approach consisted of both an objective consideration of the Company’s performance relative to predetermined metrics as more fully described beginning on page 35 under “—2015 Named Executive Officer Compensation Elements” and a subjective consideration of each named executive officer’s performance and overall role in the organization, including consideration of the median compensation of similarly situated executives among our compensation peer group. In its assessment of the performance of each named executive officer in 2015, the Compensation Committee considered the following:

Company Performance	Individual Performance: Tangibles	Individual Performance: Intangibles

•Financial and operational performance of the Company, including progress made with respect to predetermined metrics more fully described below

•Named executive officer’s contributions to the development and execution of the Company’s business plans and strategies

•Performance of the named executive officer’s department or functional unit

•Level of responsibility

•Tenure with the Company

•Leadership ability •Demonstrated commitment to the Company •Motivational skills •Attitude •Work ethic

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain a compensation consultant, and is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant that it retains. The Compensation Committee has retained F.W. Cook as its independent compensation consultant to provide an objective analysis of, and counsel on, the Company’s executive compensation program. In addition, Pay Governance LLC (“Pay Governance”) provided consulting services to management in 2015 related to the Company’s director and executive compensation programs, policies and processes, including reviewing our peer group and recommending changes, preparing peer data comparisons and preparing other briefing materials as necessary. The Company paid the cost of Pay Governance’s services, which was approximately $127,455. We refer to F.W. Cook and Pay Governance together as the “Compensation Consultants.”

In 2015, F.W. Cook attended all Compensation Committee meetings. F.W. Cook provided the Committee with market analyses and advised the Committee on market trends and regulatory and governance developments and how they may impact our executive compensation programs. They also advised the Committee with regard to the design and structure of our executive compensation programs to ensure appropriate linkage between pay and performance, setting the pay for our CEO, and compensation for other executive officers in consultation with the CEO. From time to time, Pay Governance also provides information and recommendations to the Committee with respect to executive compensation. F.W. Cook participates in these meetings and performs an independent, objective analysis of market and other data provided by Pay Governance and generally counsels the Committee as to the advice obtained from Pay Governance.

The Compensation Committee evaluated whether conflicts of interest were created by the retention of any of the advisors providing compensation consulting services in 2015 and evaluated their independence pursuant to the standards set forth in the New York Stock Exchange Listed Company Manual. As a result of this assessment, the Compensation Committee concluded that (i) no conflicts of interest exist with respect to F.W. Cook or Pay Governance; and (ii) Pay Governance is not independent from management given the reporting relationship with management, the responsibility of management for the oversight of Pay Governance’s work product and the services provided. The Compensation Committee concluded that any potential conflict posed by the Compensation Committee’s receipt of information and advice from Pay Governance was sufficiently mitigated by the direct involvement of its independent compensation consultant, F.W. Cook, and the Compensation Committee’s own examination and assessment of the objectivity of Pay Governance’s advice.

34	CHESAPEAKE ENERGY CORPORATION

2015 Compensation Peer Group and Benchmarking

The Compensation Committee uses a peer group to compare the competitiveness of each element of the named executive officers’ target total direct compensation, consisting of base salary, target annual incentive compensation and the value of long-term incentive awards. For purposes of setting 2015 executive compensation, our compensation peer group consisted of the following eleven peer companies listed below that are similar to the Company in size, scope and nature of business operations, and with whom we compete for talent. These were the same peer companies used for purposes of setting 2014 executive compensation, except that for 2015, the Compensation Committee, with the advice of the Compensation Consultants, replaced SandRidge Energy, Inc. with EnCana Corporation, in order to include the performance and returns of companies that were more similar to Chesapeake’s in market capitalization, as well as size, scope and nature of business operations at the time the decision was made in December 2014. At the time this decision was made, our market capitalization was $16.8 billion, as compared to $12.8 billion for EnCana and $2.8 billion for SandRidge.

Anadarko Petroleum Corporation	Hess Corporation
Apache Corporation	Marathon Oil Corporation
Continental Resources, Inc.	Murphy Oil Corporation
Devon Energy Corporation	Noble Energy, Inc.
EnCana Corporation	Occidental Petroleum Corporation
EOG Resources, Inc.

With the exception of Hess and Murphy Oil, all of the peer companies are independent exploration and production companies. Our compensation peer group contains companies in our industry that are both larger and smaller in size and scope. At the time the Compensation Committee reviewed the compensation of similarly situated executives among the peer group for purposes of setting 2015 executive compensation, our revenue was at approximately the 92nd percentile of the peer companies, our assets were at approximately the 60th percentile of the peer companies and our market capitalization was at approximately the 11th percentile of the peer companies. We compete with the companies in our compensation peer group for talent, and the Compensation Committee believes the selected companies were the most appropriate for use in benchmarking 2015 executive compensation.

Before the Compensation Committee granted the 2015 PSUs, it further assessed the compensation peer group and determined to replace Continental Resources, Inc. with ConocoPhillips, due primarily to ConocoPhillips’ exposure to both oil and gas exploration and production, for purposes of judging relative TSR for PSUs granted in 2015. The 2015 PSUs will vest based on the Company’s TSR performance relative to the updated peer group over the three-year period ending December 31, 2017.

As discussed above under “—Executive Compensation Program—Philosophy and Objectives of our Executive Compensation Program,” the Compensation Committee intends to generally set all elements of target total direct compensation at or near the median of similarly situated executives among the Company’s compensation peer group. In addition to other factors the Compensation Committee considers when making compensation decisions, it may also consider other relevant industry benchmarks from survey sources.

Chief Executive Officer and Management Role in Executive Compensation Process

The Company’s CEO has an active role in executive compensation, and typically makes recommendations to and participates in discussions with the Compensation Committee to provide information regarding the compensation of the other named executive officers. Following such recommendations, the Compensation Committee discusses the compensation of each named executive officer and approves the final named executive officer compensation amounts, subject to such modifications as it deems appropriate. The Compensation Committee discusses the compensation of the CEO in executive session with its independent compensation consultant and approves his final compensation amounts. Following such approvals, the Compensation Committee provides a report of its executive compensation decisions to the full Board for discussion and ratification. The CEO, not being a member of the Compensation Committee, does not vote at Compensation Committee meetings or participate in discussions about his compensation, and he does not participate in the Board’s discussion or vote on the acceptance and ratification of the Compensation Committee’s approvals or reports with respect to his compensation.

In addition to the participation of our CEO, other members of senior management typically provide the CEO and Compensation Committee and its advisors with detailed analyses and recommendations regarding each element of executive officer compensation (other than for the CEO) to facilitate the Compensation Committee’s annual review.

2015 Named Executive Officer Compensation Elements

Since 2012, the Compensation Committee has made substantial changes to our executive compensation program in response to shareholder feedback. These changes continued to be reflected in our 2015 compensation program. For 2015, after considering the analyses and recommendations of the Compensation Consultants, feedback received from our shareholders, the Company’s performance in 2014 and the competitive market, the Compensation Committee set base salaries, incentive compensation opportunities and performance measures for 2015. Each named executive officer’s 2015 target total direct compensation was also based on a comprehensive review of his individual performance and a review of the compensation levels for individuals in the peer group companies with similar titles and responsibilities, as described below.

EXECUTIVE COMPENSATION	35

Base Salary

Base salaries reflect each named executive officer’s level of responsibility, leadership, tenure and contribution to the success and profitability of the Company and the competitive marketplace for executive talent specific to our industry. In early 2015, the Compensation Committee reviewed base salaries for the named executive officers.

Based upon the factors described above and a review of the compensation levels for individuals in the peer group companies with similar titles and responsibilities, changes were approved by the Compensation Committee for Messrs. Lawler, Webb, Doyle, and Pigott as follows:

Individual	2014 Base Salary	2015 Base Salary	% Change	Reason for Change

Robert D. (“Doug”) Lawler	$1,250,000	$1,300,000	4.0	Reflect market movement shown in external benchmarking
Domenic J. (“Nick”) Dell’Osso, Jr.	$725,000	$725,000	—	Base salary already close to median of peer group
James R. Webb	$600,000	$625,000	4.2	Reflect market movement shown in external benchmarking
M. Christopher Doyle	$567,000	$600,000	5.8	Reflect market movement shown in external benchmarking
M. Jason Pigott	$520,000	$575,000	10.6	Base salary was below median of peer group; internal pay equity

Performance-Based Annual Incentives

2015 Annual Incentive Program. The annual incentive component of our executive compensation program is intended to motivate and reward named executive officers for achieving our short-term business objectives that we believe drive the overall performance of the Company over the long term. In January 2013, the Compensation Committee and the Board approved the Chesapeake Energy Corporation 2013 Annual Incentive Plan, a cash-based incentive plan structured to encourage the use of pre-established performance goals. The plan was submitted for shareholder approval at our 2013 annual meeting of shareholders and was overwhelmingly approved.

In order to qualify as performance-based compensation under Section 162(m), our named executive officers are also subject to a pre-established performance goal called the “Tax Deductibility Threshold,” which the Company must achieve before any payment is made under the 2013 Annual Incentive Plan and any annual incentive program operating under such plan. For 2015, the Tax Deductibility Threshold was oil and gas production (adjusting for asset acquisitions and divestitures) equal to at least 75% of the production achieved during 2014. If the Company satisfied the Tax Deductibility Threshold, each named executive officer would become eligible for his individual maximum award opportunity (the “Individual 162(m) Cap”) and the Compensation Committee would determine individual award amounts utilizing the criteria and methodology described below. Neither the Tax Deductibility Threshold nor the Individual 162(m) Caps served as a basis for the Compensation Committee’s compensation decisions for our named executive officers; instead, these caps served to establish a ceiling on the amount of annual incentive awards that the Compensation Committee could award to the named executive officers on a tax deductible basis. For 2015, the amounts awarded by the Compensation Committee under the 2015 annual incentive program were less than the Individual 162(m) Caps.

Calculating Annual Incentive Awards. The following formula was used to calculate the payment that could be awarded to each named executive officer under the 2015 annual incentive program:

Base Salary            X             Target Percentage of Base Salary            X            Payout  Factor (0 - 200%)

The Compensation Committee established the target percentage of base salary (using the base salary in effect on the last day of 2015) payable under the annual incentive program at 150% for the CEO, 125% for EVPs and 80-100% for SVPs to provide an annual incentive opportunity that was competitive with our peers after considering internal pay equity among individuals (including qualifications and contributions to meeting our corporate objectives). Following the end of 2015, the Compensation Committee determined the payout factor based on the Company’s weighted achievement of pre-established goals. The program was structured to have threshold, target and maximum performance levels and the corresponding payout opportunities of 50%, 100% and 200% of the target percentage of base salary (using linear interpolation for performance levels falling between threshold and target and between target and maximum). For each metric, there would be no payment for performance below the minimum 50% threshold performance level and a maximum payout of 200% of each individual’s target percentage for exceptional performance, as discussed below. The following chart shows the range of annual incentive awards expressed as a percentage of salary for the named executive officers by title, based on the target percentage of base salary multiplied by the above-listed threshold, target and maximum payout opportunities.

Executive Level	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)

CEO	75.0%	150%	300%
EVP	62.5%	125%	250%
SVP	50.0%	100%	200%

36	CHESAPEAKE ENERGY CORPORATION

Performance Goals and Calculation of Payout Factor. For the 2015 annual incentive program, the Compensation Committee established the performance goals detailed in the table below, which it believed appropriately reflected factors that would positively impact shareholder value during 2015 and beyond. The targets were drawn from the Company’s forecast, which is developed in consultation with the Board. The performance assumptions that underlie the forecast are the subject of considerable discussion during this process. Certain 2015 performance goal targets were lower than actual 2014 performance given that the Company had established a more conservative operating budget for 2015 in light of significantly lower commodity prices. The new budget was designed to incentivize financially responsible spending and promote efficient drilling activity, which would likely result in (i) lower production growth and (ii) lower proved reserves organically added. At the time the targets were set, the Compensation Committee believed that performance achievement targets were rigorous objectives given the tighter budgetary restraints.

The cash cost management factor was a multiplier of the annual incentive program performance results for 2015 and was intended to encourage employees to focus on efficiencies that impact controllable cash costs. The cash cost management factor is calculated as oil and gas lease operating expense plus general and administrative expense divided by production volumes. It could have served as a multiplier of up to 10% of the total annual incentive program payout, but the total annual incentive program payout may not exceed 200% of target.

The table below also details the Company’s level of achievement with respect to each performance goal and the final payout factor to be applied to each named executive officer’s target annual incentive award opportunity calculated using linear interpolation as described above.

A	B	C	D			E = D as a F(x) of C	F	G = F X B

Goal	Weighting	Threshold	Target Goal	Maximum	Performance	Achievement Level (% of Target)	Goal Payout Factor	Weighted Goal Payout Factor

Production Growth	20%	0%	2%	4%	4.9%	245%	200%	40%
Adjusted EBITDA/BOE	20%	$10.09	$11.08	$12.63	$9.62	87%	0%	0%
Total Recordable Incident Rate	10%	0.48	0.31	0.23	48%	65%	0%	0%
Reportable Spills	10%	206	170	140	133%	306%	200%	20%
Capital Expenditures	20%	$3.7B	$3.3B	$3.1B	$3.19B	103%	155%	31%
Proved Reserves Organically Added (mmboe)	20%	200	235	335	443	189%	200%	40%

Total Weighted Payout Factor:								131%
Cash Cost Multiplier	1.0–1.1		$5.40	$4.86	$5.09
Cash Cost Management (CCM) Factor:								5%
Modified Weighted Average Payout Factor (Total weighted Payout Factor x (1 + CCM)):								138%

Please see Exhibit A for an explanation of the non-GAAP financial measures used in the table above.

Summary of Targets and Payments for 2015. The following table shows how the 2015 annual incentive program formula was applied and the actual amounts awarded under the 2015 annual incentive program.

Individual	Base Salary($)(a)	Target Annual Incentive(%)(b)	Target Value of Annual Incentive($)	Payout Factor(%)	2015 Actual Award($)

Robert D. (“Doug”) Lawler	1,300,000	150	1,950,000	138	2,691,000
Domenic J. (“Nick”) Dell’Osso, Jr.	725,000	125	906,250	138	1,250,625
James R. Webb	625,000	125	781,250	138	1,078,125
M. Christopher Doyle	600,000	125	750,000	138	1,035,000
M. Jason Pigott	575,000	125	718,750	138	991,875

(a)	Base salary amounts are as of December 31, 2015.

(b)	Target annual incentives are reflected as a percentage of base salary.

2015 Individual Performance Bonuses. The Compensation Committee may, in its judgment, award cash bonuses to executive officers in instances where performance is based on select individual criteria or is well in excess of what is expected of the officer, and warrants an additional bonus in excess of the annual incentive award payable under the annual incentive program. These awards are typically limited in amount and only granted in extraordinary circumstances. For 2015, the Compensation Committee did not make any such awards.

EXECUTIVE COMPENSATION	37

Long-Term Incentive Compensation

Long-term incentive compensation aligns the long-term compensation of the named executive officers with the long-term interests of our shareholders. Target total direct compensation is weighted heavily toward long-term incentive compensation, consistent with our goal of long-term shareholder value creation. For 2015, the Compensation Committee determined to grant long-term incentive awards, half of which consisted of PSUs and half of which was equally divided between restricted stock units and stock options. This approach is intended to motivate our named executive officers to achieve our business objectives by continuing to reinforce the link between the long-term interests of our named executive officers and our shareholders.

Size and Form of 2015 Long-Term Incentive Awards. The size of equity awards granted to each named executive officer is based on an estimated target dollar value. The Compensation Committee determines the target value based on each named executive officer’s level of responsibility, leadership, tenure and contribution to the success and profitability of the Company and a review of the compensation levels for individuals in the peer group companies with similar titles and responsibilities. The Compensation Committee also considers potential shareholder dilution.

After choosing the general target value for each named executive officer’s equity awards, the Compensation Committee allocates the dollar value between time-based awards and performance-based awards. Long-term incentive awards for named executive officers in 2015 consisted of approximately 25% restricted stock units (the value of which was based on the closing price of the Company’s common stock on the grant date), approximately 25% stock options (the value of which was determined using the Black-Scholes option pricing model on the grant date) and approximately 50% cash-settled PSUs (the value of which was determined in part based on the closing price of the Company’s common stock and in part by a Monte Carlo simulation, each on the grant date).

Based upon the factors described above and a review of the aggregate grant date value of long-term incentive compensation levels for individuals in the peer group companies with similar titles and responsibilities, changes were approved by the Compensation Committee for Messrs. Lawler, Dell’Osso, and Webb as follows:

Individual	2014 Aggregate Grant Date Target Value($)	2015 Aggregate Grant Date Target Value($)	% Change	Reason for Change

Robert D. (“Doug”) Lawler	10,500,000	10,750,000	2.4	2014 target value slightly below the median of compensation peer group
Domenic J. (“Nick”) Dell’Osso, Jr.	2,475,000	3,000,000	21.2	2014 target value was below the median of compensation peer group
James R. Webb	3,000,000	2,500,000	(16.7)	2014 target value was above median of compensation peer group
M. Christopher Doyle	2,500,000	2,500,000	—	2014 target was at median of compensation peer group
M. Jason Pigott	2,500,000	2,500,000	—	2014 target was at median of compensation peer group

2015 Time-Based Awards. Restricted stock units and stock options each vest ratably over a three-year period. The Compensation Committee continues to believe that restricted stock units play an important role in accomplishing the objectives of the executive compensation program, in particular, retention and alignment with shareholder interest. Holders of unvested restricted stock units are entitled to receive dividend equivalents on such units. The Compensation Committee also continues to believe that time-vested stock options further tie compensation to Company performance, given that stock options only have value if the Company’s stock price increases after the date of grant.

2015 PSU Awards. The target PSUs vest ratably over the three-year period ending on December 31, 2017; however, the final number and value of the PSUs paid to a named executive officer depend on the Company’s performance relative to objective performance goals during the same three-year performance period. The Compensation Committee established the performance goals in early 2015 based on performance measures enumerated in the 2014 LTIP and, if met, each PSU earned entitles a named executive officer to a cash payment based on the price per share of the Company’s common stock, determined at the end of the performance period. No dividend equivalents are paid on PSUs. The Compensation Committee determined that settling the PSUs in cash strikes the right balance between aligning executives’ and shareholders’ interests and maintaining a responsible level of compensation-related shareholder dilution.

2015 PSU Performance Goals. The final number of PSUs awarded to named executive officers will be determined at the end of the three-year performance period based on the Company’s performance against objective performance goals. There are three performance goals for the 2015 PSU award: 50% relative TSR; 25% production growth per debt adjusted share; and 25% finding and development cost per boe (a narrower measure of cost than the cash cost management factor used for the 2015 annual incentive program). The Committee chose these performance metrics for 2015 PSUs to motivate named executive officers to drive differential performance for the Company’s shareholders while driving enhanced operational efficiencies in line with our 2015 focus on efficiency, productivity and liquidity. The performance goals correlate to the Company’s performance during the performance period with modifiers expressed as a percentage, resulting in a combined range of 0 to 200% (subject to the “circuit breaker” described below). The Company’s performance with respect to these goals will be measured against a peer group consisting of Anadarko Petroleum Corporation, Apache Corporation, ConocoPhillips, Devon Energy Corporation, EnCana Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Murphy Oil Corporation, Noble Energy, Inc., and Occidental Petroleum Corporation.

38	CHESAPEAKE ENERGY CORPORATION

Performance Goal	Relative Total Shareholder Return (TSR)		Production Growth		Finding & Development Costs

Weighting	50%		25%		25%

Payout Scale for Performance Score	TSR Rank	PSUs Earned as % of Target	Prod Growth/DAS	PSUs Earned as % of Target	F&D Costs $/BOE	PSUs Earned as % of Target

	1	200%	≥ 10%	200%	≤ $ 13	200%
	2	182%	9%	175%	$ 14	175%
	3	164%	8%	150%	$ 15	150%
	4	146%	7%	125%	$ 16	125%
	5	128%	6%	100%	$ 17	100%
	6	110%	5%	75%	$ 18	75%
	7	92%	4%	50%	$ 19	50%
	8	74%	< 4%	0%	> $ 19	0%
	9	56%
	10-12	0%

2015 PSUs are subject to an absolute TSR “circuit breaker” that caps the number of PSUs earned at 100% of target when the Company’s absolute TSR is negative over the performance period. The circuit breaker does not apply if the Company’s performance results in an aggregate modifier of less than 100%.

2015 PSU Payouts. The ultimate cash payout earned by a named executive officer will be determined by multiplying the number of units, as modified above, by the average closing price per share of our common stock as reported on the New York Stock Exchange for the 20 trading days including and immediately preceding the last day of the three-year performance period. Cash awards under the PSU program are calculated as of the end of the performance period and delivered as follows:

The Compensation Committee determined that using a relative TSR performance measure with an absolute TSR circuit breaker correctly balanced accountability to shareholders for absolute TSR with the need for compensation incentives that reward named executive officers for outstanding achievement relative to our peers even when low commodity prices weigh on our stock price.

All 2015 PSU awards are intended to comply with the “performance-based compensation” requirements under Section 162(m).

In March 2016, the Compensation Committee certified the Company’s performance with respect to the 2013 three-year PSU awards, which had a three-year performance period that ended December 31, 2015. The Compensation Committee determined the final number of three-year PSUs awarded to named executive officers based on the TSR and operational modifier matrices below, which correlate to the Company’s performance over the three-year performance period.

The 2013 PSUs were calculated on the basis of three performance measures: 50% Relative TSR; 25% relative proved reserves growth and 25% relative production growth.

	Relative Performance and Plan Payout

3-Year Modifiers	<25th Percentile	25th Percentile	50th Percentile	75th Percentile	100th Percentile

Relative TSR Over 3 Years	0.0%	25.0%	50.0%	75.0%	125.0%
Relative Proved Reserves Growth Over 3 Years	0.0%	12.5%	25.0%	37.5%	62.5%
Relative Production Growth Over 3 Years	0.0%	12.5%	25.0%	37.5%	62.5%

EXECUTIVE COMPENSATION	39

The following table lists the actual number of PSUs earned by each named executive officer and the corresponding payment.

Individual	Target Three-Year PSUs(#)(a)	Final Modifier(%)(b)	Final Three-Year PSU Award(#)	Three-Year PSU Cash Payment($)(c)

Robert D. (“Doug”) Lawler	223,010	68.50	152,762	650,384
Domenic J. (“Nick”) Dell’Osso, Jr.	146,622	68.50	100,436	427,607
James R. Webb	44,626	68.50	30,569	130,147
M. Christopher Doyle	25,523	68.50	17,483	74,435
M. Jason Pigott	25,523	68.50	17,483	74,435
(a)	PSU award as adjusted by the spin-off of our oilfield services division into the public company Seventy Seven Energy Inc.

(b)

The final performance modifier applicable to the three-year PSUs equals the sum of the three-year Relative TSR modifier, the three-year relative proved reserves growth and the three-year relative production growth modifiers, which were 0%, 32% and 36.5%, respectively.

(c)	Based on the 20-day average closing price of the Company’s common stock ending on December 31, 2015, or $4.2575 per share.

All 2013 PSU awards are intended to comply with Section 162(m).

Other Compensation Arrangements

We also provide compensation in the form of benefits and perquisites to the named executive officers, including health and welfare insurance benefits, matching contributions of common stock under the Company’s 401(k) plan and nonqualified deferred compensation plan (up to 15% of an employee’s annual base salary and cash bonus compensation) and financial planning services. The named executive officers also receive benefits for which there is no incremental cost to the Company, such as tickets to certain sporting and cultural events. The Company does not permit personal use of corporate aircraft by executive officers or directors. Although family members and invited guests are occasionally permitted to accompany executive officers and directors on business flights, the aggregate incremental cost to the Company is de minimis. The foregoing benefits and perquisites are provided to all employees or large groups of senior-level employees. See “—Executive Compensation Tables—All Other Compensation Table” below for more information.

The Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with Internal Revenue Service guidelines. The Company does not provide tax gross-up payments for these amounts.

Other Executive Compensation Matters

Stock Ownership Guidelines

The Compensation Committee has established stock ownership levels for our directors and executive officers, including the named executive officers, because we believe stock ownership directly aligns their interests with those of our shareholders. The Compensation Committee reviews compliance with the stock ownership guidelines annually. Executives are expected to be in compliance with these minimum guidelines within five years of employment or assignment to a new organizational tier. All named executive officers are currently in compliance with these minimum guidelines. The stock ownership policy requires that each executive own at least a number of shares of common stock equal to a multiple of the executive’s base salary (or, in the case of the CEO, base salary plus bonus), measured against the value of the executive’s holdings, based on the greater of a spot price or the trailing 36-month average closing price of the Company’s common stock. The executive officer ownership guidelines are as follows:

Position	Guideline

CEO	5.0 times total cash compensation (base salary plus bonus)
EVPs	3.0 times base salary, subject to a 25,000 share floor
SVPs	2.5 times base salary, subject to a 10,000 share floor

In 2015 the Compensation Committee amended the director stock ownership guidelines to require each director to hold a minimum of $500,000 of common stock, based on the greater of the spot price or the trailing 36-month average closing price of the Company’s common stock. All directors are currently in compliance with these minimum guidelines, and any newly appointed directors are expected to be in compliance with the minimum guidelines within three years of his or her appointment.

After achieving compliance with the stock ownership guidelines, each director and executive must continue to meet the stock ownership guidelines for his or her current office. A director or executive that has fallen out of compliance with the guidelines has six months to cure, measured from the later of the date of receipt of written notice of non-compliance or the first day of the next open trading window following receipt of such notice.

In measuring compliance with the guidelines, the Company includes shares purchased in the open market; shares held in Company plans (401(k) and deferred compensation plans); the unvested portion of restricted stock units and restricted stock; and shares owned both directly and indirectly. Neither unexercised stock options nor unearned PSUs count toward satisfaction of the guidelines.

40	CHESAPEAKE ENERGY CORPORATION

Prohibition of Hedging and Pledging Transactions

Our Insider Trading Policy applies to directors and employees and prohibits derivative or speculative transactions involving Company stock. In March 2013, the Compensation Committee revised the policy, eliminating the practice of applying the prohibition only with respect to shares held in satisfaction of the stock ownership guidelines and making the policy an outright prohibition on any derivative or speculative transactions involving Company stock. The transactions covered by the policy include trading in puts, calls, covered calls or other derivative securities involving Company stock or engaging in hedging or monetization transactions with respect to Company stock. The policy also prohibits directors and executive officers from holding Company stock in a margin account or pledging Company stock as collateral for a loan. We believe the expanded application of the prohibition more effectively aligns each officer’s interests with those of our shareholders.

Compensation Recovery or “Clawback” Policy

In 2012, the Board adopted a compensation recovery policy, also known as a “clawback,” pursuant to which the Company may seek to recover from any current or former executive officer incentive-based compensation in the event of an accounting restatement resulting from the Company’s material noncompliance with financial reporting requirements under applicable securities laws. The amount of incentive-based compensation subject to recovery would be the amount in excess of what the executive officer would have earned in accordance with the restatement as determined by the Compensation Committee.

The Company also maintains compensation recovery provisions relating to stock options, restricted shares, restricted stock units and PSUs. Under these provisions, the Company may cancel such long-term incentive awards, in whole or in part, whether or not vested, of executives who engage in serious breaches of conduct, including violations of employment agreements, confidentiality or other proprietary matters, or otherwise act in competition with the business of the Company. We believe these provisions serve to ensure that executives act in the best interest of the Company and its shareholders.

Relationship between Compensation Program and Risk

Our Compensation Committee performed a review of key attributes and structures of the Company’s compensation policies and programs and has determined that they do not encourage excessive or inappropriate risk taking and do not create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

The annual incentive compensation for executive officers in 2015 consisted of a mix of six financial and operational goals, plus a cash cost multiplier, which are aligned with the Company’s strategic short-term goals and designed to improve the Company’s performance in the long term.

•

In addition to restricted stock unit awards, the variable long-term incentive compensation for executive officers in 2015 also included awards of PSUs and stock options, all of which have multiple-year vesting or performance periods, thereby discouraging short-term risk taking.

•	Our stock ownership guidelines encourage our directors and executives to maintain a long-term perspective.

•	Our prohibition on derivative or speculative transactions involving Company stock by directors and executive officers reinforces the alignment of our directors’ and executives’ interests with those of our shareholders.

•

Our compensation recovery policy is designed to recapture unearned incentive payments in the event of material noncompliance with any financial reporting requirement under applicable law that leads to an accounting restatement and permits the cancelation of long-term incentive awards of executives who engage in serious breaches of conduct or who otherwise act in competition with the business of the Company.

•

The compensation programs that apply to non-executive employees consist of competitive base salaries, formulaic annual incentives based on pre-determined metrics that drive the Company’s performance and long-term incentive compensation consisting of restricted stock unit awards that vest over three years. The steady income provided by base salaries allows employees to focus on the Company’s business. The annual incentives motivate employees to achieve the Company’s financial and operational goals without incentivizing inappropriate risk-taking. The long-term incentive awards align employees’ long-term interests with those of our shareholders and generally encourage a long-term view.

Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments, including the deductibility of executive compensation under Section 162(m). Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer), unless such compensation qualifies as performance-based compensation under Section 162(m). Accounting for compensation arrangements is prescribed by the Financial Accounting Standards Board. In determining the design of our incentive arrangements, the accounting method and tax treatment are considered, but the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. Rather, the Compensation Committee gives priority to the overall compensation objectives discussed above. We believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Code. Because of the fact-based nature of the “performance-based compensation” exception under Section 162(m) and the limited availability of binding guidance thereunder, the Company cannot guarantee that any compensation will qualify for exemption under Section 162(m).

EXECUTIVE COMPENSATION	41

Actions Related to 2016 Executive Compensation

In 2016 we are focusing on maximizing liquidity through reducing our capital budget; optimizing our portfolio through divestitures of assets; increasing our EBITDA by continuing to improve our gathering and transportation agreements reducing our production and G&A expenses; and continuing to manage our debt, focusing primarily on our 2017 and 2018 maturities. The Compensation Committee is committed to continuing to ensure that our executive compensation program is appropriately designed to pay for performance and align the long-term compensation of the named executive officers with the long-term interests of our shareholders in this challenging and volatile commodity price environment. After considering the information and recommendations provided by the Compensation Consultants, the Company’s performance in 2015, the competitive market data and global market factors, the Compensation Committee made the following decisions for 2016.

•

Target Total Direct Compensation Held Flat. The Compensation Committee determined that the target total direct compensation should generally remain flat year-over-year and that except as described below, no changes for 2016 should be made to base salaries, target incentive compensation opportunities and long-term incentive award values.

•

Annual Performance Goals Not Yet Determined. The current volatile commodity price environment has made establishing goals at the beginning of 2016 extremely difficult and as of the record date, the Compensation Committee had not yet finalized the terms of our 2016 executive compensation program.

•

Retention Awards. In early 2016, the Compensation Committee granted long-term retention awards in the amount of $1,000,000 to Mr. Dell’Osso, Mr. Doyle and Mr. Pigott. The aggregate value of each retention award was allocated as 60% stock options and 40% restricted stock units and all awards have three-year cliff vesting. The Compensation Committee believes these awards will help retain and motivate these highly experienced and essential members of our management team who are responsible for a number of major initiatives, including initiatives to ensure that the Company is economically drilling its best wells, reducing costs and increasing capital efficiency throughout our supply chain.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Merrill A. (“Pete”) Miller, Jr., Chairman

John J. Lipinski

R. Brad Martin

42	CHESAPEAKE ENERGY CORPORATION

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(a)	Option Awards($)(b)	Non-Equity Incentive Plan Compen- sation($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(d)	All Other Compen- sation($)(e)	Total($)

Robert D. (“Doug”) Lawler President and Chief Executive Officer	2015	1,348,462	—	8,062,526	2,687,504	2,691,000	—	628,523	15,418,015
	2014	1,250,000	—	7,875,021	2,625,003	2,720,625	—	206,728	14,677,377
	2013	649,038	2,000,000	12,750,035	5,250,001	1,619,260	—	155,033	22,423,367
Domenic J. (“Nick”) Dell’Osso, Jr. Executive Vice President and Chief Financial Officer	2015	752,885	—	2,250,013	750,004	1,250,625	—	327,656	5,331,183
	2014	725,000	—	1,856,270	618,754	1,314,969	—	344,390	4,859,383
	2013	725,000	—	4,312,596	3,789,524	1,442,750	—	214,598	10,484,468
James R. Webb Executive Vice President – General Counsel & Corporate Secretary	2015	648,269	—	1,875,017	625,005	1,078,125	—	266,657	4,493,074
	2014	595,192	—	2,250,025	750,009	1,088,250	—	71,709	4,755,185

M. Christopher Doyle† Executive Vice President, Operations – Northern Division	2015	622,061	—	1,875,017	625,005	1,035,000	—	265,685	4,422,768
	2014	566,346	177,283	1,875,025	625,002	822,717	—	108,489	4,174,862
	2013	179,808	600,000	4,575,064	425,002	400,000	—	45,995	6,225,869

M. Jason Pigott Executive Vice President, Operations – Southern Division	2015	595,423	—	1,875,017	625,005	991,875	—	255,454	4,342,774
	2014	519,231	245,480	1,875,025	625,002	754,520	—	101,827	4,121,085
	2013	171,154	555,748	4,575,064	425,002	244,252	—	81,253	6,052,473
†	Mr. Doyle resigned his position on April 6, 2016.

(a)

These amounts represent the aggregate grant date fair value of restricted stock units and PSU awards, determined in accordance with generally accepted accounting principles, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For restricted stock unit awards, values are based on the closing price of the Company’s common stock on the grant date (or the most previous business day if the grant date is on a weekend or holiday). Named executive officers received dividend equivalent rights with respect to unvested restricted stock unit awards until the Company eliminated common stock dividends in July 2015. For the PSU awards, the Company utilized the Monte Carlo simulation, and used the following weighted average assumptions to determine the fair value of the PSUs granted in 2015: historical volatility of 40.12%; dividend yield of 0% for valuing TSR; dividend yield of 1.91% for valuing the awards; and risk-free interest rate of 0.95% for the TSR performance measure. The grant date fair value of the PSUs was determined based on the vesting at target of the PSUs awarded, which is the performance the Company believed was probable on the grant date. The PSUs are settled in cash upon vesting and the maximum award opportunity for each named executive officer for the 2015 PSU awards as of the grant date is as follows: Mr. Lawler, $10,750,026; Mr. Dell’Osso, $3,000,006; Mr. Webb, $2,500,029; Mr. Doyle, $2,500,029; and Mr. Pigott, $2,500,029. Refer to the Grants of Plan-Based Awards Table for 2015 for additional information regarding restricted stock unit and PSU awards made to the named executive officers in 2015. The assumptions used by the Company in calculating the amounts related to restricted stock units and PSUs are incorporated by reference to Note 9 of the consolidated financial statements included in the Form 10-K.

(b)

These amounts represent the aggregate grant date fair value of stock option awards, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. The assumptions used by the Company in calculating the amounts related to stock options are incorporated by reference to Note 9 of the consolidated financial statements included in the Form 10-K. Refer to the Grants of Plan-Based Awards Table for 2015 for additional information regarding stock option awards made to the named executive officers in 2015.

(c)	The 2015 amounts in this column represent annual incentive program awards earned with respect to the designated year and paid in the following year, as described on page 37.

(d)

The Company does not have a pension plan. In addition, our nonqualified deferred compensation plan does not provide for above-market or preferential earnings. Our nonqualified deferred compensation plan is discussed in detail in the narrative to the Nonqualified Deferred Compensation Table for 2015.

(e)	See the All Other Compensation Table below for additional information.

EXECUTIVE COMPENSATION	43

All Other Compensation Table

Name	Year	Company Matching Contributions to Retirement Plans($)(a)	New Hire Benefits($)(b)	Other Perquisites and Benefits($)(c)	Total($)

Robert D. (“Doug”) Lawler	2015	610,363	—	18,160	628,523
	2014	187,500	—	19,228	206,728
	2013	—	132,653	22,380	155,033
Domenic J. (“Nick”) Dell’Osso, Jr.	2015	310,178	—	17,478	327,656
	2014	325,162	—	19,228	344,390
	2013	195,000	—	19,598	214,598
James R. Webb	2015	260,478	—	6,179	266,657
	2014	65,961	—	5,748	71,709
M. Christopher Doyle	2015	243,309	—	22,376	265,685
	2014	86,194	—	22,295	108,489
	2013	—	42,702	3,293	45,995
M. Jason Pigott	2015	239,314	—	16,140	255,454
	2014	80,500	—	21,327	101,827
	2013	—	77,985	3,268	81,253

(a)

This column represents the matching contributions made by the Company for the benefit of the named executive officers under the Company’s 401(k) plan and nonqualified deferred compensation plan. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table for 2015 beginning on page 49.

(b)

This column includes relocation benefits for 2013, including temporary housing, of $104,167, $39,206 and $71,691 for Messrs. Lawler, Doyle and Pigott, respectively, and reimbursement of premiums paid by each for continuing health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985. For Mr. Lawler, amounts paid in 2013 also include $25,000 for reimbursement of advisory fees paid in connection with his employment agreement.

(c)

This column represents the value of other benefits provided to the named executive officers in 2015 and includes amounts for supplemental life insurance premiums for all named executive officers and, other than Mr. Webb, amounts for financial advisory services. Mr. Doyle is also reimbursed for club membership dues. The Company does not permit personal use of corporate aircraft by our executive officers. Although families and invited guests are occasionally permitted to accompany executive officers and directors on business flights, no additional compensation is included in the table because the aggregate incremental cost to the Company is de minimis. The named executive officers also receive benefits for which there is no incremental cost to the Company, such as tickets to certain sporting and cultural events.

Employment Agreements

We maintain employment agreements with the named executive officers, the material terms of which are described throughout this Proxy Statement. The Compensation Committee periodically reviews the terms of the agreements, generally focusing on the permitted activities allowed for the named executive officers and the competitiveness, value and adequacy of the severance arrangements. Below is a discussion of the employment agreements that we have entered into with our named executive officers. In addition to the terms described below, the employment agreements provide that payments will be due to the named executive officers upon the occurrence of specified events, such as termination of their employment or a change of control of the Company. The terms of our equity compensation and nonqualified deferred compensation plans also govern the payments and benefits named executive officers are entitled to receive upon the occurrence of specified termination events. See “—Post-Employment Compensation” beginning on page 50 for a discussion of payments due upon such events.

Robert D. (“Doug”) Lawler

The Company’s employment agreement with Mr. Lawler was effective on June 17, 2013. The employment agreement has a three-year term beginning on the effective date, with automatic renewals for successive one-year terms unless either party gives notice of nonrenewal. The agreement provides, among other things, for (i) an initial annual base salary of $1,250,000, which will be reviewed annually and which may be increased at the discretion of the Compensation Committee; (ii) eligibility for annual incentive plan payments payable at achievement of target and maximum levels of 150% and 300%, respectively; (iii) annual grants of equity-based incentive awards under the Company’s equity compensation plans; and (iv) health and other benefits similar to other executive officers. In addition, in recognition of equity awards with Mr. Lawler’s previous employer which were forfeited upon his accepting employment with the Company, Mr. Lawler received an award of restricted stock with an aggregate grant date fair value of $2,500,000 vesting in equal installments on the second, third and fourth anniversaries of the grant

44	CHESAPEAKE ENERGY CORPORATION

date, referred to as the Equity Makeup Restricted Stock. In recognition of forfeited pension benefits, the Company also granted Mr. Lawler restricted stock with an aggregate grant date fair value of $5,000,000 vesting in equal installments on the third, fourth and fifth anniversaries of the effective date, referred to as the Pension Makeup Restricted Stock. If

Mr. Lawler remains continuously employed with the Company through the fifth anniversary of his hiring date in June 2018, he will receive an additional grant of Pension Makeup Restricted Stock with an aggregate grant date fair value of $5,000,000 with vesting on the third, fourth and fifth anniversaries of the grant date.

Other Named Executive Officers

Domenic J. (“Nick”) Dell’Osso, Jr., James R. Webb, M. Christopher Doyle and M. Jason Pigott

Effective January 1, 2016, the Company entered into new three-year employment agreements with Messrs. Dell’Osso, Webb, Doyle and Pigott. The employment agreements provide, among other things, for (i) minimum 2016 annual base salaries of $725,000, $625,000, $600,000 and $575,000, respectively, for Messrs. Dell’Osso, Webb,

Doyle and Pigott; (ii) eligibility for annual incentive compensation for each fiscal year during the term of the agreement under the Company’s then-current annual incentive program; (iii) eligibility for equity awards under the Company’s stock compensation plans; and (iv) health and other benefits.

EXECUTIVE COMPENSATION	45

Grants of Plan-Based Awards Table for 2015

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(c)			All Other Stock Awards: Number of Shares of Stock (#)(d)	All Other Option Awards: Number of Shares of Stock (#)(e)	Exercise Price of Option Awards ($)(f)	Grant Date Fair Value ($)(g)
Name	Type of Award(a)	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Robert D.	AIP	—	—	975,000	1,950,000	3,900,000
(“Doug”) Lawler	PSU	1/10/2015	12/09/2014				36,006	288,050	576,100				5,375,013
	RSU	1/10/2015	12/09/2014							146,299			2,687,513
	SO	1/10/2015	12/09/2014								499,536	18.37	2,687,504
Domenic J.	AIP	—	—	453,125	906,250	1,812,500
(“Nick”) Dell’Osso, Jr.	PSU	1/10/2015	12/09/2014				10,048	80,386	160,772				1,500,003
	RSU	1/10/2015	12/09/2014							40,828			750,010
	SO	1/10/2015	12/09/2014								139,406	18.37	750,004
James R. Webb	AIP	—	—	390,625	781,250	1,562,500
	PSU	1/10/2015	12/09/2014				8,374	66,989	133,978				1,250,015
	RSU	1/10/2015	12/09/2014							34,023			625,003
	SO	1/10/2015	12/09/2014								116,172	18.37	625,005
M. Christopher Doyle	AIP	—	—	375,000	750,000	1,500,000
	PSU	1/10/2015	12/09/2014				8,374	66,989	133,978				1,250,015
	RSU	1/10/2015	12/09/2014							34,023			625,003
	SO	1/10/2015	12/09/2014								116,172	18.37	625,005
M. Jason Pigott	AIP	—	—	359,375	718,750	1,437,500
	PSU	1/10/2015	12/09/2014				8,374	66,989	133,978				1,250,015
	RSU	1/10/2015	12/09/2014							34,023			625,003
	SO	1/10/2015	12/09/2014								116,172	18.37	625,005
(a)	These awards are described in “Compensation Discussion and Analysis” beginning on page 30.

(b)

The actual amount earned in 2015 was paid in February 2016 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See “Compensation Discussion and Analysis—2015 Named Executive Officer Compensation—2015 Named Executive Officer Compensation Elements—Performance-Based Annual Incentives” for more information regarding our 2015 annual incentive program.

(c)

These columns reflect the potential payout range, in units, of aggregate PSUs granted in 2015. 2015 PSU awards vest ratably over three years from the date of grant. Named executive officers do not have voting or dividend rights with respect to unvested PSU awards. See “Compensation Discussion and Analysis—2015 Named Executive Officer Compensation—2015 Named Executive Officer Compensation Elements—Long-Term Incentive Compensation” on page 38 for more information regarding our 2015 long-term incentive program.

(d)

The restricted stock unit awards generally vest ratably over three years from the date of grant. Named executive officers do not have voting rights with respect to unvested restricted stock unit awards, but do receive dividend equivalent rights.

(e)	The stock option awards vest ratably over three years from the date of grant and terminate on the seventh anniversary of the date of grant.

(f)	Stock option exercise prices reflect the closing price of the Company’s common stock on the date of grant (or the most previous business day if the grant date is on a weekend or holiday).
(g)

These amounts represent the aggregate grant date fair value of restricted stock unit, stock option and PSU awards, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For restricted stock unit awards, values are based on the closing price of the Company’s common stock on the grant date. Named executive officers do not have voting rights with respect to unvested restricted stock unit awards, but are eligible to receive dividend equivalent rights. The assumptions used by the Company in calculating the amounts related to stock options are incorporated by reference to Note 9 of the consolidated financial statements included in the Form 10-K. The assumptions used by the Company in calculating the amounts related to PSUs are provided in footnote (b) to the “—Executive Compensation Tables—Summary Compensation Table” on page 43. The grant date fair value of the PSUs was determined based on the vesting at target of the PSUs awarded, which is the performance the Company believed was probable on the grant date.

46	CHESAPEAKE ENERGY CORPORATION

Outstanding Equity Awards at Fiscal Year End 2015 Table

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(#)(a)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(b)		Market Value of Shares or Units of Stock That Have Not Vested($)(c)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(d)	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested($)(e)
	Exercisable	Unexercisable

Robert D. (“Doug”) Lawler	435,562	217,781	20.1033	6/17/2023	554,416	(f)	2,494,872	497,968	2,120,099
	84,715	169,430	24.5654	1/10/2024
	—	499,536	18.3700	1/10/2022
Domenic J. (“Nick”) Dell’Osso, Jr.	135,541	67,770	18.1255	1/29/2023	112,699	(g)	507,146	161,218	686,385
	—	313,978	18.1255	1/29/2023
	19,969	39,937	24.5654	1/10/2024
	—	139,406	18.3700	1/10/2022
James R. Webb	41,253	20,626	18.1257	1/29/2023	62,794	(h)	282,573	120,602	513,463
	—	156,989	18.1255	1/29/2023
	24,205	48,408	24.5656	1/10/2024
	—	116,172	18.3700	1/10/2022
M. Christopher Doyle	26,739	13,369	25.1773	8/26/2023	189,688	(i)	853,596	107,777	458,861
	20,170	40,340	24.5658	1/10/2024
	—	116,172	18.3700	1/10/2022
M. Jason Pigott	26,739	13,369	25.1773	8/26/2023	189,688	(j)	853,596	107,777	458,861
	20,170	40,340	24.5658	1/10/2024
	—	116,172	18.3700	1/10/2022
(a)

By their terms, these stock option awards vest ratably over three years from the grant date of the award and have a ten-year or seven-year term, with the exception of stock option awards made to each of Messrs. Dell’Osso and Webb in January 2013 as retention incentives, which vest in three equal installments beginning on the third anniversary of the date of grant.

(b)

We issued restricted stock awards prior to June 1, 2013 and began issuing restricted stock unit awards on June 1, 2013, with the exception of the Equity Makeup Restricted Stock and Pension Makeup Restricted Stock issued to Mr. Lawler in June 2013. By their terms, annual restricted stock awards granted prior to June 1, 2013 vest ratably over four years from the date of grant and restricted stock unit awards granted on or after June 1, 2013 vest ratably over three years from the grant date of the award, with the exception of the following awards: (i) two awards issued to Mr. Lawler upon his hiring in June 2013, including the Equity Makeup Restricted Stock which vests in three equal installments beginning on the third anniversary of the date of grant and the Pension Makeup Restricted Stock which vests in three equal installments beginning on the second anniversary of the grant date; (ii) the Equity Makeup Restricted Stock Unit award issued to Mr. Doyle upon his hiring in August 2013 which vests in three equal installments beginning on the third anniversary of the date of grant; and (iii) the Equity Makeup Restricted Stock Unit award issued to Mr. Pigott upon his hiring in August 2013 which vests in three equal installments beginning on the third anniversary of the date of grant.

(c)	The values shown in this column are based on the closing price of the Company’s common stock on December 31, 2015, $4.50 per share.

(d)

Includes target 2013, 2014 and 2015 PSU awards for each named executive officer granted on January 29, 2013, January 10, 2014 and January 10, 2015, respectively. The PSUs vest ratably over a three-year performance period beginning on the first anniversary of the grant date. For details regarding PSUs, see “—Compensation Discussion and Analysis—2015 Named Executive Officer Compensation—2015 Named Executive Officer Compensation Elements—Long-Term Incentive Compensation” on page 38.

(e)

The values shown in this column are based on the 20-day average closing price of the Company’s stock ending on December 31, 2015, $4.2575 per share, in accordance with the 2013, 2014 and 2015 PSU award agreements.

(f)

Includes 335,949 shares of restricted stock granted June 17, 2013; 72,168 shares of restricted stock units granted January 10, 2014; and 146,299 shares of restricted stock units granted January 10, 2015.

(g)

Includes 28,079 shares of restricted stock granted January 3, 2012; 26,782 shares of restricted stock units granted January 29, 2013; 17,010 shares of restricted stock units granted January 10, 2014; and 40,828 shares of restricted stock units granted January 10, 2015.

(h)	Includes 8,151 shares of restricted stock granted January 29, 2013; 20,620 shares of restricted stock granted January 10, 2014; and 34,023 shares of restricted stock granted January 10, 2015.

(i)	Includes 138,483 shares of restricted stock granted August 26, 2013; 17,182 shares of restricted stock granted January 10, 2014; and 34,023 shares of restricted stock granted January 10, 2015.

(j)	Includes 138,483 shares of restricted stock granted August 26, 2013; 17,182 shares of restricted stock granted January 10, 2014; and 34,023 shares of restricted stock granted on January 10, 2015.

EXECUTIVE COMPENSATION	47

Option Exercises and Stock Vested Table for 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares or Units Acquired on Vesting(#)(a)	Value Realized on Vesting($)(b)

Robert D. (“Doug”) Lawler	—	—	220,208	1,775,711
Domenic J. (“Nick”) Dell’Osso, Jr.	—	—	162,615	1,998,832
James R. Webb	—	—	52,704	491,765
M. Christopher Doyle	—	—	38,943	298,941
M. Jason Pigott	—	—	38,943	298,941
(a)

Represents restricted stock, 2013 PSUs and 2014 PSUs. The 2013 and 2014 PSUs have a three-year performance period and vest one-third per year over three years. The PSUs acquired above are reflected at target and vested on January 29, 2015 and January 10, 2015, respectively. For details regarding PSUs, see “Compensation Discussion and Analysis—2015 Named Executive Officer Compensation—2015 Named Executive Officer Compensation Elements—Long-Term Incentive Compensation” on page 38.

(b)

The values realized upon vesting for restricted stock are based on the closing price of the Company’s common stock on the vesting dates. The values realized upon vesting for one-third of the 2013 and 2014 PSUs are based on the 20-day average closing price of the Company’s stock ending on December 31, 2015, $4.2575 per share, multiplied by the target number of 2013 and 2014 PSUs that vested during the year.

48	CHESAPEAKE ENERGY CORPORATION

Nonqualified Deferred Compensation Table for 2015

Name	Executive Contributions in Last Fiscal Year($)(a)	Registrant Contributions in Last Fiscal Year($)(b)	Aggregate Earnings (Losses) in Last Fiscal Year($)(c)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year- End($)(d)

Robert D. (“Doug”) Lawler	592,363	592,363	(469,063)	—	1,036,219
Domenic J. (“Nick”) Dell’Osso, Jr.	292,178	292,178	(777,821)	(342,327)	844,605
James R. Webb	242,478	242,478	(182,640)	—	391,824
M. Christopher Doyle	225,309	225,309	(183,664)	—	395,170
M. Jason Pigott	221,314	221,314	(176,605)	—	383,063
(a)	Executive contributions are included as compensation in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(b)	Company matching contributions are included as compensation in the All Other Compensation column of the Summary Compensation Table.

(c)

The aggregate earnings from investments in the Company’s nonqualified deferred compensation plan are not included as compensation in the Summary Compensation Table because the nonqualified deferred compensation plan does not provide for “above market or preferential earnings,” as specified in Item 402(c)(2)(viii) of Regulation S-K.

(d)

The aggregate balances shown in this column include the following amount that was reported in previous years as compensation: Mr. Lawler $340,000; Mr. Dell’Osso $1,769,198; Mr. Webb $96,922; Mr. Doyle $137,388; and Mr. Pigott $126,000.

The Company maintains the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan, or the DCP, a nonqualified deferred compensation plan. In 2015, we matched employee-participant contributions to the DCP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee-participant’s base salary and bonus in the aggregate for the 401(k) Plan and the DCP. Each quarterly matching contribution to the DCP vests at the rate of 25% per year over four years from the date of each contribution. Unvested matching contributions in our common stock are eligible to receive dividend equivalents.

Participant contributions to the DCP are held in a “Rabbi trust.” Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under the DCP. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2015, the benchmark investments and their respective notional annual rates of return for the DCP were the following:

Benchmark Investment	2015 Rate of Return(%)

Target Date – Income Manager Universe Median	(1.34)
Target Date – 2010-2015 Manager Universe Median	(1.28)
Target Date – 2020-2025 Manager Universe Median	(1.50)
Target Date – 2030-2035 Manager Universe Median	(1.63)
Target Date – 2040-later Manager Universe Median	(1.61)
3 Month T-Bill Index	0.05
Barclays Spliced U.S. Aggregate Float Adjusted Index	0.44
Barclays U.S. Aggregate Bond Index	0.55
60% MSCI World Index/40% Barclays Aggregate Bond Index	(0.07)
S&P 500 Index	1.38
Vanguard Spliced Small/Mid S&P Index	(3.35)
Russell 2500 Index	(2.90)
MSCI All Country World Index	(2.36)
MSCI All Country World ex-U.S. Index	(5.66)

Employees participating in the DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 20 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 or with less than 10 years of service to the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that

EXECUTIVE COMPENSATION	49

payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the DCP upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the DCP, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s retirement, death or disability. Under each named executive officer’s employment agreement, his or her unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause or upon his or her death or disability. At age 55 with at least 10 years of service with the Company, all currently unvested and future matching contributions are deemed 100% vested. All unvested Company matching contributions become fully vested upon a change of control. Employees who are considered “key employees” for purposes of Section 409A of the Code must wait six months after retirement/termination before distributions may begin.

Any assets placed in trust by the Company to fund future obligations of the DCP are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the DCP.

Post-Employment Compensation

As described further below, our named executive officers will receive specified payments in the event of a termination without cause or resignation for good reason, change of control, or retirement. As of January 1, 2013, we no longer provide cash payments in the case of change of control (without accompanying termination), disability or death. The termination arrangements with respect to our named executive officers are contained in their respective employment agreements and our long-term incentive and deferred compensation plans.

Termination without Cause or for Good Reason

The Company may terminate its employment agreements with its named executive officers at any time without cause or the executive may terminate his agreement for good reason; however, upon such termination the named executive officers are entitled to continue to receive the following pursuant to their employment agreements and the terms of our equity compensation and nonqualified deferred compensation plans:

Robert D. (“Doug”) Lawler

If Mr. Lawler is terminated without cause or terminates his employment for good reason outside of a change of control period, he will receive (i) a lump sum payment equal to 1.75 times his base salary and annual bonus; (ii) pro rata vesting of all unvested equity-based compensation awarded other than Equity Makeup Restricted Stock and Pension Makeup Restricted Stock (provided PSUs will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement); (iii) immediate vesting of all unvested shares of Equity Makeup Restricted Stock; (iv) immediate vesting of a number of shares of Pension Makeup Restricted Stock determined in accordance with the formula set forth in his employment agreement; (v) immediate vesting of any unvested Company matching contributions under the deferred compensation plan; and (vi) payment of accrued but unused paid time off.

For purposes of Mr. Lawler’s agreement, “cause” is defined in relevant part as (i) willful and continued failure to perform his duties following written demand; (ii) willfully engaging in illegal conduct or gross misconduct that is injurious to the Company; or (iii) a material breach of any of the representations in his employment agreement. Mr. Lawler’s resignation for “good reason” is defined as (i) the elimination of his position or a material reduction in duties, title or authority, including the reassignment to a position other than CEO or a reduction in duties materially inconsistent with a CEO; (ii) the failure to be nominated for re-election to the Board; (iii) a 5% reduction in base salary or target or maximum annual bonus opportunity; (iv) the Company’s material breach of his employment agreement or any other agreement with Mr. Lawler; or (v) the requirement to relocate more than 50 miles from the Company’s principal executive office.

Other Named Executive Officers

The employment agreements of our named executive officers, other than the CEO, upon termination by the Company without cause, or the executive’s resignation for good reason, provide for (i) a lump sum severance payment equal to one times base salary plus annual bonus compensation; (ii) immediate vesting of all unvested equity-based compensation awarded prior to January 1, 2013 and unvested Company matching contributions under the deferred compensation plans, (iii) pro rata vesting of equity-based compensation awarded following January 1, 2013, except that the Equity Makeup Restricted Stock Units granted to Messrs. Doyle and Pigott shall become immediately vested; and (iv) payment of accrued but unused paid time off. In each case, the PSUs subject to such immediate or pro rata vesting will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

For purposes of the agreements of the other named executive officers, “cause” is defined in relevant part as: (i) willful and continued failure of the executive to perform his duties following written demand; (ii) the executive’s willfully engaging in illegal conduct or gross misconduct that is injurious to the Company; or (iii) a material breach of any of the representations in the employment agreement. Resignation for “good reason” is defined as (i) the elimination of the executive’s position or a material reduction in duties and/or reassignment to a position of less authority; or (ii) a material reduction in the executive’s base salary.

For all named executive officers, the annual bonus compensation applicable to the severance payment is the average of the annual bonus payments the executive received during the immediately preceding three calendar years unless the executive has been employed by the Company or held the position stated in the agreement for less than 15 months prior to the date of termination, in which case the annual bonus is the greater of the executive’s target bonus for the year in which the date of termination occurs or the average annual bonus payments the executive has received during the immediately preceding three calendar years.

The Compensation Committee believes these payments are appropriate given the risk and responsibility the executives have assumed.

50	CHESAPEAKE ENERGY CORPORATION

Change of Control

Pursuant to their respective employment agreements, upon a change of control, each current named executive officer is entitled to the following:

Robert D. (“Doug”) Lawler

If Mr. Lawler is terminated without cause or terminates employment for good reason during a 24-month period commencing on the effective date of a change of control, he will receive (i) a lump sum payment equal to 2.75 times his base salary and annual bonus; (ii) immediate vesting of all unvested equity-based compensation, including any unvested shares of Equity Makeup Restricted Stock and Pension Makeup Restricted Stock (and unvested PSUs shall be deemed to have achieved a level of performance that is the greater of target or actual performance on the date of the change of control); (iii) if such termination occurs following the fourth anniversary of the effective date and prior to the fifth anniversary of the effective date of his employment agreement, a cash payment of $5,000,000 in respect of the second Pension Makeup Restricted Stock that will become issuable in June 2018 if Mr. Lawler remains continuously employed with the Company through the fifth anniversary of his hiring date; (iv) immediate vesting of unvested Company matching contributions under the deferred compensation plan; and (v) payment of accrued but unused paid time off.

Other Named Executive Officers

The employment agreements of our named executive officers, other than the CEO, upon the termination by the Company without cause or for resignation for good reason during a 24-month period commencing on the effective date of a change of control, provide for (i) a lump sum payment of two times the sum of base salary and annual bonus, calculated in the manner provided above for termination without cause; (ii) all unvested equity-based compensation and unvested Company matching contributions under the deferred compensation plan will immediately vest, and unvested PSUs shall be deemed to have achieved a level of performance that is the greater of target or actual performance on the date of the change of control; and (iii) payment of accrued but unused paid time off.

In addition to the definitions provided above for “cause” and “good reason,” during a change of control period, a requirement that the executive relocate outside of a fifty mile radius from his or her principal base of operation also constitutes “good reason.”

A Change of Control is defined as:

(1)

a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists, or other than an acquisition by the Company or a Company employee benefit plan or any redemption, share acquisition or other purchase directly or indirectly by the Company;

(2)

during any period of not more than 24 months, the members of the Incumbent Board no longer constitute the majority of the Board (the directors as of the beginning of the period and directors later nominated or elected by a majority of such directors are referred to as the Incumbent Board);

(3)

the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) all or substantially all of the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions; (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination; and (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; or

(4)	the approval by the shareholders of a complete liquidation or dissolution of the Company.

We recognize that the other named executive officers may not be retained by a successor in the event of a change of control. Therefore, we provide such officers these severance payments to motivate the named executive officers to continue to work for the Company, even if they perceive that a change of control is imminent. We believe this protection helps prevent the potential loss of key personnel at a time when retaining such employees could have a critical impact on the successful execution of a change of control transaction for the benefit of the shareholders.

Retirement

Robert D. (“Doug”) Lawler

If Mr. Lawler retires after the attainment of age 55, he will be eligible for (i) continued post-retirement vesting of all unvested equity-based compensation (other than the Equity Makeup Restricted Stock and the Pension Makeup Restricted Stock) which remain unvested at the time of retirement (provided PSUs will only be payable subject to the attainment of the performance measures for the applicable performance period); and (ii) immediate vesting of unvested Company matching contributions under the deferred compensation plan, in addition to any other benefits to which he may be entitled pursuant to his employment agreement. Actual amounts vested will be in accordance with a retirement matrix which applies a percentage based on age and years of service.

Other Named Executive Officers

Upon retirement after the attainment of age 55, each current named executive officer, other than the CEO, will be eligible for (i) accelerated vesting of all unvested equity-based compensation granted prior to January 1, 2013 and continued post-retirement vesting of the unvested awards granted after January 1, 2013, provided that PSUs shall only be payable subject to the attainment of the performance measures for the applicable performance period; and (ii) immediate vesting of unvested Company matching contributions under the deferred compensation plan. Named executive officers who are terminated without cause after the age of 55 will be eligible for such continued vesting in addition to termination without cause benefits described above. Actual amounts vested will be in accordance with a retirement matrix which applies a percentage based on age and years of service.

The Compensation Committee believes continued vesting more closely aligns departing named executive officers with the long-term interests of the Company and its shareholders.

EXECUTIVE COMPENSATION	51

Death or Disability

Pursuant to their respective employment agreements, if a named executive officer becomes disabled, as determined by the Company’s Board, and is unable to perform the duties set out in his employment agreement for a period of twelve consecutive weeks (four consecutive months for Mr. Lawler), the Board can terminate his services. If such a termination occurs, the named executive officers are entitled to receive the following:

Robert D. (“Doug”) Lawler

If Mr. Lawler’s employment is terminated due to death or disability, Mr. Lawler, or his estate, will receive (i) immediate vesting of all unvested awards granted to Mr. Lawler under the equity compensation plans, including the Equity Makeup Restricted Stock and the Pension Makeup Restricted Stock (provided PSUs will only be payable subject to the attainment of the performance measures for the applicable performance period); (ii) immediate vesting of unvested Company matching contributions under the deferred compensation plan; and (iii) payment of accrued but unused paid time off.

Other Named Executive Officers

Upon termination as a result of death or disability, each current named executive officer, other than the CEO, or such executive’s estate, shall receive (i) accelerated vesting of all unvested long-term incentive compensation, including the Equity Makeup Restricted Stock Units granted to Messrs. Doyle and Pigott (provided PSUs will only be payable subject to the attainment of the performance measures for the applicable performance period); (ii) immediate vesting of unvested Company matching contributions under the deferred compensation plan; and (iii) payment of accrued but unused paid time off.

Payment Conditions

The right to severance compensation is subject to the named executive officer’s execution of a severance agreement which operates as a release of all legally waivable claims against the Company. The named executive officers’ employment agreements also provide for a one-year non-competition period after termination of employment and a one-year non-solicitation period with respect to employees, contractors, customers, vendors and subcontractors.

52	CHESAPEAKE ENERGY CORPORATION

Termination and Change of Control Tables

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2015.

	Termination without Cause/Good Reason Termination($)(a)		Change of Control($)(b)	Termination by Executive/ Retirement($)(c)	Death or Disability of Executive($)(d)
Robert D. (“Doug”) Lawler
Cash Severance	6,376,349		10,019,977	—	—
AIP Award	—		2,691,000	—	2,691,000
PSU Awards(e)	1,084,032		2,120,099	—	2,120,099
Restricted Stock Awards	1,258,456	(f)	2,494,872	—	2,494,872
Stock Option Awards(g)	—		—	—	—
Deferred Comp Plan Matching	171,413		171,413	—	171,413
Accrued Paid Time Off	177,500		177,500	—	177,500
TOTAL	9,067,750		17,674,861	—	7,654,884
Domenic J. (“Nick”) Dell’Osso, Jr.
Cash Severance	2,061,115		4,122,230	—	—
AIP Award	—		1,250,625	—	1,250,625
PSU Awards(e)	402,991		686,386	—	686,386
Restricted Stock Awards	353,578		507,146	—	507,146
Stock Option Awards(g)	—	(h)	—	—	—
Deferred Comp Plan Matching	76,220		76,220	—	76,220
Accrued Paid Time Off	69,014		69,014	—	69,014
TOTAL	2,962,918		6,711,621	—	2,589,391
James R. Webb
Cash Severance	1,647,125		3,294,250	—	—
AIP Award	—		1,078,125	—	1,078,125
PSU Awards(e)	262,562		513,463	—	513,463
Restricted Stock Awards	146,357		282,573	—	282,573
Stock Option Awards(g)	—	(h)	—	—	—
Deferred Comp Plan Matching	48,667		48,667	—	48,667
Accrued Paid Time Off	100,096		100,096	—	100,096
TOTAL	2,204,807		5,317,174	—	2,022,924
M. Christopher Doyle†
Cash Severance	1,445,000		2,890,000	—	—
AIP Award	—		1,035,000	—	1,035,000
PSU Awards(e)	217,866		458,861	—	458,861
Restricted Stock Awards	718,075	(f)	853,596	—	853,596
Stock Option Awards(g)	—	(h)	—	—	—
Deferred Comp Plan Matching	68,489		68,489	—	68,489
Accrued Paid Time Off	72,404		72,404	—	72,404
TOTAL	2,521,834		5,378,350	—	2,488,350

EXECUTIVE COMPENSATION	53

	Termination without Cause/Good Reason Termination($)(a)		Change of Control($)(b)	Termination by Executive/ Retirement($)(c)	Death or Disability of Executive($)(d)
M. Jason Pigott
Cash Severance	1,338,958		2,677,916	—	—
AIP Award	—		991,875	—	991,875
PSU Awards(e)	217,866		458,861	—	458,861
Restricted Stock Awards	718,075	(f)	853,596	—	853,596
Stock Option Awards(g)	—		—	—	—
Deferred Comp Plan Matching	66,254		66,254	—	66,254
Accrued Paid Time Off	53,630		53,630	—	53,630
TOTAL	2,394,783		5,102,132	—	2,424,216

†	Mr. Doyle resigned his position as Executive Vice President, Operations—Northern Division on April 6, 2016 and will not receive any additional compensation as a result of his resignation.

(a)

Includes: (i) 1 times (1.75 times in the case of Mr. Lawler) the sum of base salary and annual bonus; (ii) accelerated vesting of unvested equity awards granted prior to January 1, 2013; (iii) pro rata vesting of unvested equity awards granted after January 1, 2013; (iv) acceleration of unvested supplemental matching contributions under the DCP; and (v) any accrued but unused paid time off.

(b)

Assumes change of control followed by termination of executive without cause or good reason termination. Includes 2 times (2.75 times in the case of Mr. Lawler) the sum of base salary and annual bonus, amounts payable under the Annual Incentive Plan, accelerated vesting of unvested equity awards, acceleration of unvested supplemental matching contributions under the DCP and any accrued but unused paid time off.

(c)

Includes: (i) accelerated vesting of unvested equity awards granted prior to January 1, 2013; (ii) continued vesting of unvested equity awards granted after January 1, 2013; and (iii) acceleration of unvested supplemental matching contributions under the DCP in accordance with retirement matrix in employment agreement if over age 55.

(d)	Includes: (i) accelerated vesting of unvested equity awards; (ii) acceleration of unvested supplemental matching contributions under the DCP; and (iii) accrued but unused paid time off.

(e)

Includes 2013, 2014 and 2015 PSU awards for all named executive officers. The unvested 2013 PSUs, 2014 and 2015 PSUs are shown at target. All PSU values are based on the 20-day average closing price of the Company’s stock ending on December 31, 2015, $4.2575 per share, in accordance with the 2013, 2014 and 2015 PSU award agreements. PSUs are not paid out until the end of the applicable performance period and the values realized at the end of the performance period may differ from the values shown.

(f)	Includes: makeup restricted stock and restricted stock unit awards in the case of Messrs. Lawler, Doyle and Pigott for which vesting would be accelerated in full.

(g)

Value of accelerated stock option awards represents the excess, if any, of the closing price of the Company’s common stock on December 31, 2015, $4.50 per share, over the exercise prices of such stock options. As of December 31, 2015, there is no value because the exercise prices exceeded the closing stock price.

(h)	Includes retention stock options granted January 29, 2013 for which vesting would be accelerated in full.

In addition to the amounts shown above, the named executive officers would have been entitled to receive the distributions reflected in the Aggregate Balance at Last Fiscal Year-End column of the Nonqualified Deferred Compensation Table for 2015 (payments of which may be deferred to satisfy the provisions of Section 409A of the Internal Revenue Code or made over time pursuant to individual elections).

54	CHESAPEAKE ENERGY CORPORATION

Proposal 4:	Advisory Vote to Approve Named
Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. In June 2011, we disclosed that advisory votes on executive compensation will be submitted to shareholders on an annual basis until the next advisory vote on the frequency of shareholder votes on executive compensation, which, in accordance with applicable law, will occur no later than the Company’s annual meeting of shareholders in 2017.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure provided in this Proxy Statement.

Even though this vote is advisory and not binding on the Company or the Board in any way, we value the opinions of our shareholders expressed through your vote on this item. Accordingly, the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees and non-employee directors. The table does not include the additional shares issuable under the proposed amendment to the 2014 LTIP, which is subject to shareholder approval at the Annual Meeting.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)(#)

Equity compensation plans approved by shareholders	13,989,835	(a)	19.37	35,350,862(b)
Equity compensation plans not approved by shareholders	—		—	—
Total	13,989,835		19.37	35,350,862

(a)	Consists of: (i) options to purchase 5,377,217 shares of common stock with a weighted-average exercise price of $19.37 per share; and (ii) 8,612,618 shares of unvested restricted stock units.

(b)

The 2014 LTIP uses a fungible share pool under which (i) each share issued pursuant to a stock option or stock appreciation right (SAR) reduces the number of shares available under the 2014 LTIP by 1.0 share; and (ii) each share issued pursuant to awards other than options and SARs reduces the number of shares available by 2.12 shares. In addition, the 2014 LTIP prohibits the reuse of shares withheld or delivered to satisfy the exercise price of, or to satisfy tax withholding requirements for, an option or SAR. The 2014 LTIP also prohibits “net share counting” upon the exercise of options or SARs.

EXECUTIVE COMPENSATION	55

AUDIT MATTERS

Audit Committee Report

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other services for the Company. The independent auditor reports directly to the Audit Committee.

Pursuant to its charter, the Audit Committee is also charged with the oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function, independent auditor and Chief Compliance Officer.

Management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, maintaining and evaluating the Company’s internal control over financial reporting and other control systems. The independent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the Company’s internal control over financial reporting, and expressing an opinion with respect to each.

In connection with fulfilling its responsibilities under its charter, the Audit Committee met with management and PricewaterhouseCoopers LLP, or PwC, throughout the year, and met with PwC at each quarterly meeting without the presence of management. The Audit Committee also reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2015. The Committee discussed with PwC the matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board, or the PCAOB, and reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Committee the written disclosures and letter concerning independence required by the PCAOB.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee:

Thomas L. Ryan, Chairman

John J. Lipinski

Kimberly K. Querrey

56	CHESAPEAKE ENERGY CORPORATION

Proposal 5:	Ratification of Appointment of Independent
Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. PwC, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the Annual Meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of the appointment of PwC is not required by our Bylaws or other organizational documents, but we are submitting the appointment to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the appointment of PwC as the Company’s independent public accounting firm for 2016, it is anticipated that PwC will not be replaced in 2016. The Audit Committee will, however, consider whether to engage another independent registered public accounting firm for 2016. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at any time during the year.

Aggregate fees for professional services rendered for the Company by PwC in 2015 and 2014 were:

	2015	2014
Audit(a)	$5,281,326	$6,485,998
Audit-related(b)	743,058	482,818
Tax(c)	423,018	274,407
All other fees	—	—
TOTAL	$6,447,402	$7,243,223

(a)

Fees were for audits and interim reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2015, $4,987,826 related to the annual audit and interim reviews, $71,000 related to services provided in connection with our issuance of securities, and $222,500 related to the audit of subsidiaries of the Company. In 2014, $5,804,998 related to the annual audit and interim reviews, $210,000 related to services provided in connection with our issuance of securities, and $471,000 related to the audit of subsidiaries of the Company.

(b)	These amounts related to the audits of employee benefit plans and other audit-related items.

(c)	These amounts related to professional services rendered for preparation of annual K-1 statements for Chesapeake Granite Wash Trust unitholders and tax consulting services.

The Audit Committee pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

AUDIT MATTERS	57

SHAREHOLDER PROPOSALS

Shareholder Proposals for the Meeting

The shareholders identified below have submitted the proposals to be voted upon at the meeting. We have set forth a response that the Board believes addresses the core of each proposal and states the reasons for its recommendations. Other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them.

Proposal 6:	Shareholder Proposal Relating to Policy on
Using Proved Reserves Metrics to Determine Executive Compensation

The Nathan Cummings Foundation, located at 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial owner of 982 shares of the Company’s common stock as of November 9, 2016, has notified the Company that it intends to submit the proposal set forth below at the meeting.

Resolution

RESOLVED, that shareholders of Chesapeake Energy Corporation (“Chesapeake”) urge the Compensation Committee to adopt a policy that it will not use “proved reserves organically added,” “proved reserves growth,” or any other metric based on reserves to determine the amount of any senior executive’s incentive compensation.

Supporting Statement

As long-term shareholders, we believe that incentive compensation metrics should promote the creation of sustainable value. The recent commitments from the U.S. and China to accelerated emissions reductions underscore the challenges faced by the oil and gas industry as the need to limit climate change becomes more urgent.

Awareness of these challenges has prompted some investors and their intermediaries to incorporate into their investment analysis scenarios in which regulatory change has significantly reduced demand for oil. For example, Standard and Poor’s used a “stress scenario” of $65 per barrel oil by 2017 to evaluate oil companies’ creditworthiness if prices decline. (“What a Carbon-Constrained Future Could Mean for Oil Companies’ Creditworthiness,” Standard & Poor’s Ratings Services, March 1, 2013) More recently, a Wood Mackenzie analysis estimated that $1.5 trillion of uncommitted spend on new conventional projects and North American unconventional oil is uneconomic at $50 a barrel. (“Upstream Cost Cuts Must Go Deeper to Save Projects,” Wood Mackenzie, September 21, 2015) Long-term forecasts from Goldman Sachs project $50 a barrel crude, with prices possibly depressed until 2030. (“Goldman sees 15 Years of Weak Crude as $20 U.S. [sic] Oil Looms,” Bloomberg, September 17, 2015)

Chesapeake recognizes that recent volatility in oil and gas prices has heightened the importance of evaluating the break-even costs of producing oil and gas rather than simply amassing additional reserves and resources without reference to cost.1 Chesapeake has also explicitly embraced the imperative to shift its strategy towards capital efficiency.2 Nonetheless, Chesapeake continues to tie both the annual incentive and long-term incentive performance shares programs to proved reserves growth as one of the metrics to determine senior executive incentive pay without any reference to the economic viability of those reserves at varying cost and price levels.3

We are concerned that basing senior executive incentive compensation on reserves growth may encourage the addition of reserves that are so costly to produce that projects may be cancelled or impairments taken if prices fall. For example, Chesapeake reported impairments of $5 billion in the 1st quarter of 2015 and an additional impairment of $5 billion in the 2nd quarter of 2015. (“Update 1 – Chesapeake Energy posts loss on $5bln impairment charge,” Reuters, August 5, 2015)

Accordingly, we believe that severing the link between reserves growth and executive compensation would better reflect increasing uncertainty over climate regulation and future oil and gas demand and would more closely align senior executives’ and long-term shareholders’ interests.

[1]	http://www.chk.com/Documents/investors/20150908_Latest_IR_Presentation.pdf.
[2]	http://www.chk.com/investors/annual-report/letter-to-shareholders.
[3]	http://www.chk.com/investors/sec-filings.

58	CHESAPEAKE ENERGY CORPORATION

Board of Directors Statement in Opposition to Proposal 6

The Board recommends a vote AGAINST this proposal for the following reasons:

The Company is currently the second-largest producer of natural gas and the 14th largest producer of oil and natural gas liquids (NGL) in the United States. With a large and geographically diverse resource base of onshore U.S. unconventional natural gas and liquid assets, the Company is focused on improving the value of its significant positions in a responsible and efficient manner that seeks to maximize shareholder returns. The Company’s future success depends largely upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Unless the Company replaces the reserves it produces through successful development, exploration or acquisition activities, its proved reserves and production will decline over time.

Chesapeake’s compensation programs, which are designed, in part, by analysis of peer company programs, reward executives for performance and align compensation with the Company’s performance and the long-term interests of its shareholders. As a result, the Company’s executive compensation program has a meaningful portion of pay tied to business performance. One element of the Company’s executive compensation program is a performance-based annual incentive award, which motivates executive officers and employees to achieve the Company’s short-term business objectives that drive long-term performance, while providing flexibility to respond to opportunities and changing market conditions. Performance goals are established by the Compensation Committee (the Committee) annually based on financial, operational, environmental, health and safety or other factors the Committee believes would positively impact shareholder value during the year. These performance goals are used to determine a weighted payout factor to be applied to each executive’s target annual incentive award opportunity. The Committee believes the following performance goals for the Company’s short-term annual incentive program appropriately reflect the financial, operational and environmental, health and safety factors that positively impact shareholder value for 2015: (1) adjusted EBITDA per boe; (2) capital expenditures, which incentivize lower levels of expenditures; (3) production growth; (4) proved reserves organically added (mmboe); (5) total recordable incident rate (expressed as a percentage reduction); and (6) reportable spills (expressed as a percentage reduction).

The Committee believes that the use of proved reserves organically added (“Proved Reserves”), or other factors based on reserves, is critical to the Company’s long-term growth strategy and ultimately the creation of shareholder value. As Chesapeake continues to produce from its existing resource base, the Company’s proved reserves will decline over time. The Company’s future oil and natural gas reserves and production, and therefore the Company’s cash flow and results of operations, are highly dependent on economically finding or acquiring additional recoverable reserves. As a performance goal, Proved Reserves promotes the growth of proved reserves necessary to sustain the Company’s long-term growth strategy. The performance target set for the Proved Reserves performance goal is drawn from the Company’s forecast, developed in consultation with the Board and the Company’s independent compensation consultant, and is the subject of considerable discussion.

Performance targets are adjusted based on the Company’s operating budget to incentivize financially responsible spending, promote efficient drilling activity and discourage the addition of reserves that may be too costly to produce. Other performance goals, particularly the metrics for adjusted EBITDA per boe and capital expenditures, incentivize the Company’s executives to seek responsible growth in reserves with due consideration of cost factors, not amassing reserves without reference to cost or economic viability. The Committee relies on the Company’s adherence to regulations and internal policies that govern the determination of proved reserves. Such reliance allows the Committee to make informed decisions and appropriately adjust compensation positively or negatively to reflect performance.

As described above, the Company’s short-term annual incentive plan uses six different performance goals, including Proved Reserves. Each performance goal is weighted as determined by the Committee and aggregated to determine a weighted average payout factor. This payout factor is then used as a component to determine the actual annual incentive award for each executive. The performance-based annual incentive award is one of seven separate elements of the Company’s executive compensation program. While other elements of the executive compensation program are tied to performance of the Company, performance by the individual executive and other business objectives, the Proved Reserves metric is used only for the Company’s annual incentive award. There are no metrics based on reserves that are factored into the other elements of the executive compensation program.

To cease using Proved Reserves as a performance goal would be in direct conflict with the Company’s philosophy of aligning executive compensation with shareholder interests and inconsistent with the compensation practices of its peers, with whom Chesapeake competes for executive talent. Additionally, the Proved Reserves metric is used as one of several performance goals for one particular element of the Company’s entire executive compensation plan. Other awards and incentives available to executives under the compensation plan promote other financial, operational, environmental, health and safety factors that complement the performance goal metrics. A deviation from the current metrics used to determine executive compensation, including the use of Proved Reserves as a performance goal for annual incentive awards, would also undermine the sentiment of the Company’s shareholders, who approved the use of these metrics as part of the Company’s overall compensation plan by more than 85% of the shareholders voting “for” or “against” its executive compensation plan in its 2015 “say-on-pay” vote.

The Committee is confident that the Company’s use of performance-based incentive awards as an element of the executive compensation program is appropriate and well aligned with its long-term strategy of maximizing liquidity, improving margins and improving the value of its significant positions in premier U.S. onshore resource plays. The Board does not believe that adopting a policy that does not use Proved Reserves, or any other metric based on reserves, to determine the amount of senior executive incentive compensation as described in this proposal is either necessary or in the best interests of the Company.

The Board of Directors recommends a vote “AGAINST” Proposal 6.

SHAREHOLDER PROPOSALS	59

Proposal 7:	Shareholder Proposal Relating to Lobbying
Activities and Expenditures Report

The Connecticut Retirement Plans and Trust Funds, located at 55 Elm Street, Hartford, Connecticut 06106-1773, a beneficial owner of 97,800 shares of the Company’s common stock as of December 8, 2016, has notified the Company that it intends to submit the proposal set forth below at the meeting.

Resolution

WHEREAS, we believe full disclosure of Chesapeake’s direct and indirect lobbying activities and expenditures is required to assess whether Chesapeake’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

RESOLVED, the shareholders of Chesapeake Energy Corporation (“Chesapeake”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Chesapeake used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Chesapeake’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation, and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Chesapeake is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state, and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Chesapeake’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Chesapeake spent $3.54 million in 2013 and 2014 on direct federal lobbying activities (opensecrets.org). This figure does not include lobbying expenditures in states, where Chesapeake also lobbies but disclosure requirements are uneven or absent. For example, Chesapeake had seven contracts with lobbyists worth a total of from $300,000 to $560,000 (Texas Ethics Commission) in Texas for 2013-2014, and Chesapeake’s lobbying in Pennsylvania has attracted media attention (“How the Shale Gas Industry Helped Defeat Gov. Tom Corbett,” Digital Journal, January 15, 2015).

Chesapeake lists memberships in America’s Natural Gas Alliance and the American Petroleum Institute, which together spent over $21 million on lobbying for 2013 and 2014. However, Chesapeake does not comprehensively disclose its memberships in trade associations and does not disclose the portions of its contributions used for lobbying. For example, Chesapeake also serves on the boards of the Louisiana Oil & Gas Association, the Marcellus Shale Coalition and the Texas Oil & Gas Association, but does not disclose those memberships. Nor does Chesapeake disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as sponsoring the American Legislative Exchange Council (ALEC). At least 100 companies have publicly left ALEC, including 3M, ConocoPhillips, Entergy, Occidental Petroleum, PG&E, Shell, and Xcel Energy.

Transparent reporting would reveal whether company assets are being used for objectives contrary to Chesapeake’s long-term interests.

Board of Directors Statement in Opposition to Proposal 7

The Board recommends a vote AGAINST this proposal because the Board believes that the requested report is an unnecessary and unproductive use of the Company’s and ultimately the shareholders’ resources. Chesapeake complies with federal, state and local laws that require disclosure of political contributions and lobbying activities, and the Company’s participation in the political process reflects strict adherence to high ethical standards and Chesapeake’s core values of respect, integrity and trust.

Chesapeake regularly provides its shareholders with useful information about its political policies, procedures and lobbying activities. The Board has approved a policy on corporate political participation and lobbying activities, which is contained in the Company’s Code of Business Conduct available on the Company’s website at www.chk.com and in the Company’s Political Participation Policy. Additionally, as the result of a shareholder proposal received in 2015, Chesapeake began preparing an

60	CHESAPEAKE ENERGY CORPORATION

annual Political Activity Report, which is also available on the Company’s website. The Company’s Political Activity Report discloses:

•	annual political action committee contributions and expenditures and provides links to federal and state government websites where more detailed information can be obtained;

•	that Chesapeake did not make any corporate contributions to candidates, campaign committees or “Super” PACs;

•	annual contributions to trade and chamber associations; and

•	annual federal lobbying expenditures.

The Nominating, Governance and Social Responsibility Committee of the Board is responsible for overseeing the Company’s political spending and lobbying activities. As part of this important oversight responsibility, the Nominating, Governance and Social Responsibility Committee of the Board reviews the purpose and benefit of the Company’s political spending in consultation with the corporate officers responsible for such activities.

The Company operates in an industry that is heavily regulated and deeply affected by the political and legislative process. The Company strongly believes that its long-term value to its shareholders is enhanced by a business environment that protects and supports the oil and gas industry. While Chesapeake’s primary focus in this area is on compliance with state and federal laws governing its activities, rather than on active participation in the political or legislative process, from time to time the Company supports organizations and trade associations that are active in the public policy and political engagement processes as they affect the exploration, production and transportation of oil and natural gas. In so doing, the Company strictly adheres to its policies, referenced above, and to U.S. and state laws and regulations that govern political engagement for U.S. public companies. The Company’s Federal Political Action Committee, which is funded through voluntary contributions by eligible employees, files its reports of receipts and contributions as required by the Federal Election Commission. The Board also believes in making the Company’s political contributions and lobbying expenditures transparent to interested parties, as evidenced by its regular disclosures of this information in the Political Activity Report on the Chesapeake website.

As required by the Lobbying Disclosure Act, the Company files quarterly reports that describe issues lobbied and the amount spent on lobbying activity. These reports are publicly available on the website of the U.S. House of Representatives at http://lobbyingdisclosure.house.gov/ and the U.S. Senate website at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm. All state lobbying disclosure requirements—which vary by jurisdiction—are met, with some states publishing those reports on their respective websites.

Several components of the special report requested within this proposal are already provided in the Company’s public disclosures, including payments for direct federal lobbying and the Company’s policies, procedures, management oversight and decision making related to lobbying activities. Chesapeake has adopted a Political Participation Policy regarding political contributions to candidates and other political entities, as well as lobbying activities, and publishes an annual Political Activity Report on the Company’s website disclosing annual contributions. The Company also files publicly available disclosure reports with the U.S. House of Representatives, the U.S. Senate, the Federal Election Commission, and the ethics/campaign finance agencies operated by the states where its lobbies and/or makes corporate contributions to candidates.

With respect to trade association contributions, the Company’s primary purpose in joining groups such as America’s National Gas Alliance and the American Petroleum Institute is not for political purposes, nor does the Company agree with all positions taken by trade and industry associations on issues. The greater benefits Chesapeake receives from trade and association memberships are the general business, technical and industry standard-setting expertise that these organizations provide, as well as ensuring that the Company has the ability to operate in the best public policy environment.

We note that a similar proposal regarding the Company’s political spending was made last year. At the 2015 annual meeting of shareholders, the political spending proposal received support from only 15% of voted shares. More importantly, Chesapeake began posting an annual Political Activity Report on the Company’s website as a result of a shareholder proposal received in 2015.

The Board is confident that the Company’s political policies, procedures and lobbying activities are aligned with its long-term interests and does not believe that a special report beyond the Company’s current voluntary and mandatory lobbying disclosures is either necessary or an efficient use of Company resources.

The Board of Directors recommends a vote “AGAINST” Proposal 7.

Submitting Shareholder Proposals

At each annual meeting, the Board submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy materials. These proposals must meet the shareholder eligibility and other requirements of the SEC. In order to be included in proxy material for our 2017 annual meeting, a shareholder’s proposal must be received not later than December 9, 2016 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Mr. James R. Webb, Executive Vice President – General Counsel and Corporate Secretary.

Eligible shareholders also may nominate a candidate for election to the Board for inclusion in the Company’s proxy materials in accordance with the “proxy access” provisions of the Bylaws. An eligible shareholder must deliver written notice of the nomination to the Company not less than

120 nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting and otherwise comply with all of the requirements of the Bylaws. The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Assuming that our 2017 annual meeting is held on schedule, we must receive notice of the nomination for inclusion in the Company’s proxy materials no earlier than December 21, 2016 and no later than January 20, 2017.

SHAREHOLDER PROPOSALS	61

Our Bylaws also provide that any shareholder intending to nominate a candidate for election to the Board or proposing any business to be brought before an annual shareholders’ meeting, which nomination or proposal is not submitted for inclusion in the Company’s proxy materials must deliver written notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Bylaws. The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Assuming that our 2017 annual meeting is held on schedule, we must receive notice of your intention to nominate a director or to introduce an item of business at that meeting no earlier than January 20, 2017 and no later than February 19, 2017. The Chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal if such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Exchange Act.

Additional Shareholder Engagement: Community-Focused Initiatives

Chesapeake strives to be a charitable, engaged and responsible partner in the communities where we live and work. We pay close attention to concerns regarding our operations through a variety of active community engagement initiatives. We recognize that despite its over 150 year history in the U.S., oil and natural gas development is still a very new industry in several areas of the country. We understand the importance of educating community members about our activities, maintaining open lines of communication and proactively seeking out opportunities to provide further information about our safe and responsible drilling and completion processes, including the over 60 year old process of hydraulic fracturing. Following discussions with shareholders, we recognize that addressing the community impacts of our operations has become increasingly important to a wider audience of stakeholders, including our shareholders. Consequently, we intend to continue to interact with our shareholders on these issues. We believe this furthers our goal of continuous improvement in all of our operations, including our community engagement strategies and public disclosures.

62	CHESAPEAKE ENERGY CORPORATION

EXHIBIT A

Chesapeake Energy Corporation Non-GAAP Financial Measures

Certain of the financial metrics applicable to the 2015 annual incentive program described under “Executive Compensation—Compensation Discussion and Analysis—2015 Named Executive Officer Compensation—2015 Named Executive Officer Compensation Elements—Performance-Based Annual Incentives” beginning on page 36 are non-GAAP financial measures. We provide reconciliations to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in our quarterly earnings releases and post them on the Company’s website at www.chk.com in the Non-GAAP Financials sub-section of the section entitled “SEC Filings” under “Investors.”

EBITDA represents net income (loss) before income tax expense, interest expense and depreciation, depletion and amortization expense. Adjusted

EBITDA excludes certain items that management believes affect the comparability of operating results, including unrealized gains and losses on natural gas, oil and natural gas liquids derivatives, restructuring and other termination costs, impairments, gains and losses on sales of fixed assets and investments, losses on investments, losses on purchases of debt and extinguishment of other financing, and net income attributable to noncontrolling interests. For 2015, adjusted EBITDA was $2.385 billion and adjusted EBITDA/boe was $9.62. Adjusted EBITDA and adjusted EBITDA/boe, as, disclosed in our quarterly earnings release reporting full year 2015 results, are the same as those used for purposes of the 2015 annual incentive program.

EXHIBIT A	A-1

EXHIBIT B

CHESAPEAKE ENERGY CORPORATION 2014 LONG TERM INCENTIVE PLAN

Adopted by the Board of Directors: April 14, 2014

Approved by the Shareholders: June 13, 2014

Amended and Restated by the Board of Directors: March 3, 2016

[Approved by the Shareholders:             , 2016]

Termination Date: June 12, 2024

1.	PURPOSE

Section 1.1 Purpose. This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a) attracting, retaining and motivating Employees and Non-Employee Directors;

(b) allowing Employees and Non-Employee Directors to acquire a proprietary and vested interest in the growth and performance of the Company;

(c) providing incentives and rewards to Employees and Non-Employee Directors who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d) aligning the financial interests of Employees and Non-Employee Directors with those of the Company’s shareholders.

Section 1.2 Effective Date. The Plan is effective as of June 13, 2014. The Plan is subject to the approval by the holders of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at a meeting called for such purpose. No Awards may be granted under the Plan prior to the receipt of shareholder approval. The authority to issue Awards under the Plan will terminate at 11:59 p.m. Central Time on June 12, 2024 and the remaining terms of the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

2.	DEFINITIONS

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which at least 50% of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Restricted Stock Unit or Other Stock Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Cause” means the occurrence of either of the following:

(i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or

CHESAPEAKE ENERGY CORPORATION	B-1

(ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

Section 2.7 “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.6 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition by the Company; (2) any redemption, share acquisition or other purchase of shares directly or indirectly by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) during any period of not more than 24 months, the individuals who constitute the board of directors (the “Incumbent Board”) of the Company as of the beginning of such 24 month period cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board;

(iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.8 “Change of Control Period” means the 24-month period commencing on the effective date of a Change of Control.

Section 2.9 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.10 “Committee” means the Compensation Committee of the Board (or any successor committee) or any other committee designated by the Board.

Section 2.11 “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.12 “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13 “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14 “Eligible Person” means any Employee or Non-Employee Director.

B-2	EXHIBIT B

Section 2.15 “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18 “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19 “Full Value Award” means an Award other than of Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.

Section 2.20 “Good Reason” during a Change of Control Period shall mean the occurrence of one of the events set forth below:

(i) elimination of the Participant’s job position or material reduction in duties and/or reassignment of the Participant to a new position of materially less authority;

(ii) a reduction in the Participant’s base salary in effect immediately prior to the effective date of a Change of Control; or

(iii) a requirement that the Participant relocate to a location outside of a fifty (50) mile radius of the location of his/her office or principal base of operation immediately prior to the effective date of a Change of Control.

A Participant shall provide the Company written notice within ninety (90) days of an event that constitutes Good Reason, of his/her intent to resign for Good Reason and allows a thirty (30) day period for the Company to cure the Good Reason event. If the Company fails to cure the Good Reason event within the thirty (30) day cure period, the Participant may terminate and it will be deemed to be a termination for Good Reason, provided the termination of employment occurs within one hundred and eighty (180) days after the initial existence of the Good Reason event specified in the notice. The failure of a Participant to exercise his/her right to resign due to one event which qualifies as Good Reason shall not waive his/her rights within ninety (90) days of another, subsequent event that also qualifies as a Good Reason event during the Change of Control Period.

Section 2.21 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.22 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.23 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.24 “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.25 “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.26 “Other Stock Award” means any right granted to a Participant by the Committee under Section 8 of the Plan.

Section 2.27 “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.28 “Performance Award” means any award of Performance Shares granted by the Committee under Section 7 of the Plan.

Section 2.29 “Performance Measures” means the Company’s achievement of target levels of aggregate earnings, earnings per share, share price, net income, operating income, gross revenue, cash flows, reserve additions or replacements, progress toward debt reduction goals, credit rating upgrades, production volume, meeting geographic expansion goals, objectively identified project milestones, market share, expense levels, finding costs, operating costs, overhead or other costs, drilling results, new discoveries, development or use of new technology, acquisitions and divestitures, risk management activities, asset monetization strategies, environmental compliance and safety and accident rates, return on equity, return on invested capital, total or comparative shareholder return, changes in capital structure, a combination of or interrelationship among any of the foregoing, as determined by the Committee.

Section 2.30 “Performance Share” means the Common Stock or a unit having a value equivalent to the value of a share of Common Stock subject to a Performance Award granted under Section 7 of the Plan, which may be delivered or, with respect to a unit, the value of which may be delivered, to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

CHESAPEAKE ENERGY CORPORATION	B-3

Section 2.31 “Plan” means the Chesapeake Energy Corporation 2014 Long Term Incentive Plan.

Section 2.32 “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.33 “Restricted Stock Unit” means the right granted under Section 6 of the Plan to receive shares of Common Stock (or the equivalent value in cash if the Committee so provides) in the future, which is subject to certain restrictions and to risk of forfeiture.

Section 2.34 “SAR” means a Stock Appreciation Right.

Section 2.35 “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.36 “Stock Appreciation Right” means a right, granted under Section 4, to an amount equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.37 “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3.	ADMINISTRATION

Section 3.1 Administration of the Plan; the Committee. The Compensation Committee shall have overall authority to administer the Plan. The Board may designate another committee or committees to administer the Plan with respect to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Hereafter, “Committee” shall mean the Compensation Committee, except when used in reference to Awards granted to Non-Executive Officer Participants, “Committee” shall mean any applicable committee designated by the Board.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee, except as such action pertains to the administration of Awards to Non-Employee Directors.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a) Select the Eligible Persons to participate in the Plan.

(b) Determine the time or times when Awards will be granted.

(c) Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Article 9 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d) Determine whether Awards will be granted singly or in combination.

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f) Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g) Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan. Subject to adjustment as provided in paragraphs (b), (c) and (d) below, the aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan will not exceed 71,600,000 shares, which

B-4	EXHIBIT B

number is the sum of (i) 36,600,000 shares that were originally approved at the Company’s 2014 Annual Meeting of Shareholders and (ii) an additional 35,000,000 shares that were approved at the Company’s 2016 Annual Meeting of Shareholders. Upon shareholder approval of this Plan, no new Awards will be granted under the Company’s Amended and Restated Long-Term Incentive Plan approved by shareholders on June 10, 2005 (the “Prior Plan”). Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan. To the extent that a share of Common Stock is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the shares available under the Plan by 2.12 shares of Common Stock and to the extent a share of Common Stock is issued pursuant to the grant or exercise of an Award that is not a Full Value Award, it shall reduce the shares available under the Plan by one (1) share of Common Stock. No more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a) Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed 1,000,000 shares; the aggregate number of shares of Common Stock pursuant to Restricted Stock, Restricted Stock Unit and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed 1,000,000 shares and the maximum grant to any Employee or Non-Employee Director pursuant to a Performance Award in any calendar year shall not exceed 3,000,000 shares of Common Stock or the value of 3,000,000 shares (at the time of settlement) of Common Stock if settled in cash.

(b) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

(c) If (i) any shares of Common Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after June 13, 2014 any shares of Common Stock subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or an award under the Prior Plan is settled for cash (in whole or in part), the shares of Common Stock subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for grant under the Plan, in accordance with Section 3.3(d) below. In the event that withholding tax liabilities arising from a Full Value Award or, after June 13, 2014, an award other than an option or stock appreciation right under the Prior Plan are satisfied by tendering of shares of Common Stock (either actually or by attestation) or by withholding of shares of Common Stock by the Company, the shares of Common Stock so tendered or withheld shall be added to the shares of Common Stock available for Awards under the Plan in accordance with Section 3.3(d) below. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under Section 3.3: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or after June 13, 2014 an option under the Prior Plan, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, or after June 13, 2014 an option or stock appreciation right under the Prior Plan (ii) shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, or after June 13, 2014 a stock appreciation right under the Prior Plan and (iii) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after June 13, 2014, options granted under the Prior Plan. Shares of Common Stock related to Performance Awards or Other Stock Awards that are payable exclusively in cash as provided in the Award Agreement will not be counted against the aggregate number of shares of Common Stock available for grant under the Plan.

(d) Any shares of Common Stock that again become available for grant pursuant to this Section 3.3 shall be added back as (i) one (1) share of Common Stock for every one (1) share of Common Stock subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) 2.12 shares of Common Stock for every one (1) share of Common Stock subject to a Full Value Award granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

CHESAPEAKE ENERGY CORPORATION	B-5

4.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1 Grant of Options and SARs. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. Each grant of an Option or SAR shall be evidenced by an Award Agreement and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs. Each Option and SAR so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement.

(c) Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock or cash as determined by the Committee.

(d) Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing. Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share higher than the then current Fair Market Value of a share of Common Stock.

5.	RESTRICTED STOCK AWARDS

Section 5.1 Grant of Restricted Stock. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

B-6	EXHIBIT B

Section 5.2 Conditions of Restricted Stock Awards The grant of Restricted Stock shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d) Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock granted to an Employee that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Article 9).

6.	RESTRICTED STOCK UNITS

Section 6.1 Grant of Restricted Stock Units. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock Units to any Eligible Person. Restricted Stock Units shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Restricted Stock Unit Awards The grant of Restricted Stock Units shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Unit Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director of the Company, a Subsidiary, or an Affiliated Entity for the Restriction Period. The Committee shall determine the Restriction Period or Periods that shall apply to each Award. In addition to any time vesting conditions determined by the Committee, Restricted Stock Units may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Unit Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all Restricted Stock Units still subject to forfeiture shall be forfeited by the Participant.

(d) Shareholder Rights. Restricted Stock Units shall not entitle a Participant to any of the rights of a shareholder with respect to the shares. Provided, however, the Committee may grant dividend equivalents with respect to Restricted Stock Units granted hereunder.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock Unit granted to an Employee that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Article 9).

CHESAPEAKE ENERGY CORPORATION	B-7

7.	PERFORMANCE AWARDS

Section 7.1 Grant of Performance Shares. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Conditions of Performance Awards. The grant of Performance Shares shall be subject to the following:

(a) Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b) Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement.

(d) Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

8.	OTHER STOCK AWARDS

Section 8.1 Grant of Other Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.

Section 8.2 Minimum Vesting Condition. Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not fully vest in less than three years from the Date of Grant (subject to the provisions of Article 9).

9.	TREATMENT OF AWARDS UPON CERTAIN EVENTS

Section 9.1 Change of Control.

(a) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Committee, then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable; (ii) restrictions on outstanding Restricted Stock, Restricted Stock Units, Other Stock Awards and Performance Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance as specified by the Committee in the Award Agreement governing such Performance Award.

(b) Awards Assumed or Substituted by Surviving Entity. With respect any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Committee, if during the Change of Control Period a Participant’s employment is terminated without Cause or for Good Reason, (i) the Participant’s outstanding Options

B-8	EXHIBIT B

and SARs shall be fully exercisable and vested; (ii) any restrictions on outstanding Restricted Stock, Restricted Stock Units, Other Stock Awards and Performance Awards held by the Participant shall lapse; and (iii) each outstanding Performance Award held by the Participant shall be deemed to have achieved a level of performance as specified by the Committee in the Award Agreement governing such Performance Award.

(c) Committee Discretion to Accelerate Upon Change of Control. Regardless of whether an event has occurred as described in paragraphs (a) and (b) above, the Committee may, in its sole discretion, determine that upon the occurrence of a Change of Control: (i) all or a portion of the outstanding Options and SARs shall be fully exercisable; (ii) restrictions on all or a portion of the outstanding Restricted Stock, Restricted Stock Units, Other Stock Awards and Performance Awards shall lapse; and (iii) all or a portion of the outstanding Performance Award shall be deemed to have achieved a level of performance as specified by the Committee

Section 9.2 Disability, Death, Retirement or Involuntary Termination. With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements or permit the continued vesting of any Award on the date the Participant ceases to be an Eligible Person due to Disability or death, or, except to the extent that such action would cause an Award intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code to not so qualify, retirement or involuntary termination. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine.

10.	GENERAL

Section 10.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) Shareholder Approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2 Withholding Taxes. Required withholding taxes associated with Restricted Stock, Restricted Stock Units, Performance Shares, Options or Other Stock Awards must be paid in cash unless the Committee permits a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of withholding equal to the amount of required withholding taxes.

Section 10.3 Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.4 Code Section 162(m). To the extent that an Award is intended to qualify as performance-based compensation under Section 162(m) of the Code, any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention.

Section 10.5 Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of the Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Participant under Section 409A. In the event an Award is subject to Section 409A, any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

CHESAPEAKE ENERGY CORPORATION	B-9

Section 10.6 Non-Transferability. Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions.

Section 10.7 Committee Discretion. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.8 Leaves of Absence, Suspensions. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.9 Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.09 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.10 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the listing of such shares on any exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.11 Right to Continued Employment or Board Membership. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee or Non-Employee Director or any other individual any right to be granted an Award.

Section 10.12 Other Compensation Programs. The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.13 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.14 Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.15 Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

B-10	EXHIBIT B

Chesapeake Energy Corporation (NYSE:CHK) discovers and develops onshore unconventional oil, natural gas and natural gas liquids, and is the second-largest producer of natural gas and the 14th largest producer of oil and natural gas liquids in the U.S.
Our focus on financial discipline and profitable and efficient growth from captured resources includes balancing capital expenditures with cash flow from operations, reducing operational risk and complexity, promoting a culture of safety and integrity, and being a great business. With leading positions in top U.S. oil and natural gas plays from South Texas to Pennsylvania, we continue to unlock value in each of our operating areas.
Find out more about our corporate, social and environmental initiatives on www.chk.com, where you will find:
FOCUSED DISCIPLINED DRIVEN
2015 ANNUAL REPORT
Safe. Strong. Focused.
We are Chesapeake.
Chesapeake ENERGY
2014 CORPORATE RESPONSIBILITY REPORT
FOCUSED DEDICATED DRIVEN
INVESTOR PRESENTATION
Chesapeake ENERGY
OUR LATEST INVESTOR PRESENTATION
Fall 2015
Chesapeake ENERGY
The PLAY
FOCUSED & FUELED
OUR STORIES
Every day Chesapeake employees create value that drives our company forward and capitalizes on our strengths — high-quality assets, advanced technical capabilities and ongoing operating efficiencies, to name just a few. We share these topics in the News and Stories section of chk.com/media, where you can also view the latest digital version of The Play.
How to Communicate with the Board
LEAVE A MESSAGE:
Director Access Line
(866) 291-3401
SEND AN EMAIL:
Visit www.chk.com/contact
and complete the form
WRITE TO:
Chesapeake Energy Corporation Board of Directors
c/o James R. Webb, Executive Vice President –
General Counsel and Corporate Secretary
P.O. Box 18496
Oklahoma City, OK 73154

Chesapeake ENERGY
6100 NORTH WESTERN AVENUE
OKLAHOMA CITY, OK 73118
CHK.C O M
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CHESAPEAKE

6100 NORTH WESTERN AVENUE OKLAHOMA CITY, OK 73118

VOTE BY INTERNET - www.proxyvote.com or scan the QR Code above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time on May 19, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time on May 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLAN PARTICIPANTS

If you are a participant in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”), you may vote the Plan shares using the methods mentioned above up until 10:59 P.M. Central Time on May 18, 2016. If you do not vote your proxy, Plan shares credited to this account will be voted in the same proportion as the Plan shares of other participants for which the Trustee has received proper voting instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/chk.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04612-P72823-Z67127                KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHESAPEAKE ENERGY CORPORATION The Board of Directors recommends a vote FOR the election of all director nominees.

1.	Election of Directors	For	Against	Abstain
	1a. Archie W. Dunham	☐	☐	☐	Company Proposals - The Board of Directors recommends a vote FOR Proposals 2-5.		For	Against	Abstain
	1b. Vincent J. Intrieri	☐	☐	☐	2. 3.	To approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock. To approve an amendment to our 2014 Long-Term Incentive Plan.	☐ ☐	☐ ☐	☐ ☐
	1c. Robert D. Lawler 1d. John J. Lipinski	☐ ☐	☐ ☐	☐ ☐
	1e. R. Brad Martin	☐	☐	☐	4.	To approve on an advisory basis our named executive officer compensation.	☐	☐	☐
	1f. Merrill A. “Pete” Miller, Jr.	☐	☐	☐	5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
	1g. Kimberly K. Querrey	☐	☐	☐
	1h. Thomas L. Ryan	☐	☐	☐	Shareholder Proposals - The Board of Directors recommends a vote AGAINST Proposals 6 and 7.
					6.	Policy on using proved reserves metrics to determine incentive compensation.	☐	☐	☐
					7.	Lobbying activities and expenditures report.	☐	☐	☐
					8.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, the signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E04613-P72823-Z67127

PROXY CHESAPEAKE ENERGY CORPORATION Annual Meeting of Shareholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS May 20, 2016 10:00 A.M. Central Time

The undersigned hereby appoints R. Brad Martin, Robert D. Lawler and James R. Webb, or any of them, as proxies with full power of substitution, to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) that the undersigned would be entitled to vote, if personally present, at the Company’s Annual Meeting of Shareholders to be held on Friday, May 20, 2016, at 10:00 a.m., Central Time, and at any adjournment or postponement thereof, as stated on the reverse side, and upon such other matters as may properly come before the meeting, hereby revoking any proxy heretofore given.

If you are a participant in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”), this voting instruction form is sent to you on behalf of Fidelity Management Trust Company, as Trustee of the Plan. Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope.

As a participant in the Plan, you hereby direct Fidelity Management Trust Company, as Trustee, to vote all shares of Common Stock of the Company represented by your proportionate interest in the Plan (the “Plan Shares”) at the Company’s Annual Meeting of Shareholders, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting.

Only the trustee can vote the Plan Shares. You cannot vote the Plan Shares in person at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, 4 AND 5, AGAINST EACH OF THE SHAREHOLDER PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.